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As filed with the Securities and Exchange Commission on June 23, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISANT HOLDING CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3911 (Primary Standard Industrial Classification Code Number)	90-0207875 (I.R.S. Employer Identification No.)

357 Main Street
Armonk, New York 10504
(914) 595-8200
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Marie D. Hlavaty, Esq.
Visant Holding Corp.
357 Main Street
Armonk, New York 10504
(914) 595-8200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

        Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

8 3/4% Senior Notes due 2013	$350,000,000	100%	$350,000,000	$37,450

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act").

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated June 23, 2006.

PROSPECTUS

VISANT HOLDING CORP.

Offer to Exchange $350,000,000 principal amount of its
8 3/4% Senior Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 8 3/4%
Senior Notes due 2013.

        We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of registered notes that are freely tradable.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

  •
  The exchange offer expires at 12:01 a.m., New York City time, on                      , 2006, unless extended. We do not currently intend to extend the expiration date.

  •
  The exchange of outstanding notes for registered notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  The terms of the registered notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the registered notes will be freely tradable.

        All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

        Consider carefully the "Risk Factors" beginning on page 17 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2006

i

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits thereto, at the Commission's Public Reading Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as we who file electronically with the SEC.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and in accordance therewith, will file reports with the SEC. You may inspect and copy these reports and other information at the addresses set forth above. You may request copies of the documents, at no cost, by telephone at (914) 595-8200 or by mail to Visant Holding Corp., 357 Main Street, Armonk, New York 10504.

ii

SUMMARY

        This summary highlights material information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, in particular, the section entitled "Risk Factors" and the financial statements and the related notes to those statements. All references to market share contained in this prospectus are based on sales volumes unless otherwise indicated. Visant Holding is the sole obligor on the notes, and its subsidiaries do not have any obligation with respect to the notes. All references to a particular Visant Holding fiscal year are to the four fiscal quarters ended the Saturday nearest to December 31.

Our Company

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade.

        In this document, references to "Visant Holding," "Holdings," the "Company," "we," "our," or "us" refer to Visant Holding Corp. and its consolidated subsidiaries and references to "Visant" refer to our indirect subsidiary, Visant Corporation. Visant Corporation operates Jostens, Inc. and its subsidiaries ("Jostens"), Von Hoffmann Holdings Inc. and its subsidiaries ("Von Hoffman") and AHC I Acquisition Corp. and its subsidiaries ("Arcade").

Jostens

        Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Founded in 1897, Jostens has a history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in three segments: (1) Jostens Scholastic, (2) Jostens Yearbook and (3) Jostens Photo.

        Jostens Scholastic.    Jostens is one of the leading providers of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. Jostens Scholastic serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling its products to students and administrators through independent sales representatives. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involve a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Jostens Yearbook.    Jostens is one of the leading providers of services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

        Jostens Photo.    Through a network of sales representatives and independent dealers, Jostens Photo provides photography services for special events and class and individual school pictures of elementary, middle and high school students. Jostens Photo is a leading provider of school photography in Canada and also serves in the U.S. elementary, middle and high school markets. Jostens Photo also provides high school senior portraits and photography for proms and other special events. See "Recent Developments" for further discussion concerning the sale of Jostens Photo.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also the leading producer of testing and supplemental materials and related components such as decorative covers for educational publishers, as well as creative and book design services. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Educational Textbook

        The Educational Textbook segment, which does business under the Von Hoffmann name, is a leading producer of four-color case-bound educational textbooks. Von Hoffmann's Jefferson City, Missouri facility focuses primarily on the manufacture of four-color case-bound products including textbooks for the elementary through high school ("ELHI") and college markets, employing a range of versioning and binding styles and capabilities to meet the demanding service, quality and delivery requirements of these markets.

The Transactions

        We are directly owned by affiliates of DLJ Merchant Banking Partners III, L.P., or DLJMBP III, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR (together with DLJMBP III, the "Sponsors"), other co-investors and certain members of management. On July 21, 2004, we entered into a contribution agreement with Fusion Acquisition LLC, or Fusion, an affiliate of KKR, pursuant to which Fusion contributed to us (the "Contribution") all of the stock of Von Hoffmann and Arcade that Fusion acquired immediately prior to such Contribution pursuant to two separate mergers, or the Mergers, in exchange for shares of our common stock to Fusion. Subsequent to the Contribution, we caused all of the equity interests of Von Hoffmann and Arcade held by us to be contributed to Visant, which resulted in Von Hoffmann and Arcade becoming Visant's wholly-owned subsidiaries.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., or DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, Fusion was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our parent's economic interest. Immediately following the Transactions, affiliates of DLJMBP III held equity interests representing approximately 41.0% of our parent's voting interest and 45.0% of our parent's economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of May 10, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of our voting interests, while each held approximately 44.6% of our economic interest. As of May 10, 2006, other co-investors held approximately 8.4% of our voting interests and approximately 9.1% of our economic interests, while members of management held approximately 1.6% of our voting interests and approximately 1.7% of our economic interests.

        In connection with the Transactions, we concluded tender offers to repurchase any and all of the outstanding 12 3/4% Senior Subordinated Notes Due 2010 of Jostens, 10 1/4% Senior Notes Due 2009 and 10 3/8% Senior Subordinated Notes Due 2007 of Von Hoffmann Corporation, 13 1/2% Subordinated Exchange Debentures Due 2009 of Von Hoffmann Holdings Inc. and 10 1/2% Senior Notes Due 2008 of AKI, Inc. and received the requisite consents from the respective holders of those notes to amend the indentures governing each respective series of notes to eliminate substantially all of the restrictive covenants and effect certain other amendments to those indentures. In accordance with the contribution agreement, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all such other notes not tendered in connection with the tender offers.

        In connection with the Transactions:

  •
  Visant entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan C Facility and a $250 million revolving credit facility, primarily to cover seasonal working capital requirements;

  •
  Visant issued $500 million aggregate principal amount of 7 5/8% senior subordinated notes due 2012;

  •
  Von Hoffmann equity holders were paid approximately $183.8 million;

  •
  Holders of Arcade's Amended and Restated Notes were paid $76.5 million and holders of Arcade's Mandatorily Redeemable Preferred Stock were paid $65.2 million;

  •
  Jostens repaid approximately $77.1 million of indebtedness under its previous revolving credit facility;

  •
  Visant used approximately $1,384.6 million to redeem Jostens' 14% Senior Redeemable Payment-in-Kind Preferred Stock and to refinance other outstanding indebtedness of Jostens, Von Hoffmann and Arcade (including accrued interest, tender premiums and prepayment penalties);

  •
  Visant paid approximately $95.6 million of transaction fees and expenses; and

  •
  We issued shares of our common stock and options to purchase shares of our common stock to Marc Reisch, our new Chief Executive Officer.

        The Contribution, Mergers and related financing transactions are referred to collectively in this prospectus as the "Transactions."

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure.

(1)
As of May 10, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of the voting interests of Visant Holding, while each continued to hold approximately 44.6% of the economic interests of Visant Holding. As of May 10, 2006, other co-investors held approximately 8.4% of the voting interests and approximately 9.1% of the economic interests of Visant Holding, while members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests.

(2)
At the end of the first quarter of 2006, Holdings privately placed, in a transaction not subject to the Securities Act of 1933, as amended, $350.0 million of 8 3/4% Senior Notes due 2013.

(3)
Consists of the existing 10 1/4% Senior Discount Notes Due 2013 of Visant Holding.

(4)
Visant Secondary Holdings Corp. pledged the stock of Visant as security for the benefit of the lenders under Visant's senior secured credit facilities and is a guarantor of Visant's senior secured credit facilities.

(5)
Visant's senior secured credit facilities consist of a Term Loan C facility, with $816.5 million outstanding as of April 1, 2006, and a $250.0 million senior secured revolving facility. As of April 1, 2006, Visant had $221.4 million of availability under the revolving credit facility (net of $11.9 million in outstanding borrowings and $16.7 million in outstanding letters of credit). The Term Loan C facility matures in 2011 and the revolving credit facility matures in 2009.

(6)
Consists of the existing 7 5/8% Senior Subordinated Notes due 2012 of Visant.

Recent Developments

        On June 8, 2006, Jostens announced the entry into definitive purchase agreements for the sale of Jostens' United States and Canadian school photography businesses to Lifetouch Inc. ("Lifetouch") and its affiliates. The transactions are expected to close on or about the end of the second quarter 2006, at which time Lifetouch will assume the operations of Jostens' photography businesses, including the production facility in Winnipeg and field offices throughout the U.S. and Canada.

        On June 19, 2006, Visant consummated the acquisition of the operations of Dixon Web, a leading provider of innovative marketing services, located in Dixon, Illinois. The acquisition was accomplished through a purchase of assets. Dixon Web, which will do business under the name of Dixon Direct, will be a part of Visant's Marketing and Publishing Services segment.

Ratings

        On March 30, 2006, Standard & Poor's Ratings Services ("S&P") assigned a B- rating to the notes. S&P also affirmed all other ratings for Visant Holding and its subsidiary, Visant. Also, on March 30, 2006, Moody's Investors Service ("Moody's") assigned a Caa2 rating to the notes. Moody's changed Visant Holding's outlook to negative from stable and affirmed Visant Holding's other ratings. The change to a negative outlook reflects, among other factors, Moody's expectation that fiscal 2006 free cash flow will be reduced significantly by higher cash pay interest payments of approximately $31 million that will be incurred on the notes, plus a material increase in cash taxes primarily due to the absence of net operating loss carryforwards that were available to Visant Holding in 2005.

        Reference is made to the Moody's and S&P announcements, each dated March 30, 2006, for a full explanation of the factors considered by each of Moody's and S&P, respectively. A security rating is not a recommendation to buy, sell or hold securities and any rating may be revised or withdrawn at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Summary of the Terms of the Exchange Offer

        In this prospectus, we refer to the outstanding 8 3/4% Senior Notes due 2013 as the "old notes" and our new freely tradable notes offered hereby as the "registered notes." The term "notes" refers collectively to the old notes and the registered notes.

        At the end of the first quarter of 2006, Holdings privately placed, in a transaction not subject to the Securities Act of 1933, as amended, $350.0 million of 8 3/4% Senior Notes due 2013. We refer to the issuance of the old notes in this prospectus as the "original issuance."

        At the time of the original issuance, Visant Holding entered into an agreement in which Visant Holding agreed to register substantially identical new notes and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the "registration rights agreement."

        Unless you are a broker-dealer and if you satisfy the conditions set forth below under "—Resales of the Registered Notes," we believe that the registered notes to be issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of the Notes" for further information regarding the registered notes.

Registration Rights Agreement	Under the registration rights agreement, Visant Holding is obligated to offer to exchange the old notes for registered notes with terms identical in all material respects to the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires Visant Holding to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or if you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See "The Exchange Offer—Procedures for Tendering."
The Exchange Offer
Visant Holding is offering to exchange $2,000 principal amount (and any greater integral multiple of $1,000) of its 8 3/4% Senior Notes due 2013, which have been registered under the Securities Act, for each $2,000 principal amount (and any greater integral multiple of $1,000) of its unregistered 8 3/4% Senior Notes due 2013 that were issued in the original issuance.
In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be accepted and exchanged.
As of the date hereof, there is $350.0 million aggregate principal amount of old notes outstanding.

Visant Holding will issue the registered notes promptly after the expiration of the exchange offer.
Resales of the Registered Notes
Except as described below, we believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and (except with respect to broker-dealers) prospectus delivery provisions of the Securities Act if (but only if) if you meet the following conditions:
	•	you are not an affiliate of Visant Holding, as that term is defined in Rule 405 under the Securities Act;
•
if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;
	•	the registered notes are acquired by you in the ordinary course of your business;
	•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and
	•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (1) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (2) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Any broker-dealer that acquired old notes as a result of market-making activities or other trading activities, and receives registered notes for its own account in exchange for old notes, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the expiration of the exchange offer.

Expiration Date
The exchange offer will expire at 12:01 a.m., New York City time, on , 2006, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.
Conditions to the Exchange Offer
The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC and that no injunction, order or decree of any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. See "The Exchange Offer—Conditions."
Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests
The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the old notes held by direct or indirect participants in The Depository Trust Company ("DTC") are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration of the exchange offer either:
•
a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or
•
a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.
The exchange agent must also receive on or prior to the expiration of the exchange offer either:
•
a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer;" or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal for your notes or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:
•	you are not an affiliate of Visant Holding;
•	you are not a broker-dealer who acquired the old notes that you are sending to Visant Holding directly from Visant Holding;
•	the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;
•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and
•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.
Procedures for Tendering Certificated Old Notes
If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "Description of the Notes—Book-Entry, Delivery and Form." If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated Old Notes."
Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders."

Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:
	•	they are not immediately available;
	•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or
	•	you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."
Acceptance of Old Notes and Delivery of Registered Notes
Except under the circumstances described above under "The Exchange Offer—Conditions," Visant Holding will accept for exchange any and all old notes which are properly tendered prior to the expiration of the exchange offer. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer."
Withdrawal
You may withdraw the tender of your old notes at any time prior to the expiration of the exchange offer. We will return to you any old notes not accepted for exchange for any reason without expense to you promptly after withdrawal, rejection of tender or termination of the exchange offer.
Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange
If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."
United States Federal Income Tax Consequences
The exchange of old notes for registered notes in the exchange offer will not be a taxable event for United States federal income tax purposes. The notes were issued at a discount from their stated principal amount for United States federal income tax purposes. Consequently, original issue discount is included in the gross income of a U.S. holder of notes as ordinary income for United States federal income tax purposes in advance of the receipt of cash payments on the notes. See "United States Federal Income Tax Consequences."

Summary of Terms of the Registered Notes

        The summary below describes the principal terms of the registered notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the old notes and the registered notes. The registered notes will have terms identical in all material respects to the old notes, except that the registered notes will not contain terms with respect to transfer restrictions, registration rights and special interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Visant Holding Corp., a Delaware corporation.
Notes Offered	$350,000,000 in aggregate principal amount of 8 3/4% Senior Notes due 2013.
Maturity Date	December 1, 2013.
Interest	8 3/4% per annum, payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2006.
Ranking	The registered notes will be unsecured senior obligations of Visant Holding. The registered notes will rank:
• equal in ranking ("pari passu") with all of Visant Holding's existing and future senior indebtedness,
• senior in right of payment to all of Visant Holding's existing and future subordinated indebtedness,
• junior to all of Visant Holding's existing and future secured indebtedness to the extent of the value of the security for that indebtedness, and
• effectively junior to all of the existing and future liabilities and preferred stock of Visant Holding's subsidiaries.

As of April 1, 2006, Visant Holding (excluding its subsidiaries) had approximately $539.4 million of indebtedness outstanding, consisting entirely of senior indebtedness in respect of its senior discount notes and the notes offered hereby.

As of April 1, 2006, Visant Holding's subsidiaries had approximately $1,328.4 million of indebtedness outstanding, including approximately $828.4 million of secured indebtedness under Visant's senior secured credit facility. See "Description of the Notes — Ranking."
Optional Redemption
Prior to December 1, 2008, Visant Holding may redeem the registered notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under "Description of the Notes — Optional Redemption."

Visant Holding may redeem some or all of the registered notes at any time and from time to time on or after December 1, 2008 in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, until December 1, 2008, Visant Holding may redeem up to 35% of the aggregate principal amount of the registered notes with the proceeds of certain equity offerings. See "Description of the Notes — Optional Redemption."
Change of Control
If a change of control occurs, each holder of the notes may require Visant Holding to repurchase all or a portion of such holder's registered notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes—Change of Control." We may not be able to pay you the required price for the registered notes you present to us at the time of a change of control, because we may not have enough funds at that time or the terms of Visant's debt agreements may not permit our subsidiaries to transfer money or assets to us.
Restrictive Covenants	The terms of the registered notes place certain limitations on Visant Holding's ability and, in certain circumstances, the ability of its restricted subsidiaries, to, among other things,
	•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;
	•	pay dividends or make other equity distributions;
	•	repurchase or redeem capital stock;
	•	make investments;
	•	sell assets or consolidate or merge with or into other companies;
	•	create limitations on the ability of restricted subsidiaries to make dividends or distributions;
	•	engage in transactions with affiliates; and
	•	create liens.
These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes — Certain Covenants."
No Public Market
The registered notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the registered notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the old notes have advised us that they currently intend to make a market in the registered notes. The initial purchasers are not obligated, however, to make a market in the registered notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Risk Factors

        You should carefully consider all the information in the prospectus prior to exchanging your old notes. In particular, we urge you to consider carefully consider the factors set forth under the heading "Risk Factors."

Information About Us

        Visant Holding Corp. was incorporated in Delaware on June 16, 2003. Our principal executive offices are located at 357 Main Street, Armonk, New York 10504, and our telephone number is (914) 595-8200. We maintain a website at www.visant.net. Information contained on our websites does not constitute part of this prospectus and is not being incorporated by reference herein.

Summary Historical and As Adjusted Consolidated Financial Data

        The tables below set forth a summary of our historical and as adjusted consolidated financial data at the dates and for the periods indicated. The summary historical and as adjusted consolidated financial data should be read in conjunction with "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Historical Financial Presentation

        As a result of our merger with a subsidiary established by DLJMBP III on July 29, 2003 (the "2003 Jostens Merger"), Jostens applied purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens to their fair values. In addition, as a result of the 2003 Jostens Merger, we have accounted for the combination of Visant, Von Hoffmann and Arcade as entities under common control. The consolidated financial data of Visant Holding set forth below consolidate the historical consolidated financial data of Visant, Jostens, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of Visant, Jostens, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. The summary consolidated financial data of Visant prior to July 29, 2003 are those of Jostens, as the predecessor of Visant, and have been prepared using Jostens' historical basis of accounting. The summary consolidated financial data of Visant for the period from December 29, 2002 through July 29, 2003 (predecessor) and the summary consolidated financial data for the period from July 30, 2003 through January 3, 2004 have been derived from the audited consolidated financial statements and related notes included elsewhere in this prospectus.

As Adjusted Financial Presentation

        The summary unaudited as adjusted financial data gives effect to our offering of 8 3/4% Senior Notes as if it had occurred on December 31, 2005.

        The adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited as adjusted financial information is provided for informational purposes only. The as adjusted financial data do not purport to represent what our results of operations or financial position actually would have been if our offering of 8 3/4% Senior Notes had occurred at any date, nor do such data purport to project the results of operations for any future period.

	(Successor)
							Jostens, Inc. (Predecessor)
	Three months ended
In millions, except for ratios	April 1, 2006	April 2, 2005	2005		2004	Five Months 2003	Seven Months 2003		2002		2001
Statement of Operations Data (1):
Net sales	$312.6	$309.1	$1,498.3		$1,462.2	$502.7	$504.1		$756.0		$736.6
Cost of products sold	180.2	189.5	870.4		915.0	335.9	218.6		316.0		311.2

Gross profit	132.4	119.6	627.9		547.2	166.8	285.5		440.0		425.3
Selling and administrative expenses	101.5	103.1	434.7		433.9	168.5	196.4		306.4		300.9
Loss (gain) on disposal of assets	—	—	(2.8)		0.1	—	—		—		—
Transaction costs (2)	—	0.9	1.3		15.9	0.2	31.0		—		—
Special charges (3)	2.8	3.0	7.2		15.7	—	—		—		2.5

Operating income (loss)	28.1	12.6	187.5		81.6	(1.9)	58.1		133.6		121.9
Loss on redemption of debt (4)	—	—	—		75.8	0.5	13.9		1.8		—
Interest expense, net	31.1	30.6	125.2		160.3	68.0	32.5		67.3		76.8
Other income	—	—	—		(1.0)	—	—		—		—

(Loss) income from continuing operations before income taxes	(2.9)	(18.0)	62.3		(153.5)	(70.4)	11.7		64.5		45.1
(Benefit from) provision for income taxes	(1.8)	(7.5)	25.7		(52.8)	(19.2)	8.7		36.2		18.6

(Loss) income from continuing operations	(1.1)	(10.5)	36.6		(100.7)	(51.2)	3.0		28.3		26.5
Cumulative effect of accounting change, net of tax	—	—	—		—	—	4.6		—		—
Gain (loss) on discontinued operations, net of tax	—	—	—		—	—	—		1.6		(22.4)

Net (loss) income	(1.1)	(10.5)	36.6		(100.7)	(51.2)	7.6		29.9		4.1
Dividends and accretion on redeemable preferred shares	—	—	—		—	—	(6.5)		(11.7)		(10.2)

Net (loss) income available to common stockholders	$(1.1)	$(10.5)	$36.6		$(100.7)	$(51.2)	$1.1		$18.2		$(6.1)

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$46.9	$16.1	$168.5		$114.1	$103.0	$(6.8)		$55.5		$71.6
Net cash provided by (used in) investing activities	19.9	16.2	(39.1)		(37.9)	(552.3)	(11.9)		(22.8)		(15.8)
Net cash (used in) provided by financing activities	—	(57.0)	(193.7)		(40.5)	482.3	12.9		(64.8)		(39.3)

Other Financial Data (1):
Ratio of earnings to fixed charges and preferred stock dividends (5)	—	—	1.5	x	—	—	1.3	x	1.9	x	1.6	x
Depreciation and amortization	$24.5	$27.1	$105.4		$164.2	$47.8	$14.6		$26.9		$28.6
Capital expenditures	20.0	16.2	49.2		49.3	20.7	6.1		22.8		22.2

	(Successor)					Jostens, Inc. (Predecessor)
In millions, except for ratios	April 1, 2006	April 2, 2005
			2005	2004	2003	2003	2002	2001
Balance Sheet Data (at period end):
Cash and cash equivalents	$47.7	$27.9	$20.7	$85.0	$49.1		$10.9	$43.1
Property and equipment, net	236.9	241.0	235.9	241.1	272.1		65.4	68.2
Total assets	2,778.3	2,497.7	2,365.3	2,511.4	2,522.6		327.5	374.6
Total debt	1,867.8	1,637.0	1,513.1	1,695.5	1,476.4		589.4	647.0
Redeemable preferred stock (6)	—	—	—	—	258.8		70.8	59.0
Stockholders' equity (deficit)	244.7	207.5	255.3	212.3	173.9		(582.5)	(599.1)

As Adjusted Financial Data:
Total debt (at period end) (7)			$1,863.1
Interest expense (8)			$157.0
Ratio of earnings to fixed charges and preferred stock dividends			1.2x

(1)
Certain selected financial data have been reclassified for all periods prior to 2004 and presented to reflect the results of discontinued operations consisting of the exit of Jostens' Recognition business. See Note 19, Discontinued Operations, to our consolidated financial statements included elsewhere herein.

(2)
For the three months ended April 2, 2005, the full year for 2005 and 2004, transaction costs represented $0.9 million, $1.3 million and $15.9 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represented $0.2 million of expenses incurred in connection with the acquisition by DLJMBP of Jostens in 2003 (the "2003 Jostens merger"). For the predecessor period in 2003, transaction costs represented $31.0 million of expenses incurred in connection with the 2003 Jostens merger.

(3)
For the three months ended April 1, 2006, special charges consisted of $0.5 million for employee severance costs and $2.3 million relating to an impairment loss to reduce the carrying value to its estimated value for the pending sale of Jostens headquarter building. For the three months ended April 2, 2005, special charges consisted of $2.7 million for employee severance costs and $0.3 million related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. For 2005, special charges consisted of restructuring charges of $6.9 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. For 2004, special charges consisted of restructuring charges of $3.9 million for employee severance and equipment relocation related to closure of the Frederick, Maryland and Precision Offset Printing, Inc. facilities and $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions. For 2001, special charges represented $2.1 million of severance costs in conjunction with the termination of three senior executives and $0.4 million to write off an investment in a joint venture in Mexico.

(4)
For 2004, loss on redemption of debt represented a loss of $75.4 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens, Von Hoffmann and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' previously outstanding 12 3/4% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.5 million in connection with the repurchase of $8.5 million principal amount of Jostens' previously outstanding 12 3/4% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' prior senior secured credit facility. For 2002, loss on redemption of debt represented a loss of $1.8 million in connection with the repurchase of $7.5 million principal amount of Jostens 12 3/4% senior subordinated notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of Statement of Financial Accounting Standards ("SFAS") 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For the three months ended April 1, 2006 and April 2, 2005, earnings did not cover fixed charges by $3.0 million and $18.0 million, respectively. For 2004 and the successor period in 2003, earnings did not cover fixed charges by $153.5 million and $70.4 million, respectively.

(6)
Liquidation preference of redeemable preferred stock as of the end of 2003, 2002 and 2001 was $222.6 million, $86.3 million and $75.2 million, respectively, including accrued dividends.

(7)
As adjusted to give effect to Visant Holding's offering of 8 3/4% Senior Notes as if it had occurred on December 31, 2005.

(8)
As adjusted to give effect to Visant Holding's offering of 8 3/4% Senior Notes as if it had occurred on January 2, 2005. Reflects the interest rate on the senior notes of 8 3/4% per annum, and amortization of transaction costs of $9.3 million incurred by us in connection with the senior note offering.

RISK FACTORS

        You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to tender your old notes in the exchange offer. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

        If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the registered notes could decline or we may not be able to make payments of interest and principal on the registered notes, and you may lose some or all of your investment.

Risks Relating to the Exchange Offer

There may be adverse consequences if you do not exchange your old notes.

        If you do not exchange your old notes for registered notes in the exchange offer, you will continue to be subject to restrictions on transfer of your old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. You should refer to "Summary—The Exchange Offer" and "The Exchange Offer" for information about how to tender your old notes.

        The tender of old notes under the exchange offer will reduce the outstanding amount of the old notes, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to a reduction in liquidity.

Risks Relating to Our Indebtedness and the Registered Notes

Visant Holding may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes.

        Visant Holding is a holding company with no operations or assets of its own. Visant Holding's only asset is its common equity interest in Visant Secondary Holdings, another holding company whose only asset is its common equity interest in Visant. Our operations are conducted through Visant and its subsidiaries, and Visant Holding's ability to make payments on the notes is dependent on the earnings and the distribution of funds from its subsidiaries through loans, dividends or otherwise. However, none of our subsidiaries is obligated to make funds available to Visant Holding for payment on the notes.

        The terms of Visant's senior secured credit facilities and the terms of the Visant senior subordinated notes each significantly restrict Visant, and in the case of the senior secured credit facilities, Visant Secondary Holdings from paying dividends and otherwise transferring assets to Visant Holding. The terms of each of those debt instruments provide Visant and Visant Secondary Holdings, as applicable, with a "basket" that can be used to make certain types of "restricted payments", including dividends or other distributions to Visant Holding. The basket in the Visant senior secured credit facilities is generally based on the cumulative amount of net income that has been generated by Visant and its subsidiaries since the credit facility was entered into. The basket in the indenture governing the Visant senior subordinated notes is generally based on 50% of the cumulative amount of net income that has been generated by Visant and its subsidiaries since the issuance of the senior subordinated notes, as well as certain additional specified items. However, the calculation of "net income" for each of these baskets is different under the terms of each respective debt instrument, and these terms can include a number of adjustments to the calculation of "net income" that can result in the "net income" utilized to determine available amount in a particular basket being different from net income as reported by Visant in its financial statements for any particular period. We cannot assure you that Visant will have sufficient payment capacity in the baskets with respect to either the Visant senior secured credit facilities or the Visant senior subordinated notes in order to make any future scheduled payments on the notes, including regularly scheduled interest payments, payments upon a change of control or payments at the maturity of the notes. Further, beginning in December 1, 2008, the Visant Holding senior discount notes will begin accruing cash interest, and we cannot assure you that, even if Visant has sufficient payment capacity in its baskets so as to permit distribution of funds to Visant Holding, such distributions would be sufficient to make payments on both the notes and the Visant Holding senior discount notes. In addition, the terms of any future indebtedness incurred by Visant Secondary Holdings, Visant or any of their subsidiaries may include additional restrictions on their ability to make funds available to Visant Holding to make payments on the notes, which may be more restrictive than those contained in the terms of the Visant senior secured credit facility or the Visant senior subordinated notes.

        In the event Visant Holding does not have sufficient cash available to it to make any required payments on the notes, we will be required to adopt one or more alternatives, such as refinancing all of our indebtedness, obtaining the consents from the lenders in respect of our indebtedness, selling equity securities or seeking capital contributions from our affiliates. None of our affiliates is obligated to make any capital contributions, loans or other payments to us with respect to our obligations on the notes.

        Further, we cannot assure you that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the required amounts on the notes, or that any of such actions would be permitted by the terms of the indenture governing the notes or the terms of any other debt of us or our subsidiaries then in effect. See "Description of Other Indebtedness".

Because Visant Holding is the sole obligor of the notes, and its subsidiaries do not guarantee Visant Holding's obligations under the notes or have any obligation with respect to the notes, the notes are structurally subordinated to the debt and liabilities of Visant Holding's subsidiaries.

        Visant Holding has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Visant Holding's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or otherwise.

        The notes and the senior discount notes are structurally subordinated to all debt and liabilities of Visant Holding's subsidiaries. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Visant Holding's subsidiaries, you will participate with all other holders of Visant Holding's indebtedness, including the Visant Holding senior discount notes, in the assets remaining after Visant Holding's subsidiaries have paid all of their debts and liabilities. In any of these cases, Visant Holding's subsidiaries may not have sufficient funds to make payments to Visant Holding, and you may receive less, ratably, than the holders of debt of Visant Holding's subsidiaries and other liabilities. Further, since Visant Holding's senior discount notes rank pari passu with the notes, even if Visant Holding's subsidiaries have assets remaining after satisfying payments required in respect of their indebtedness, any such assets will be shared equally between the notes and the senior discount notes, as well as any other liabilities of Visant Holding that have not been expressly subordinated to the notes.

        We cannot assure you that if Visant Holding's subsidiaries have their debt accelerated, Visant Holding will be able to repay the notes. We also cannot assure you that Visant Holding's assets and its subsidiaries' assets will be sufficient to fully repay the notes, the senior discount notes and its other indebtedness. See "Description of Other Indebtedness."

Visant Holding's subsidiaries may not be able to generate sufficient cash to service all of their indebtedness and may be forced to take other actions to satisfy their obligations under such indebtedness, which may not be successful.

        We cannot assure you that our subsidiaries will maintain a level of cash flow from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on their indebtedness. Our subsidiaries' ability to make scheduled payments on their debt obligations depends on our subsidiaries' financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their or our control. If our subsidiaries' cash flow and capital resources are insufficient to fund their debt service obligations, our subsidiaries may be forced to undertake alternative financing plans, such as refinancing or restructuring their indebtedness, selling assets, reducing or delaying capital expenditures or seeking to raise additional capital. Our subsidiaries' ability to restructure or refinance their indebtedness will depend upon the capital markets and their financial condition at the time. Any refinancing of such indebtedness could be at higher interest rates and may require our subsidiaries to comply with more onerous covenants, which could further restrict their operations. In addition, the terms of existing or future debt instruments may restrict our subsidiaries from adopting some of these alternatives.

If Visant Holding's subsidiaries default on their obligations to pay their indebtedness, we may not be able to make payments on the notes.

        If Visant Holding's subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness, we or they could be in default under the terms of the agreements governing such indebtedness. If our subsidiaries' operating performance declines in the future, they may need to obtain waivers from the lenders in respect of their indebtedness to avoid being in default. However, our subsidiaries may not be able to obtain any requested waiver. In the event of a default, the holders of such indebtedness could elect to declare all funds borrowed thereunder to be due and payable, together with all accrued and unpaid interest, the lenders under the Visant senior secured credit facilities could terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our subsidiaries' assets, and our subsidiaries could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes.

Our high level of indebtedness could adversely affect our cash flow and our ability to operate our business, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

        We are highly leveraged. As of April 1, 2006, our indebtedness was $1,884.5 million, including $11.9 million outstanding in the form of short-term borrowings and $16.7 million outstanding in the form of letters of credit. As of April 1, 2006, Visant had availability of $221.4 million (net of standby letters of credit and short-term borrowings of $28.6 million) under its revolving credit facility. Our outstanding indebtedness represented approximately 105.4% of our total consolidated capitalization at April 1, 2006 after giving pro forma effect to the use of proceeds from the senior note offering.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to make payments on the notes;

  •
  make it more difficult for our subsidiaries to satisfy their obligations in respect of their indebtedness and, therefore, to make distributions to Visant Holding to make payments on the notes;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other purposes; and

  •
  place us at a disadvantage to our competitors who have less debt.

        Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase because the entire amount of our debt under the Visant senior secured credit facilities bears interest at floating rates, initially, at our option, at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term Loan C facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term Loan C facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum). If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

        We will be able to incur significant additional indebtedness in the future. Although the indentures governing the notes, the Visant Holding senior discount notes and the Visant senior subordinated notes and the credit agreement governing the Visant senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, those restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with those restrictions could be substantial. The Visant senior secured credit facilities, for example, allow us to incur (1) an unlimited amount of "purchase money" indebtedness to finance capital expenditures permitted to be made under the senior secured credit facilities and to finance the acquisition, construction or improvement of fixed or capital assets, (2) an unlimited amount of indebtedness to finance acquisitions permitted under the senior secured credit facilities and (3) up to $100 million of additional indebtedness. As of April 1, 2006, the Visant senior secured credit facilities permitted additional borrowings of up to $221.4 million (net of standby letters of credit and short-term borrowings of approximately $28.6 million) under the revolving credit facility.

        The Visant senior secured credit facilities also allow us to incur additional term loans under the Term Loan C facility or under a new term loan facility, in each case in an aggregate principal amount of up to $300 million, subject to (1) the absence of any default under the senior secured credit facilities before and after giving effect to such loans, (2) the accuracy of all representations and warranties in the credit agreement and security documents for the senior secured credit facilities, (3) Visant's compliance with financial covenants under the senior secured credit facilities and (4) Visant's ability to obtain commitments from one or more lenders to make such loans. Any additional term loans will have the same security and guarantees as the Term Loan C facility.

        Any indebtedness incurred by our subsidiaries would be structurally senior to the notes and the senior discount notes. If new debt is added to our current debt levels, the related risk that we now face, including those described above, could intensify.

Restrictive covenants in our and our subsidiaries' debt instruments may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        The Visant senior secured credit facilities and the indentures governing the notes and the Visant Holding senior discount notes and the Visant senior subordinated notes contain, and any future indebtedness of ours or of our subsidiaries would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries, including restrictions on our and our subsidiaries' abilty to engage in acts that may be in our best long-term interest.

        The Visant senior secured credit facilities include financial covenants, including requirements that Visant:

  •
  maintain a minimum interest coverage ratio; and

  •
  not exceed a maximum total leverage ratio.

        The financial covenants in the Visant senior secured credit facilities will become more restrictive over time. In addition, the Visant senior secured credit facilities limit Visant's ability to make capital expenditures and require that Visant use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in its business to repay indebtedness under them.

        The Visant senior secured credit facilities also include covenants restricting, among other things, Visant Secondary Holdings', Visant's and their subsidiaries' ability to:

  •
  create liens;

  •
  incur indebtedness (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases, with respect to subordinated indebtedness;

  •
  make loans and investments;

  •
  engage in mergers, acquisitions, assets sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Visant Secondary Holdings, Visant or their subsidiaries; and

  •
  amend the terms of subordinated debt.

        The indentures relating to the notes, the Visant Holding senior discount notes and the Visant senior subordinated notes also contain numerous covenants including, among other things, restrictions on our and our subsidiaries' ability to:

  •
  create liens;

  •
  incur or guarantee indebtedness or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases, with respect to subordinated indebtedness;

  •
  make loans and investments;

  •
  engage in mergers, acquisitions, assets sales and transactions with affiliates; and

  •
  create limitations on the ability of subsidiaries to make dividends or distributions.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the Visant senior secured credit facilities would result in a default under the Visant senior secured credit facilities. If any such default occurs, the lenders under the Visant senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require Visant to apply all of its available cash to repay these borrowings, any of which would result in an event of default under the notes. The lenders under that facility will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

Federal and state statutes may allow courts, under specific circumstances, to void the notes and require note holders to return payments received.

        Visant Holding used proceeds from the sale of the notes to pay a dividend to its stockholders and to pay fees and expenses of the offering. Our issuance of the notes may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by us or on behalf of our unpaid creditors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the notes or a court may subordinate the notes to our existing and future indebtedness.

        While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the notes if it found that when we issued the notes, or, in some states, when payments became due under the notes, we received less than reasonably equivalent value or fair consideration and either:

  •
  we were insolvent or rendered insolvent by reason of such incurrence; or

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  we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

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  we intended to incur, or believed or reasonably should have believed that we would incur, debts beyond our ability to pay such debts as they mature; or

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  we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment, the judgment is unsatisfied.

        The court might also void the notes without regard to the above factors, if the court found that we issued the notes with actual intent to hinder, delay or defraud our creditors.

        A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes if we did not substantially benefit directly or indirectly from the issuance of the notes. As a general matter, value is given for a note if, in exchange for the note, property is transferred or an antecedent debt is satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

        The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

  •
  the sum of its debts, including subordinated and contingent liabilities, was greater than the fair saleable value of its assets; or

  •
  if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

  •
  it cannot pay its debts as they become due.

        In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the notes, which could mean that you may not receive any payments on the notes and the court may direct you to repay any amounts that you have already received from us for the benefit of our creditors. Furthermore, the holders of voided notes would cease to have any direct claim against us. Consequently, our assets would be applied first to satisfy our other liabilities, before any portion of our assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources. Moreover, the voidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt (if not otherwise accelerated due to our insolvency or other proceeding).

Visant Holding may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, Visant Holding will be required to offer to repurchase all notes that are outstanding (including the senior discount notes and the senior notes) at 101% of their principal amount. The source of funds for any such purchase of the notes will be Visant Holding's available cash or cash generated from the operations of Visant Holding's subsidiaries or other sources, including borrowings, sales of assets or sales of equity. Visant Holding may not be able to repurchase the notes upon a change of control because Visant Holding or its subsidiaries may not have sufficient funds, or because the terms of the debt instruments of Visant Holding's subsidiaries do not permit dividends or other asset transfers to be made to Visant Holding. In the event that a change of control occurs at a time when Visant Holding does not have access to cash flow from its subsidiaries, we may seek the consent of the applicable lenders and debt holders in respect of our subsidiaries' indebtedness to permit the dividend or other transfer of assets to Visant Holding as is necessary to permit Visant Holding to purchase the notes, although we may not be able to do so.

        The Visant senior secured credit facilities provide that certain change of control events would constitute an event of default thereunder. If we experience a change of control that triggers an event of default under the Visant senior secured credit facilities, we could seek a waiver or seek to refinance such indebtedness, although we may not be able to do so. In the event we do not obtain such a waiver or refinance such indebtedness, the event of default could result in amounts outstanding under the Visant senior secured credit facilities being declared due and payable. Further, the terms of the Visant Holding senior discount notes and the Visant senior subordinated notes provide that certain change of control events require that an offer be made to repurchase those notes, and that any failure to make any such offer constitutes an event of default under the relevant indenture.

        As a result, if we experience a change of control, our subsidiaries may not have sufficient financial resources to satisfy the obligations under the Visant senior secured credit facilities and the Visant senior subordinated notes, and Visant Holding may not have sufficient financial resources to satisfy its obligations under the senior discount notes and the notes offered hereby. In addition, the change of control covenants in the indentures governing the notes, the senior discount notes and the Visant senior subordinated notes do not cover all corporate events, reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

Because the notes were issued with original issue discount, holders are required to pay tax on amounts included in gross income before cash payments on the notes are received.

        The notes were issued at a discount from their stated principal amount for United States federal income tax purposes. Consequently, original issue discount is included in the gross income of a U.S. holder of notes as ordinary income for United States federal income tax purposes in advance of the receipt of cash payments on the notes. For more information, see "United States Federal Income Tax Consequences."

Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

        We are offering the registered notes to the holders of the old notes. The old notes were offered and sold in April 2006 to institutional investors and are eligible for trading in the PORTAL market. We do not intend to apply for the registered notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers have advised us that they intend to make a market in the registered notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the registered notes at any time, in its sole discretion. As a result, any trading market for the registered notes may not be liquid. You may not be able to sell your registered notes at a particular time or at favorable prices or at all.

        The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

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  our operating performance and financial condition;

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  our ability to complete the offer to exchange the notes for the exchange notes;

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  the interest of securities dealers in making a market in the notes; and

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  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

Risks Relating to Our Business

If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

        Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including marketing and selling strategies to drive growth, enhancing our core product and service offerings and continue to improve operating efficiencies and asset utilization. We may not be able to successfully implement our business strategy or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

        Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on the notes. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

We may not be able to achieve all of our expected cost savings and benefits from the Transactions.

        Our business plan anticipates net potential annualized cost savings of between $22 million and $30 million. Our cost savings are realized primarily through procurement initiatives aimed at reducing the costs of materials and services, such as logistics and energy, used in our operations and reducing corporate and administrative expenses. The scope of our cost savings plan is broad and significant and may cause losses to our business that we cannot predict. The costs to implement our cost savings plan are approximately $10 million. However, a variety of factors could cause us not to continue to realize the benefits of the savings plan in a timely manner or at all, or could result in harm to our business, including, among others, the following:

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  delays in the anticipated timing of activities related to our cost savings plan;

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  our inability to obtain lower raw material prices; and

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  our inability to replace suppliers with less expensive alternative sources.

        The occurrence of any of these or other factors could affect our ability to achieve cost savings in a timely manner and could adversely affect our business, financial condition and results of operations.

We may not be able to consummate acquisitions on acceptable terms, and future acquisitions may be disruptive.

        As part of our business strategy, we may selectively pursue strategic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

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  diversion of management attention from existing businesses;

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  difficulty with integration of personnel and financial and other systems;

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  increased expenses, including compensation expenses resulting from newly hired employees; and

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  potential disputes with the sellers of acquired businesses, technologies, services or products.

        Our ability to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if any of the businesses that we have acquired or invested in have problems or liabilities of which we are not aware.

We are subject to competition.

        We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. Because of substantial resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions, and may face additional competition from new competitors, with respect to our existing product lines and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete or result in pricing pressures. Additionally, increases in competition could have an adverse effect on our business, financial condition and results of operations. To maintain a competitive advantage, we may need to make increased investment in product development, manufacturing capabilities and sales and marketing.

The seasonality of our industries could have a material adverse effect on our business, financial condition and results of operations.

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 38% of our annual net sales for fiscal 2005 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter.

Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of textbooks are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons.

        The seasonality of our businesses requires us to manage our cash flows carefully over the course of the year. If we fail to manage our cash flows effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources accurately in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers' delivery requirements, we could jeopardize our relationships with our customers.

A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition or results of operations.

        Our top ten customers represented approximately 20% of our net sales for 2005. Our textbook and sampling system businesses are particularly dependent on a limited number of customers. We do not generally have long-term contracts for committed volume with any of these customers. Many of our customer arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

        Jostens relies on relationships with schools, school administrators and students for the sale of its products. Jostens' failure to deliver high quality products in a timely manner or failure to respond to changing consumer preferences could jeopardize its customer relationships. Significant customer losses at our Jostens business could have a material adverse effect on our business, financial condition and results of operations.

        Customers in our Educational Textbook business include, among others, many autonomous divisions of the four major educational textbook publishers. Each of these divisions maintains its own manufacturing relationships and generally makes textbook manufacturing decisions independently of other divisions. We do not have long-term contracts for committed volume with any of these publishers, who together accounted for a material portion of our textbook not sales. Accordingly, our ability to retain or increase our business with these customers depends upon our relationships with each customer's divisional managers and senior executives. Any cancellation, deferral or significant reduction in manufacturing sold to these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

        Five customers in our sampling business accounted for a significant portion of the net sales from such business during fiscal 2005. We do not generally have long term contracts for committed volume with any of our customers. We may be required by some customers to qualify our sampling system manufacturing operations under specified supplier standards. If we are unable to qualify under any supplier standards, customers may not continue to purchase sampling systems from us. An adverse change in our relationship with any of our significant sampling system customers could have a material adverse effect on the business, financial condition and results of operations of our sampling system business.

We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

        We are dependent upon the availability of raw materials to manufacture our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The price of gold has increased dramatically during the past year and we expect the volatility in the price of gold to continue at least through the balance of the year. These higher gold prices have impacted, and could further impact, our operating expenses as well as the level of spending by our customers. Our Marketing and Publishing Services and Educational Textbook businesses primarily use paper, ink, bindery materials and adhesives. Similarly, our sampling system business utilizes specific grades of paper and foil in producing its sampling products. The price and availability of these raw materials is affected by numerous factors beyond our control. These factors include:

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  the level of consumer demand for these materials;

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  the supply of these materials;

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  foreign government regulation and taxes;

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  market uncertainty;

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  environmental conditions in the case of paper; and

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  political and worldwide economic conditions.

        Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in gold, paper products or precious, semiprecious and synthetic stone prices and other materials could have a material adverse effect on our business, financial condition and results of operations.

        We rely on a limited number of suppliers for some of our raw materials. For example, Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed to any significant extent, particularly during periods of peak demand for rings, Jostens' business would suffer. We may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of our ScentStrip® sampling systems, which accounted for a substantial portion of our sampling system business net sales for fiscal 2005, utilize specific grades of paper for which we rely primarily on one domestic supplier, with whom we do not have a written supply agreement in place. Until alternative suppliers arise, a loss of this supply of paper and the resulting competitive advantage could have a material adverse effect on our sampling system business, financial condition and results of operations to the extent that we are unable to obtain sufficient paper from other suppliers or elsewhere. Moreover, certain of our primary label sampling systems, including ScentSeal®, LiquaTouch®, BeautiSeal® and BeautiTouch® products, utilize certain foil laminates that are sourced from one qualified vendor, with whom we do not have a written supply agreement in place. We may not be successful in locating another vendor should our current vendor cease to supply component materials to us. A loss of supply of these raw materials could have a material adverse effect on our business, financial condition and results of operations.

        The Educational Textbook segment generally does not have long-term contracts with any of its raw material suppliers. Therefore, these suppliers may not continue to provide raw materials at attractive prices, or at all, or we may not be able to obtain raw materials in the future from these or other providers on favorable terms and on the scale and within the time frames required.

        The prices of fuel and natural gas have increased during the past year, including as a result of the impact of Hurricane Katrina in August of 2005. These higher prices have impacted, and could further impact, our operating expenses and could further adversely impact both the level of spending by customers in the affected locales.

        Any failure to obtain raw materials for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply could have a material adverse effect on our business, financial condition and results of operations.

Changes in Jostens' relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

        The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens' network of independent sales representatives. Many of Jostens' relationships with customers and schools are cultivated and maintained by its sales representatives. Jostens' independent sales representatives typically operate under one to three year contracts for the sale of Jostens products. These contracts are generally terminable upon 90 days notice from the end of the current contract year. Jostens' sales representatives could terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant loss of its independent sales representatives, it could have a material adverse effect upon our business, financial condition and results of operations.

Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

        Our businesses depend upon numerous information systems for operational and financial information and our billing operations. We may not be able to enhance existing information systems or implement new information systems that can integrate successfully our disparate operational and financial information systems. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. In addition, our information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during periods of implementation. Implementation of these systems is further subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The failure to successfully implement and maintain operational, financial and billing information systems at our businesses could have an adverse effect on our business, financial condition and results of operations.

We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

        Our capital expenditure requirements primarily relate to our Jostens and Educational Textbook businesses. Additionally, we are required to invest capital in order to expand our capabilities in certain of our other segments. Our capital expenditure requirements in the Jostens business primarily relate to capital improvements, including information technology initiatives throughout the Jostens business. Our capital expenditure requirements in the Educational Textbook segment primarily relate to capacity increases and technological improvements to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new technologies, our business, financial condition or results of operations could be materially and adversely affected.

Our businesses are subject to changes arising from developments in technology that could render our products obsolete or reduce product consumption.

        New emerging technologies, including those involving the Internet, could result in new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer preferences, including the use of the Internet. Similarly, our Educational Textbook segment derives a significant portion of its net sales from customers in the business of publishing textbooks intended for the ELHI and college markets and is thereby dependent upon the sale of books to these markets. Our business would suffer if consumption of these products decreased or if these products became obsolete, e.g., if there were a shift to use of online materials. If we fail to anticipate or respond adequately to changes in technology and user preferences or are unable to finance the capital expenditures necessary to respond to such changes, our business, financial condition and results of operations could be materially and adversely affected.

Our results of operations are subject to variations due to the textbook adoption cycle and government funding for education spending.

        Our Educational Textbook business experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for education spending. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Our results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds, including as a result of economic conditions, can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations. Lower than expected sales by us due to the cyclicality of the textbook adoption cycle and pricing pressures that may result during any downturn in the textbook adoption cycle or as a reduction in government funding for education spending could have a material adverse effect on our cash flows and, therefore, on our ability to service our obligations with respect to the notes and our other indebtedness.

Our results of operations are dependent on certain principal production facilities.

        We are dependent on certain key production facilities. For example, our Educational Textbook business is dependent on the Jefferson City, Missouri production facility for the production of four-color case-bound textbooks. Any disruption of production capabilities at this facility for a significant term could lead to the loss of customers during any period during which production is interrupted and adversely affect our business, financial condition and results of operations. Similarly, certain sampling system, direct mail and graduation announcement products are generally each produced in a dedicated facility. Any disruption of production capabilities at any of our key dedicated facilities could adversely affect our business, financial condition and results of operations.

Actions taken by the U.S. Postal Service could have a material adverse effect on our sampling system business.

        Sampling products are approved by the U.S. Postal Service, or USPS, for inclusion in subscription magazines mailed at periodical postage rates. USPS approved sampling systems have a significant cost advantage over other competing sampling products, such as miniatures, vials, packets, sachets and blisterpacks, because these competing products cause an increase from periodical postage rates to the higher third-class rates for the magazine's entire circulation. Subscription magazine sampling inserts delivered to consumers through the USPS are currently an important part of our sampling systems business. If the USPS approves other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or reclassifies our sampling products such that they would incur a postal surcharge, it could have a material adverse effect on our sampling system business, financial condition and results of operations.

A deterioration in labor relations or labor availability could have an adverse impact on our operations.

        As of December 31, 2005, we had approximately 7,700 full-time employees. As of December 31, 2005, approximately 790 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007 and approximately 660 employees from our Marketing and Publishing Services business were represented under six collective bargaining agreements. These collective bargaining agreements expire at various times between March 2007 and November 2009.

        We may not be able to negotiate subsequent labor agreements on satisfactory terms. If any of the employees covered by the collective bargaining agreements were to engage in a strike, work stoppage or other slowdown, we could experience a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a further disruption of our operations and/or higher ongoing labor costs, which could adversely affect our businesses, financial condition and results of operations. Given the seasonality of our business, we utilize a high percentage of seasonal and temporary employees to maximize efficiency and manage our costs. If these seasonal or temporary employees were to become unavailable to us on acceptable terms, we may not be able to find replacements in a timely or cost effective manner.

We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Costs incurred to comply with such laws and regulations have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

        We use a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those of our sampling system and direct mail business, which derives a substantial portion of its revenues from products with some proprietary protections. We generally enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of our manufacturing processes involved in the production of sampling systems and direct mail products are not covered by any patent or patent application. Furthermore, certain of the patents that we use in our sampling system business will expire over time. Our competitors may independently develop equivalent or superior know-how, trade secrets or production methods.

        We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in any such litigation, and the results or costs of any such litigation may have a material adverse effect on our business, financial condition and results of operations. The expense involved in Arcade intellectual property litigation, for example, has been and could continue to be significant. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of its outcome.

Our controlling shareholders, affiliates of KKR and DLJMBP III, may have interests that conflict with yours.

        As a result of the Transactions, we are controlled by affiliates of KKR and DLJMBP III. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of our other investors and debtholders. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other investors and debtholders if the transactions resulted in our being more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our shareholders may conflict with those of our debtholders. In that situation, for example, our debtholders might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp. and Primedia Inc. Further, if they pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

We are dependent upon certain members of our senior management.

        We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly Marc Reisch, our Chairman, President and Chief Executive Officer. The loss of Mr. Reisch's services or the services of other members of senior management could have a material adverse effect on our company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but only predictions and generally can by identified by use of statements that include such words as "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

  •
  our substantial indebtedness;

  •
  our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

  •
  competition from other companies;

  •
  the seasonality of our businesses;

  •
  the loss of significant customers or customer relationships;

  •
  fluctuations in raw material prices;

  •
  our reliance on a limited number of suppliers;

  •
  our reliance on numerous complex information systems;

  •
  the reliance of our businesses on limited production facilities;

  •
  the amount of capital expenditures required for our businesses;

  •
  labor disturbances;

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  environmental regulations;

  •
  foreign currency fluctuations and foreign exchange rates;

  •
  the outcome of litigation;

  •
  control by our stockholders;

  •
  our dependency on the sale of school textbooks;

  •
  the textbook adoption cycle and levels of government funding for education spending;

  •
  Jostens, Inc.'s reliance on independent sales representatives; and

  •
  the failure of our sampling systems to comply with U.S. postal regulations.

        We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including Veronis Suhler Communications, the National Center for Educational Statistics and the U.S. Department of Education.

THE TRANSACTIONS

        On July 21, 2004, KKR and DLJMBP III announced a series of transactions which would combine under one parent organization the assets of each of Jostens, Von Hoffmann and Arcade, three industry leaders, to create a North American specialty printing, marketing and school-related affinity products and services enterprise under the leadership of printing industry veteran, Marc Reisch. The combination of the businesses would allow the companies the opportunity to leverage common management resources and achieve significant cost savings from combined scale, to maximize efficiencies of the assets across the organization and to recapitalize under a common debt structure. Prior to the consummation of the Transactions, affiliates of DLJMBP II controlled Von Hoffmann and Arcade, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. In connection with the Transactions, Fusion, an entity controlled by investment funds affiliated with KKR, acquired an equity interest in us, bringing us under the common ownership of DLJMBP III and Fusion.

        The Transactions encompassed the acquisitions of each of Von Hoffmann and Arcade, the contribution of the stock of such entities to Visant Holding and the recapitalization of each of the companies and Visant.

        To bring the three companies under the common ownership of Visant, on July 21, 2004, we entered into a contribution agreement with Fusion, an affiliate of KKR, providing for the consummation of the contribution by Fusion of all of the stock of Von Hoffmann and Arcade acquired by Fusion to us in exchange for shares of our common stock.

        Immediately prior to the Contribution on October 4, 2004, Fusion acquired all of the stock of Von Hoffmann and Arcade through two separate mergers. A wholly-owned subsidiary of Fusion merged with and into Von Hoffmann with Von Hoffmann surviving the merger. As a result of the merger, Von Hoffmann became a wholly-owned subsidiary of Fusion. At the effective time of the Von Hoffmann merger, holders of equity interests in Von Hoffmann, including holders of outstanding stock options, exchanged their interests in Von Hoffmann for the right to receive an aggregate amount of $650 million less the aggregate amount of Von Hoffmann's net debt and certain transaction expenses, subject to adjustment based upon working capital at the closing date.

        Contemporaneous with the Von Hoffmann merger, a wholly-owned subsidiary of Fusion merged with and into Arcade with Arcade surviving the merger. As a result of the merger, Arcade became a wholly-owned subsidiary of Fusion. As of the effective time of the Arcade merger, Arcade's outstanding common stock and stock options were cancelled in exchange for no consideration. Holders of the Mandatorily Redeemable Preferred Stock of Arcade received an aggregate of $250 million less the aggregate amount of Arcade's net debt and certain transaction expenses, subject to adjustment based upon working capital at the closing date.

        After the acquisition by Fusion of the outstanding equity interests of Von Hoffmann and Arcade and the subsequent Contribution, we contributed the equity interests of Von Hoffmann and Arcade to Visant Secondary Holdings Corp. and then to Visant, which resulted in Von Hoffmann and Arcade becoming Visant's wholly-owned subsidiaries.

        Upon consummation of the Transactions, Fusion was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, and affiliates of

DLJMBP III held equity interests representing approximately 41.0% of our voting interest and 45.0% of our economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of May 10, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of our voting interests, while each continued to hold approximately 44.6% of our economic interests. As of May 10, 2006, other co-investors held approximately 8.4% of our voting interests and approximately 9.1% of our economic interests, while members of management held approximately 1.6% of our voting interests and approximately 1.7% of our economic interests.

        In connection with the Transactions, Visant entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan C Facility and a $250 million revolving credit facility and issued $500 million aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012.

        In connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining preferred stock. Each of the companies concluded tender offers for their existing notes. In connection with these tender offers, each company received the requisite consents of the holders of these notes to amend the respective indentures governing these notes to eliminate substantially all of the restrictive covenants contained in these indentures. In accordance with the contribution agreement entered into in connection with the Transactions, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other notes not tendered in connection with the tender offers.

        As of December 31, 2005, we have repaid $203.5 million of bank term loan debt following the Transactions. With these pre-payments, the outstanding balance under the Term Loan A was extinguished and the balance under the Term Loan C facility was reduced to $816.5 million.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the registered notes pursuant to the exchange offer. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange a like principal amount of old notes, the terms of which are identical in all material respects to the registered notes. The old notes surrendered in exchange for the registered notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the registered notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth Visant Holding's capitalization as of April 1, 2006 on an actual basis and as adjusted after giving effect to the use of proceeds from the senior note offering. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of April 1, 2006
	Actual	As Adjusted
	(in millions)
Visant Corporation:
Senior secured credit facilities:
Revolving credit facility(1)	$28.6	$28.6
Term Loan C facility	816.5	816.5
7 5/8% Senior Subordinated Notes	500.0	500.0
Visant Holding Corp.:
10 1/2% Senior Discount Notes(2)	$189.4	$189.4
8 3/4% Senior Notes	350.0	350.0

Total debt	1,884.5	1,884.5
Stockholders' equity	244.7	(96.0)

Total capitalization	$2,129.2	$1,788.5

(1)
Includes $11.9 million outstanding in the form of short-term borrowings and $16.7 million outstanding in the form of letters of credit.

(2)
Represents accreted value.

SELECTED FINANCIAL DATA

        The following relates to the financial results of both Visant Holding and its subsidiary, Visant. Other than Visant Holding's 10 1/4% senior discount notes, which had an accreted value of $189.4 million and $171.4 million as of April 1, 2006 and April 2, 2005, respectively, including interest thereon, there are no significant differences between the results of operations and financial condition of Visant and those of Visant Holding. At the end of the first quarter of 2006, Visant Holding privately placed, in a transaction not subject to the Securities Act of 1933, as amended, $350.0 million of 8 3/4% Senior Notes due 2013. The selected financial data of Holdings set forth below presents the consolidated financial data of Visant Holding, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of these entities by affiliates of DLJMBP III on such date.

        The selected historical financial data for the successor periods of the three months ended April 1, 2006 and April 2, 2005 has been derived from our unaudited historical consolidated financial statements and those for the fiscal years ended December 31, 2005, January 1, 2005, the five month period from July 30, 2003 to January 4, 2004 and the predecessor periods, including the seven month period from December 29, 2002 to July 29, 2003 and each of the two fiscal years in the period ended December 28, 2002, has been derived from our audited historical consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements and related notes included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	(Successor)
						Jostens, Inc. (Predecessor)
	Three months ended
	April 1, 2006	April 2, 2005	2005	2004	Five Months 2003	Seven Months 2003	2002	2001
	(In millions, except for ratios)
Statement of Operations Data(1):
Net sales	$312.6	$309.1	$1,498.3	$1,462.2	$502.7	$504.1	$756.0	$736.6
Cost of products sold	180.2	189.5	870.4	915.0	335.9	218.6	316.0	311.2

Gross profit	132.4	119.6	627.9	547.2	166.8	285.5	440.0	425.3
Selling and administrative expenses	101.5	103.1	434.7	433.9	168.5	196.4	306.4	300.9
Loss (gain) on disposal of assets	—	—	(2.8)	0.1	—	—	—	—
Transaction costs(2)	—	0.9	1.3	15.9	0.2	31.0	—	—
Special charges(3)	2.8	3.0	7.2	15.7	—	—	—	2.5

Operating income (loss)	28.1	12.6	187.5	81.6	(1.9)	58.1	133.6	121.9
Loss on redemption of debt(4)	—	—	—	75.8	0.5	13.9	1.8	—
Interest expense, net	31.1	30.6	125.2	160.3	68.0	32.5	67.3	76.8
Other income	—	—	—	(1.0)	—	—	—	—

(Loss) income from continuing operations before income taxes	(2.9)	(18.0)	62.3	(153.5)	(70.4)	11.7	64.5	45.1
(Benefit from) provision for income taxes	(1.8)	(7.5)	25.7	(52.8)	(19.2)	8.7	36.2	18.6

(Loss) income from continuing operations	(1.1)	(10.5)	36.6	(100.7)	(51.2)	3.0	28.3	26.5
Gain (loss) on discontinued operations, net of tax	—	—	—	—	—	—	1.6	(22.4)
Cumulative effect of accounting change, net of tax	—	—	—	—	—	4.6	—	—

Net (loss) income	(1.1)	(10.5)	36.6	(100.7)	(51.2)	7.6	29.9	4.1
Dividends and accretion on redeemable preferred shares	—	—	—	—	—	(6.5)	(11.7)	(10.2)

Net income (loss) available to common stockholders	$(1.1)	$(10.5)	$36.6	$(100.7)	$(51.2)	$1.1	$18.2	$(6.1)

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$46.9	$16.1	$168.5	$114.1	$103.0	$(6.8)	$55.5	$71.6
Net cash provided by (used in) investing activities	19.9	16.2	(39.1)	(37.9)	(552.3)	(11.9)	(22.8)	(15.8)
Net cash (used in) provided by financing activities	—	(57.0)	(193.7)	(40.5)	482.3	12.9	(64.8)	(39.3)

Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	—	—	1.5	x	—	—	1.3	x	1.9	x	1.6	x
Depreciation and amortization	$24.5	$27.1	$105.4		$164.2	$47.8	$14.6		$26.9		$28.6
Capital expenditures	20.0	16.2	49.2		49.3	20.7	6.1		22.8		22.2

	(Successor)					Jostens, Inc. (Predecessor)
	April 1, 2006	April 2, 2005
			2005	2004	2003	2003	2002	2001
Balance Sheet Data (at period end):
Cash and cash equivalents	$47.7	$27.9	$20.7	$85.0	$49.1		$10.9	$43.1
Property and equipment, net	236.9	241.0	235.9	241.1	272.1		65.4	68.2
Total assets	2,778.3	2,497.7	2,365.3	2,511.4	2,522.6		327.5	374.6
Total debt	1,867.8	1,637.0	1,513.1	1,695.5	1,476.4		589.4	647.0
Redeemable preferred stock(6)	—	—	—	—	258.8		70.8	59.0
Stockholders' equity (deficit)	244.7	207.5	255.3	212.3	173.9		(582.5)	(599.1)

(1)
Certain selected financial data have been reclassified for all periods prior to 2004 and presented to reflect the results of discontinued operations consisting of the exit of Jostens' Recognition business. See Note 19, Discontinued Operations, to our consolidated financial statements included elsewhere herein.

(2)
For the three months ended April 2, 2005, the full year for 2005 and 2004, transaction costs represented $0.9 million, $1.3 million and $15.9 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represent $0.2 million of expenses incurred in connection with the 2003 Jostens merger. For the predecessor period in 2003, transaction costs represent $31.0 million of expenses incurred in connection with the 2003 Jostens merger.

(3)
For the three months ended April 1, 2006, special charges consisted of $0.5 million for employee severance costs and $2.3 million relating to an impairment loss to reduce the carrying value to its estimated value for the pending sale of Jostens headquarter building. For the three months ended April 2, 2005, special charges consisted of $2.7 million for employee severance costs and $0.3 million related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. For 2005, special charges consisted of restructuring charges of $6.9 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. For 2004, special charges consisted of restructuring charges of $3.9 million for employee severance and equipment relocation related to closure of the Frederick, Maryland and Precision Offset Printing, Inc. facilities and $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions. For 2001, special charges represented $2.1 million of severance costs in conjunction with the termination of three senior executives and $0.4 million to write off an investment in a joint venture in Mexico.

(4)
For 2004, loss on redemption of debt represented a loss of $75.4 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens, Von Hoffmann and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' 12 3/4% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.5 million in connection with the repurchase of $8.5 million principal amount of Jostens' 12 3/4% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' senior secured credit facility. For 2002, loss on redemption of debt represented a loss of $1.8 million in connection with the repurchase of $7.5 million principal amount of Jostens' 12 3/4% senior subordinated notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of Statement of Financial Accounting Standards ("SFAS") 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For the three months ended April 1, 2006 and April 2, 2005, earnings did not cover fixed charges by $3.0 million and $18.0 million, respectively. For 2004 and the successor period in 2003, earnings did not cover fixed charges by $153.5 million and $70.4 million, respectively.

(6)
Liquidation preference of redeemable preferred stock as of the end of 2003, 2002 and 2001 was $222.6 million, $86.3 million and $75.2 million, respectively, including accrued dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under "Cautionary Note Regarding Forward-Looking Statements" and under "Risk Factors". You should read the following discussion in conjunction with "Selected Financial Data" and the consolidated financial statements and notes appearing elsewhere in this prospectus.

Presentation

        There are no significant differences between the results of operations and financial condition of Visant and those of Visant Holding other than Visant Holding's senior discount notes, which had an accreted value of $189.4 million and $171.4 million as of April 1, 2006 and April 2, 2005, respectively, including interest, thereon. At the end of the first quarter of 2006, Visant Holding privately placed, in a transaction not subject to the Securities Act of 1933, as amended, $350.0 million of 8 3/4% Senior Notes due 2013, which closed on April 4, 2006.

Recent Developments

        On June 8, 2006, Jostens announced the entry into definitive purchase agreements for the sale of Jostens' United States and Canadian school photography businesses to Lifetouch Inc. ("Lifetouch") and its affiliates. The transactions are expected to close on or about the end of the second quarter 2006, at which time Lifetouch will assume the operations of Jostens' photography businesses, including the production facility in Winnipeg and field offices throughout the U.S. and Canada.

        On June 19, 2006, Visant consummated the acquisition of the operations of Dixon Web, a leading provider of innovative marketing services, located in Dixon, Illinois. The acquisition was accomplished through a purchase of assets. Dixon Web, which will do business under the name of Dixon Direct, will be a part of Visant's Marketing and Publishing Services segment.

Company Background

        On October 4, 2004, an affiliate of KKR and affiliates of DLJMBP completed the Transactions, which created a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, affiliates of DLJMBP III held equity interests representing approximately 41.0% of Holdings' voting interest and 45.0% of Holdings' economic interest, with the remainder held by other co-investors and certain members of management. Approximately $175.6 million of the proceeds were distributed to certain shareholders, and certain treasury stock held by Von Hoffmann was redeemed. After giving effect to the issuance of equity to additional members of management, as of May 10, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of Holdings' voting interests, while each continued to hold approximately 44.6% of Holdings' economic interest.

        These Transactions were accounted for as a combination of interests under common control.

        In connection with the Transactions, Visant entered into senior secured credit facilities, providing for an aggregate amount of $1,270 million, including a $250 million revolving credit facility, and issued

$500 million aggregate principal amount of Visant notes. Also in connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness having an aggregate face value of $1,392.6 million including the redemption value of certain remaining redeemable preferred stock.

Overview

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade.

        We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by general economic conditions, seasonality, cost of raw materials, school population trends, product quality and service and price.

        During the fourth quarter of 2005, we further disaggregated our reportable segments, to reflect better our operations following the integration of the companies as a result of the Transactions and the manner in which the chief operating decision-maker regularly assesses the information for decision-making purposes. As a result, our reportable segments consist of:

  •
  Jostens Scholastic—provides services related to the marketing, sale and production of class rings and graduation products;

  •
  Jostens Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks;

  •
  Jostens Photo—provides school photography services;

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector. The group also produces testing and supplemental materials and related components for educational publishers; and

  •
  Educational Textbook—produces four-color case-bound educational textbooks.

        For additional financial and other information about our operating segments, see Note 18, Business Segments, to the consolidated financial statements included elsewhere herein.

General

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 38% of our annual net sales for fiscal 2005 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of textbooks are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        Our net sales include sales to certain customers for whom we purchase paper. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most product lines when we realize such increases. Increases in paper prices that began in 2004 are expected to continue through 2006.

        In connection with the relocation of Jostens' diploma operations out of its Red Wing, Minnesota manufacturing facility to certain of its other facilities, Jostens Scholastic experienced significant manufacturing inefficiencies in 2005. As a result of its commitment to minimize the impact to its customers, Jostens incurred $14.7 million of costs in an effort to address these manufacturing inefficiencies. These costs include, in certain cases, providing at Jostens' cost, temporary diploma covers to meet spring graduation deliveries, which were later replaced with permanent diploma covers, significant expedited freight charges, and other efforts to address customer issues to minimize the long-term impact on customer relationships.

Other Transactions

        2003 Jostens Merger.    On July 29, 2003, DLJMBP III acquired Jostens through a merger in which Jostens became the surviving company and our wholly-owned subsidiary. Jostens paid $471.0 million to holders of its common stock, warrants and options representing a cash payment of $48.25 per share. Jostens accounted for the merger using the purchase method of accounting. The aggregate purchase price of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the merger. As a result of the merger, Jostens reflected a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months) in its consolidated financial statements for fiscal 2003.

        Lehigh Press Acquisition.    On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of Lehigh Press for approximately $108.3 million, which we refer to as the Lehigh Press Acquisition. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's former senior secured credit facilities and cash on hand. The acquisition was accounted for under the purchase method of accounting. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition. The allocation of purchase price resulted in value being assigned to intangible assets and goodwill of $45.3 million and $49.8 million, respectively.

Restructuring Activity

        During the first quarter of 2006, we recorded $0.5 million of special charges relating to severance payments and related benefits associated with on-going initiatives. We recorded $0.1 million in each Jostens segment related to severance payments and related benefits associated with the reduction in headcount of eight Jostens Scholastic, two Jostens Yearbook and five Jostens Photo employees, respectively, and $0.2 million related to severance payments and related benefits associated with the reduction in headcount of three employees of the Marketing and Publishing Services segment. For the year ended December 31, 2005, we incurred $7.2 million of special charges, including restructuring charges of $2.9 million, $1.7 million and $0.5 million related to severance and benefit costs for Jostens Scholastic, Jostens Yearbook and Jostens Photo, respectively. Headcount reductions totaled 57, 23 and 7 employees for Jostens Scholastic, Jostens Yearbook and Jostens Photo, respectively. Marketing and Publishing Services incurred $1.3 million of severance and benefit costs related to a reduction in personnel of 77 employees, as well as $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. Educational Textbooks recorded severance and benefit costs of $0.5 million related to a reduction in personnel of 21 employees. As of December 31, 2005, we paid $5.7 million related to restructuring initiatives begun in 2005 ("2005 initiatives"), which have affected 185 employees.

        Restructuring accruals of $2.8 million and $3.3 million as of April 1, 2006 and December 31, 2005, respectively, are included in other accrued liabilities in the consolidated balance sheets. The accruals as of December 31, 2005 include amounts provided for severance related to reductions in corporate and administrative employees from Jostens and the Marketing and Services segment, as well as the consolidation of the Marketing and Service segment's one-and two-color print operations.

        On a cumulative basis through April 1, 2006, we incurred $20.8 million in employee severance costs related to initiatives begun in 2004 ("2004 initiatives"), which affected 513 employees. As of April 1, 2006, we had paid $18.3 million in cash related to these initiatives.

        Changes in the restructuring accruals during the first quarter of 2006 were as follows:

	2006 Initiatives		2005 Initiatives		2004 Initiatives		Total
In thousands	Amount	No. of employees affected	Amount	No. of employees affected	Amount	No. of employees affected	Amount	No. of employees affected
Balance at January 1, 2005	$—	—	$—	—	$8,121	162	$8,121	162

Restructuring charges	—	—	6,948	185	—	—	6,948	185
Severance paid	—	—	(5,691)	(181)	(6,094)	(162)	(11,785)	(343)

Balance at December 31, 2005	—	—	1,257	4	2,027	—	3,284	4

Restructuring charges	458	18	—	—	—	—	458	18
Severance paid	(171)	(18)	(702)	(4)	(372)	—	(1,245)	(22)

Balance at April 1, 2006	$287	—	$555	—	$1,655	—	$2,497	—

        We expect the majority of the remaining severance related to the 2004 and 2005 Initiatives to be paid during 2006.

Other Factors Affecting Comparability

        On July 29, 2003, Jostens was acquired by DLJMBP III through a merger in which Jostens became the surviving company and our wholly-owned subsidiary. As a result of the 2003 Jostens merger, Jostens applied purchase accounting, and a new basis of accounting began on July 29, 2003. Accordingly, the results of operations of Jostens for periods prior to the acquisition are not comparable to results for subsequent periods. In the discussion below, we have isolated the impact of purchase accounting on Jostens' results of operations.

        As a result of the 2003 Jostens merger, we have reflected a Jostens predecessor period from December 29, 2002 to July 29, 2003 and a successor period from July 30, 2003 to January 3, 2004 (together, the "Twelve Month 2003" period) in management's discussion and analysis of financial condition and results of operations for fiscal 2003. The financial information for the predecessor periods prior to July 29, 2003 is that of Jostens and its wholly-owned subsidiaries and was prepared using Jostens' historical basis of accounting.

        The Twelve Month 2003 period, which includes seven months of Jostens' operations (predecessor) and five months of the operations of all three Jostens' segments combined with the Marketing and Publishing Services and Educational Textbook segments, has been presented as a basis for comparison to 2004 results, because we believe such a presentation provides the reader more meaningful information than if results of operations were discussed comparing the predecessor and successor periods of 2003 separately.

        We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31. Fiscal year 2005, 2004, and the successor period in 2003 ended on December 31, 2005, January 1, 2005 and January 3, 2004, respectively. Fiscal years 2005 and 2004 each consisted of fifty-two weeks, while the combined predecessor and successor periods in 2003 consisted of fifty-three weeks. This additional week did not have a significant effect on the variances between periods discussed herein.

Critical Accounting Policies and Estimates

        In the ordinary course of business, management makes a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates and assumptions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management's judgment about the effect of matters that are uncertain.

        On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, continued value of goodwill and intangibles, recoverability of long-lived assets, pension and other postretirement benefits and income-tax. Management bases its estimates and assumptions on historical experience, the use of independent third-party specialists and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Revenue Recognition

        The SEC's Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, we recognize revenue when the earnings process is complete, evidenced by an agreement between us and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and we have no further performance obligations.

Goodwill and Indefinite-Lived Intangible Assets

        Under Statement of Financial Accounting Statements ("SFAS") No. 142, Goodwill and Other Intangible Assets, we are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of our fourth quarter and we believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of 2005 and 2004 totaled approximately $1.4 billion for both periods.

Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax liability together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. On a consolidated basis, we have established a tax valuation allowance of $17.7 million as of the end of fiscal 2005 related to capital loss carryforwards and foreign tax credit carryforwards, because we believe the tax benefits are not likely to be fully realized. During the quarter ended April 1, 2006, we reduced our deferred tax valuation allowance by $0.6 million because we estimate that a portion of the tax benefit attributable to capital loss carryforwards will be realized as a result of anticipated property dispositions during the year. During 2004, as a result of the Transactions, the valuation allowance attributable to accrued interest was reduced by approximately $12.5 million because the related tax benefit is likely to be fully realized. The valuation allowance was also reduced by approximately $10.7 million because a capital loss carryforward expired at the end of 2004.

Pension and Other Postretirement Benefits

        Jostens sponsors several defined-benefit pension plans that cover nearly all of its employees. Jostens also provides certain medical and life insurance benefits for eligible retirees. On January 1, 2006, Jostens closed the pension plans to all newly hired non-union employees and the retiree medical plan to all employees who did not meet certain age and service requirements. Pension benefits for current salaried nonunion employees who participate in one of the Jostens pension plans were modified to provide a percentage of career average earnings, rather than final average earnings for service after January 1, 2006, provided that employees who were at least age 45 with 15 or more years of service, were grandfathered under the old formula. Eligible employees from The Lehigh Press, Inc. also participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004.

        Jostens and Von Hoffmann account for their respective plans under SFAS No. 87, Employer's Accounting for Pensions, which requires management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, expected return on plan assets and the rate of compensation increases.

        Of the three key assumptions, only the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year-end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

        The following is a summary of the three key assumptions that were used in determining 2005 pension expense for Jostens and Von Hoffmann, along with the impact of a 1% change in each assumed rate. Modification of these assumptions does not impact Jostens' and Von Hoffmann's respective pension funding requirements.

Assumption	Rate	Impact of 1% increase		Impact of 1% decrease
Discount rate(1)	5.96%	$(796	)(3)	$2,917
Expected return on plan assets	9.50%	(2,220	)(3)	2,220
Rate of compensation increases(2)	5.60%	700		(608	)(3)

(1)
A discount rate of 6.00% was used for all plans with the exception of one of the Jostens pension plans and the Lehigh Supplemental Retirement Plan, both of which used a 6.00% discount rate for the first quarter and a 5.75% discount rate for the last three quarters of fiscal year 2005 due to the plan merger event on December 31, 2004. The weighted average discount rate for the combined plans was 5.96%.

(2)
The average compensation rate was 6.30% and 3.00% for Jostens and Lehigh, respectively. The weighted average compensation rate for the combined salary-related plans was 5.60%.

(3)
Indicates reduction of annual pension expense.

Results of Operations

Three Months Ended April 1, 2006 Compared to the Three Months Ended April 2, 2005

        The following table sets forth selected information derived from our condensed consolidated statements of operations for the three-month periods ended April 1, 2006 and April 2, 2005.

	Three months ended
Dollars in thousands	April 1, 2006	April 2, 2005	$ Change	% Change
Net sales	$312,591	$309,120	$3,471	1.1%
Cost of products sold	180,244	189,514	(9,270)	(4.9)%

Gross profit	132,347	119,606	12,741	10.7%
% of net sales	42.3%	38.7%
Selling and administrative expenses	101,462	103,186	(1,724)	(1.7)%
% of net sales	32.5%	33.4%
Gain on disposal of fixed assets	(20)	(9)	(11)	NM
Transaction costs	—	884	(884)	NM
Special charges	2,799	2,952	(153)	NM

Operating income	28,106	12,593	15,513	123.2%
% of net sales	9.0%	4.1%
Interest expense, net	31,070	30,568	502	1.6%

Loss before income taxes	(2,964)	(17,975)	15,011
Benefit from income taxes	(1,828)	(7,446)	5,618	75.4%
Net loss	$(1,136)	$(10,529)	$9,393	89.2%

NM
= Not meaningful

        The following table sets forth selected segment information derived from our condensed consolidated statements of operations for the three-month periods ended April 1, 2006 and April 2, 2005. For additional financial information about our operating segments, see Note 14, Business Segments, to the unaudited Condensed Consolidated Financial Statements.

	Three months ended
Dollars in thousands	April 1, 2006	April 2, 2005	$ Change	% Change
Net sales
Jostens Scholastic	$134,383	$123,581	$10,802	8.7%
Jostens Yearbook	8,295	7,972	323	4.1%
Jostens Photo	7,450	8,185	(735)	(9.0)%
Marketing and Publishing Services	121,675	127,756	(6,081)	(4.8)%
Educational Textbook	42,782	44,070	(1,288)	(2.9)%
Inter-segment eliminations	(1,994)	(2,444)	450	NM

	$312,591	$309,120	$3,471	1.1%

Operating income
Jostens Scholastic	21,260	11,109	$10,151	91.4%
Jostens Yearbook	(13,962)	(16,695)	2,733	16.4%
Jostens Photo	(3,790)	(4,342)	552	12.7%
Marketing and Publishing Services	20,827	17,860	2,967	16.6%
Educational Textbook	3,771	4,661	(890)	(19.1)%

	$28,106	$12,593	$15,513	123.2%

NM
= not meaningful

        Net Sales.    Consolidated net sales increased $3.5 million, or 1.1%, to $312.6 million for the three months ended April 1, 2006 from $309.1 million for the same period in 2005.

        The net sales of the Jostens Scholastic segment increased $10.8 million, or 8.7%, to $134.4 million for the first quarter of 2006 from $123.6 million for the first quarter of 2005. The increase was primarily attributable to higher revenue from announcements and also higher first quarter diploma net sales due to improved production versus 2005's first quarter. Jostens Yearbook net sales increased $0.3 million, or 4.1%, to $8.3 million for the quarter ended April 1, 2006 compared to $8.0 million in the first quarter of 2005. Net sales of the Jostens Photo segment decreased $0.7 million, or 9.0%, from $8.2 million for the first three months of 2005 to $7.5 million for the same period in 2006. The decrease reflects lower overall volume.

        The net sales of the Marketing and Publishing Services segment decreased $6.1 million, or 4.8%, to $121.7 million during the first quarter of 2006 from $127.8 million in the first quarter of 2005. This decrease was primarily attributable to lower volume in our sampling business, $1.6 million of lower sales of paper to our customers and $1.2 million less revenue resulting from our shutdown of a facility in January 2005. The decrease was partially offset by solid growth in our direct marketing business.

        The net sales of the Educational Textbook business decreased $1.3 million, or 2.9%, to $42.8 million in the first three months of 2006 from $44.1 million in the first quarter of 2005 due to lower overall volume from customers.

        Gross Profit.    Gross profit increased $12.7 million, or 10.7%, to $132.3 million for the three months ended April 1, 2006 from $119.6 million for the same period in 2005. As a percentage of net sales, gross profit margin increased to 42.3% for the three months ended April 1, 2006 from 38.7% for the same period last year. Of the $12.7 million increase in gross profit for the three month period in

2006, approximately $2.2 million related to a reduction in purchase accounting amortization compared to the prior year period. The remaining increase related to improved business performance in Jostens Printing and Scholastic segments as well as improved performance of our diploma business and cost savings realized from synergy programs that benefited all businesses.

        Selling and Administrative Expenses.    Selling and administrative expenses decreased $1.7 million, or 1.7%, to $101.5 million for the three months ended April 1, 2006 from $103.2 million in 2005. As a percentage of net sales, selling and administrative expenses decreased 0.9% to 32.5% for the first quarter of 2006 from 33.4% for the same period last year. The $1.7 million decrease was primarily due to the impact of administrative headcount reductions and lower depreciation and amortization expense partially offset by higher commission expense related to higher sales.

        Special Charges.    During the first quarter of 2006, we recorded $0.5 million of special charges relating to severance payments and related benefits associated with on-going initiatives. We recorded $0.1 million in each Jostens segment related to severance payments and related benefits associated with the reduction in headcount of eight Jostens Scholastic, two Jostens Yearbook and five Jostens Photo employees, respectively, and $0.2 million related to severance payments and related benefits associated with the reduction in headcount of three employees of the Marketing and Publishing Services segment.

        During the first quarter of 2005, we recorded $3.0 million of special charges, including $1.8 million, $0.4 million and $0.1 million related to severance payments and related benefits associated with the reduction in headcount of 17 Jostens Scholastic, four Jostens Yearbook and three Jostens Photo employees, respectively. We recorded severance of $0.5 million related to the reduction in the Marketing and Publishing Services segment's personnel as well as $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. We also recorded severance of $0.2 million related to the reduction in the Educational Textbook segment's personnel.

        During the first quarter of 2006, we recognized an impairment loss related to the January 2006 pending sale of our Jostens headquarters building. As a result of the pending sale, we determined the carrying value of the building was not recoverable and subsequently reduced the carrying value by $2.3 million to its estimated value.

        Operating Income.    As a result of the aforementioned items, consolidated operating income increased $15.5 million, or 123.2%, to $28.1 million for the three months ended April 1, 2006 from $12.6 million in 2005. As a percentage of net sales, operating income increased to 9.0% for the first quarter of 2006 from 4.1% for the same period in 2005.

        Net interest expense.    Net interest expense was comprised of the following:

	Three months ended
Dollars in thousands	April 1, 2006	April 2, 2005	$ Change	% Change
Holdings:
Amortization of debt discount, premium and deferred financing costs	$4,815	$4,354	$461	10.6%
Interest income	(7)	(19)	12	NM

Holdings interest expense, net	4,808	4,335	473	10.9%

Visant:
Interest expense	24,690	22,857	1,833	8.0%
Amortization of debt discount, premium and deferred financing costs	1,944	3,951	(2,007)	(50.8)%
Interest income	(372)	(575)	203	NM

Visant interest expense, net	26,262	26,233	29	0.1%

Interest expense	$31,070	$30,568	$502	1.6%

NM
= Not meaningful

        Net interest expense increased $0.5 million, or 1.6%, to $31.1 million for the three months ended April 1, 2006 as compared to $30.6 million for the same prior year period. The increase was the result of higher interest rates on our variable rate term loan debt during the first three months of 2006 compared to the same prior year period.

        Income taxes.    We have provided an income tax (benefit) provision based on our best estimate of the consolidated effective tax rate applicable for the entire year. The estimated consolidated effective tax rates were 41.4% and 40.0% for Holdings and Visant, respectively. During the quarter ended April 1, 2006, we reduced our deferred tax valuation allowance by $0.6 million because we estimate that a portion of the tax benefit attributable to capital loss carryforwards will be realized as a result of anticipated property dispositions during the year. The combined effect of reducing the valuation allowance by $0.6 million and applying the consolidated effective tax rates resulted in effective tax rates of 61.7% and 8.7%, respectively, for Holdings and Visant.

        For the comparable three-month period ended April 2, 2005, the effective rates of income tax benefit for Holdings and Visant were 41.4% and 40.5%, respectively.

        During April 2006, we were notified by the Internal Revenue Service that the congressional Joint Committee on Taxation had approved a claim for refund by Jostens for the taxable years 2000 and 2001. We received a refund of Federal tax of approximately $7.6 million, including $1.2 million of interest. A substantial portion of the refund represents a reduction of goodwill, as we did not previously record any tax benefit since the amount of the refund, net of costs, was subject to significant uncertainty. The uncertain portion of the claim was attributable to transaction expenses incurred in connection with Jostens' merger and recapitalization transaction of May 2000. The net tax benefit had been subject to significant uncertainty at the time Jostens revalued its assets and liabilities in connection with the July 2003 merger transaction with DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds.

        Net Loss.    As a result of the aforementioned items, net loss decreased $9.4 million, or 89.2%, to a net loss of $1.1 million for the three months ended April 1, 2006 compared to a net loss of $10.5 million for the same period in 2005.

Years Ended 2005, 2004 and 2003

        The following table sets forth selected information derived from our consolidated statements of operations for fiscal years 2005 and 2004 (successor), the Twelve Month 2003 period, the successor period from July 30, 2003 to January 3, 2004 and the predecessor period from December 29, 2002 to July 29, 2003. In the text below, amounts and percentages have been rounded and are based on the financial statement amounts.

				Visant Holding (Successor)
					Jostens, Inc. (Predecessor)
	Visant Holding (Successor)						% Change between Twelve Months 2003 and 2004
						% Change between 2004 and 2005
			Twelve Months 2003	Five Months 2003	Seven Months 2003
	2005	2004
	(In thousands)
Net sales	$1,498,250	$1,462,161	$1,006,722	$502,664	$504,058	2.5%	45.2%
Gross profit	627,893	547,197	452,302	166,838	285,464	14.7%	21.0%
% of net sales	41.9%	37.4%	44.9%
Selling and administrative expenses	434,635	433,923	364,900	168,470	196,430	0.2%	18.9%
% of net sales	29.0%	29.7%	36.2%
(Gain) loss on disposal of assets	(2,763)	145	—	—	—	NM	NM
Transaction costs	1,324	15,899	31,186	226	30,960	(91.7)%	(49.0)%
Special charges	7,208	15,663	—	—	—	NM	NM
Operating income (loss)	187,489	81,567	56,216	(1,858)	58,074	129.9%	45.1%
% of net sales	12.5%	5.6%	5.6%
Interest expense, net	125,144	160,279	100,436	67,990	32,446	(21.9)%	59.6%
Loss on redemption of debt	—	75,849	14,381	503	13,878	(100.0)%	427.4%
Provision for (benefit from) income taxes	25,696	(52,771)	(10,541)	(19,236)	8,695	148.7%	(400.6)%
Cumulative effect of accounting change	—	—	4,585	—	4,585	NM	NM
Net income (loss)	36,649	(100,698)	(43,475)	(51,115)	7,640	136.4%	(131.6)%

NM    Not meaningful

        We consider our business to be managed on the basis of five reportable segments: Jostens Scholastic, Jostens Yearbook, Jostens Photo, Marketing and Publishing Services and Educational Textbook. The following table sets forth selected segment information derived from our consolidated statements of operations for fiscal years 2005 and 2004 and the successor period from July 30, 2003 to January 3, 2004. As a result of the 2003 Jostens merger, we have accounted for the consolidation of Jostens, Von Hoffmann and Arcade as entities under common control as of July 30, 2003. Since the Marketing and Publishing Services segment consists of the operations of Von Hoffmann, including its subsidiary, Lehigh Press, as well as Arcade, our consolidated results of operations prior to July 30, 2003 do not include the operations of the Marketing and Publishing Services segment. The Educational Textbook segment consists of one of Von Hoffmann's facilities, which is also not included in our consolidated results of operations prior to July 30, 2003. For additional financial information about our operating segments, see Note 18, Business Segments to our Consolidated Financial Statements.

				Holdings (Successor)	Jostens, Inc. (Predecessor)
	Holdings (Successor)					% Change between Twelve Months 2004 and 2005	% Change between Twelve Months 2003 and 2004
			Twelve Months 2003	Five Months 2003	Seven Months 2003
	2005	2004
	(In thousands)
Net sales
Jostens Scholastic	$424,984	$406,081	$400,862	$145,791	$255,071	4.7%	1.3%
Jostens Yearbook	348,512	333,623	321,498	93,051	228,447	4.5%	3.8%
Jostens Photo	66,893	67,535	65,869	45,329	20,540	(1.0)%	2.5%
Marketing and Publishing Services	479,269	466,975	155,481	155,481	—	2.6%	200.3%
Educational Textbook	186,968	194,722	65,490	65,490	—	(4.0)%	197.3%
Inter-segment eliminations	(8,376)	(6,775)	(2,478)	(2,478)	—	NM	NM

Net sales	$1,498,250	$1,462,161	$1,006,722	$502,664	$504,058	2.5%	45.2%

Operating income (loss)
Jostens Scholastic	$33,064	$32,301	$12,272	$(6,485)	$18,757	2.4%	163.2%
Jostens Yearbook	67,682	3,910	25,123	(22,127)	47,250	1631.0%	(84.4)%
Jostens Photo	3,006	496	(1,877)	6,056	(7,933)	506.0%	(126.4)%
Marketing and Publishing Services	65,032	20,815	13,708	13,708	—	212.4%	51.8%
Educational Textbook	18,705	24,045	6,990	6,990	—	(22.2)%	244.0%

Operating income (loss)	$187,489	$81,567	$56,216	$(1,858)	$58,074	129.9%	45.1%

NM    Not meaningful

Year Ended December 31, 2005 Compared to the Year Ended January 1, 2005 ("2004")

        Net sales.    Consolidated net sales increased $36.1 million, or 2.5%, to $1,498.3 million from $1,462.2 million in 2004. Our Jostens Scholastic business reported full year 2005 net sales of $425.0 million, an increase of 4.7% over the $406.1 million in 2004. This year-over-year increase was primarily attributable to stronger sales of both class rings and graduation products, as well as pricing increases. The Jostens Yearbook segment reported full year 2005 net sales of $348.5 million, an increase of 4.5% over the $333.6 million in 2004, due to stronger sales volume as well as pricing increases. The Jostens Photo segment reported full year 2005 net sales of $66.9 million, a decrease of l.0% from $67.5 million in 2004.

        Our Marketing and Publishing Services segment reported 2005 net sales of $479.3 million, an increase of 2.6% over the $467.0 million reported in 2004. This growth was primarily attributable to increased direct marketing and sampling volume, partially offset by approximately $12.2 million of a reduction in sales related to the closure of the Frederick, Maryland facility during the first quarter of 2005. Net sales for the Educational Textbook business were $187.0 million for full year 2005, a decrease of 4.0%, compared to $194.7 million of net sales in 2004. The decrease in net sales from textbooks was primarily attributable to lower pricing and lower sales of paper to customers.

        Gross profit.    Gross profit increased $80.7 million, or 14.7%, to $627.9 million for 2005 from $547.2 million for 2004. As a percentage of net sales, gross profit margin increased to 41.9% for 2005 from 37.4% for 2004.

        The increased gross profit as a percent of sales was primarily a result of a reduction of approximately $49.9 million in purchase accounting depreciation and amortization relating to Jostens compared to 2004. This amortization was primarily related to order backlog intangible assets associated with the accounting of the purchase of Jostens in July 2003. Excluding the impact of these adjustments, gross margin increased to 42.2% in 2005 from an adjusted gross margin of 41.2% in 2004. This increase was primarily due to margin improvement in Jostens Yearbook production, primarily resulting from pricing increases, offset by the $14.7 million of incremental diploma costs incurred at Jostens Scholastic to address manufacturing inefficiencies as a result of the relocation of Jostens' diploma operation at its Red Wing, Minnesota manufacturing facility to other facilities. Margins also improved for the Marketing and Publishing Services segment, offset by lower margins experienced in our Educational Textbook segment resulting from pricing pressure and manufacturing inefficiencies during peak production months.

        Selling and administrative expenses.    Selling and administrative expenses increased $0.7 million, or 0.2%, to $434.6 million for 2005 from $433.9 million for 2004. As a percentage of net sales, selling and administrative expenses decreased 0.7% to 29.0% for 2005 from 29.7% for 2004. The $0.7 million increase was primarily due to higher selling expenses, offset by the impact of administrative headcount reductions.

        Gain on Disposal of Fixed Assets.    Gain on disposal of fixed assets was approximately $2.8 million for 2005, primarily related to the sale of two buildings, in Frederick, Maryland and Red Wing, Minnesota, respectively, which were sites of operations that were previously shut down. In 2004, loss on disposal of fixed assets was less than $0.2 million.

        Special charges.    During 2005, we incurred $7.2 million of special charges including $6.9 million related to severance and benefit costs associated with a reduction in personnel of 185 employees and $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. During 2004, we incurred $15.7 million of special charges including $11.8 million related to severance and benefit costs and $3.9 million in connection with restructuring activities related to the Frederick, Maryland facility. In 2004, headcount reduction associated with restructuring activities totaled 310 employees.

        Operating income.    As a result of the foregoing, consolidated operating income increased $105.9 million, or 130.0%, to $187.5 million for 2005 from $81.6 million for 2004. As a percentage of net sales, operating income increased to 12.5% for 2005 from 5.6% for 2004.

        Jostens' operating income increased $67.1 million, or 182.6%, to $103.8 million for 2005 compared to $36.7 million for 2004. The increase in Jostens' operating income was primarily a result of approximately $49.9 million less purchase accounting depreciation and amortization than 2004 as well as increased net sales and the implementation of cost reduction initiatives and realization of operating synergies, offset by approximately $14.7 million of costs at Jostens Scholastic to address significant manufacturing inefficiencies.

        The Marketing and Publishing Services segment's operating income increased $44.2 million, or 212.4%, to $65.0 million for 2005 from $20.8 million for 2004, primarily as a result of special charges incurred in 2004, as well as favorable product mix, operating synergies and gains on the sale of assets of approximately $2.8 million, primarily relating to the sale of the Frederick, Maryland facility.

        The Educational Textbook segment's operating income decreased $5.3 million, or 22%, to $18.7 million for 2005 from $24.0 million in 2004 primarily as a result of lower pricing and manufacturing inefficiencies during peak production months, partially offset by operating synergies.

        Net interest expense.    Net interest expense is comprised of the following:

	Holdings (Successor)
	2005	2004
	(In thousands)
Holdings:
Interest expense	$2	$193
Amortization of debt discount, premium and deferred financing costs	18,043	16,297
Interest income	(96)	(28)

Holdings interest expense, net	17,949	16,462

Visant:
Interest expense	94,808	98,559
Accrued interest on mandatorily redeemable preferred stock and subordinated exchange debentures	—	38,816
Amortization of debt discount, premium and deferred financing costs	13,603	7,120
Interest income	(1,216)	(678)

Visant interest expense, net	107,195	143,817

Interest expense, net	$125,144	$160,279

        Net interest expense decreased $35.1 million, or 21.9%, to $125.1 million for 2005 as compared to $160.3 million for 2004. The decrease was the result of our new debt structure at lower interest rates upon the consummation of the Transactions.

        Provision for (benefit from) income taxes.    Our consolidated effective tax rate was 41.2% for 2005 compared with 34.4% for 2004. For 2004, the rate of tax benefit was less than the statutory tax rate due to the effect of nondeductible interest expense. This effect was largely offset by the reduction of our valuation allowance for accrued high-yield interest, as further described in Note 15, Income Taxes, to our Consolidated Financial Statements. The 2004 effective rate of tax benefit was also unfavorably affected by nondeductible transaction costs. For 2006, we anticipate a consolidated effective tax rate between 38% and 41%.

        Net income.    As a result of the aforementioned items, net income increased $137.3 million to $36.6 million for 2005 from a loss of $100.7 million for 2004.

  Year Ended January 1, 2005 ("2004") Compared to the Twelve Month 2003 Period

        Net sales.    Consolidated net sales increased $455.4 million, or 45.2%, to $1,462.2 million for 2004 from $1,006.7 for the Twelve Month 2003 period. Our Jostens Scholastic business reported full year 2004 net sales of $406.1 million, an increase of 1.3% over $400.9 million in the Twelve Month 2003 period. The increase was attributable to higher sales prices and increased sales volume for graduation regalia products partially offset by a reduction in other scholastic products' sales volume. The Jostens Yearbook segment reported full year 2004 net sales of $333.6 million, an increase of 3.8% over the $321.5 million in the Twelve Month 2003 period, primarily due to increased sales volume for yearbooks associated with our acquisition of a yearbook business in the latter part of 2003 and an increase in the number of color yearbook pages printed. The Jostens Photo segment reported full year 2004 net sales of $67.5 million versus $65.9 million in the Twelve Month 2003 period.

        Our Marketing and Publishing Services segment reported 2004 net sales of $467.0 million, an increase of 200.3% over the $155.5 million reported in 2003. Net sales for the Educational Textbooks business were $194.7 million for full year 2004, an increase of 197.3%, compared to $65.5 million of net sales in the Twelve Month 2003 period. These significant increases were attributable to an additional seven months of operations in 2004.

        Gross profit.    Gross profit increased $94.9 million, or 21.0%, to $547.2 million for 2004 from $452.3 million for the Twelve Month 2003 period. As a percentage of net sales, gross profit margin decreased 7.5% to 37.4% for 2004 from 44.9% for the Twelve Month 2003 period. The consolidation of both the Marketing and Publishing Services and Educational Textbook businesses with Visant contributed $97.2 million of the gross profit increase, but negatively impacted gross profit margin by 6.0%, since both segments are characterized by typically lower gross margins than the Jostens segments. Excluding costs associated with purchase accounting related to the 2003 Jostens merger ($54.6 million of depreciation and amortization expense in 2004 and $43.3 million of inventory costs and depreciation and amortization expense in 2003), Jostens' gross profit increased $8.9 million, resulting in a 0.2% increase in gross profit margin.

        Jostens' gross profit was favorably impacted in 2004 by the sales fluctuations discussed above as well as the absence of prior year costs associated with difficulties we encountered in connection with an ERP system implementation. In 2003, we incurred additional production costs, as well as certain selling and administrative expenses, in order to resolve those difficulties while continuing to provide timely delivery of our products. Although our efforts minimized the impact to our customers, the associated costs negatively impacted our margins in 2003. We have since resolved our production issues related to the ERP system installation. Conversely, Jostens' Scholastic business gross profit in 2004 was negatively impacted by increased costs for precious raw materials compared to 2003 as well as period costs associated with the facility closure and relocation of our graduation diploma production and customer service operations.

        Selling and administrative expenses.    Selling and administrative expenses increased $69.0 million, or 18.9%, to $433.9 million for 2004 from $364.9 million for the Twelve Month 2003 period. As a percentage of net sales, selling and administrative expenses decreased 6.5% to 29.7% for 2004 from 36.2% for the Twelve Month 2003 period. The consolidation of both the Marketing and Publishing Services and Educational Textbook businesses contributed $50.4 million of the increased expense, but favorably impacted selling and administrative expenses as a percentage of net sales by 7.9%. Excluding costs associated with purchase accounting related to the 2003 Jostens merger ($40.9 million and $17.3 million of depreciation and amortization expense in 2004 and 2003, respectively), Jostens' selling and administrative expenses decreased $4.3 million, or 1.3%.

        Jostens' $4.3 million decrease in selling and administrative expenses was primarily due to the absence of costs associated with the difficulties encountered with the ERP system implementation in 2003, lower information systems expense due to reduced depreciation expense in connection with fully amortized software and overall cost controls in 2004. The decrease was partially offset by higher commission expense as a result of increased sales and additional investment in customer service in 2004.

        Transaction costs.    During 2004, we incurred $15.9 million of expenses in connection with the Transactions, including $5.4 million of compensation expense primarily representing the excess of the fair market value over the exercise price of outstanding Von Hoffmann stock options and $10.5 million consisting primarily of investment banking, legal and accounting fees. During the Twelve Month 2003 period, Jostens incurred $31.2 million of transaction expenses in connection with the 2003 Jostens merger.

        Special charges.    During 2004, we incurred special charges totaling $15.7 million including $3.9 million in connection with restructuring activity related to the closure of the Frederick, Maryland facility, as well as the consolidation of the Von Hoffmann's Precision Offset business with Lehigh. The remaining $11.8 million of additional charges consist primarily of severance and related separation benefits for the departure of senior executives and other employees associated with reorganization activity as a result of the Transactions.

        Operating income.    Operating income increased $25.4 million, or 45.1%, to $81.6 million for 2004 from $56.2 million for the Twelve Month 2003 period. As a percentage of net sales, operating income was 5.6% for both 2004 and the Twelve Month 2003 period. The consolidation of both the Marketing and Publishing Services and Educational Textbook segments contributed $24.3 million of the increase in operating income, while Jostens' operating income increased $1.3 million in 2004 compared to 2003. Excluding costs associated with purchase accounting related to the 2003 Jostens merger ($95.6 million of depreciation and amortization expense in 2004 and $60.7 million of inventory costs and depreciation and amortization expense in 2003) and excluding the fluctuation of transaction costs and special charges, Jostens' operating income increased $13.3 million primarily as a result of the absence of costs associated with the difficulties encountered with the ERP system implementation and overall cost controls in 2003.

        Net interest expense.    Net interest expense is comprised of the following:

			Holdings (Successor)	Jostens, Inc. (Predecessor)
	Holdings (Successor) 2004	Twelve Months 2003	Five Months 2003	Seven Months 2003
	(In thousands)
Holdings:
Interest expense	$193	$—	$—	$—
Amortization of debt discount, premium and deferred financing costs	16,297	1,315	1,315	—
Interest income	(28)	(16)	(16)	—

Holdings interest expense, net	16,462	1,299	1,299	—

Visant:
Interest expense	98,559	70,349	41,775	28,574
Accrued interest on mandatorily redeemable preferred stock and subordinated exchange debentures	38,816	23,322	22,480	842
Amortization of debt discount, premium and deferred financing costs	7,120	5,965	2,853	3,112
Interest income	(678)	(499)	(417)	(82)

Visant interest expense, net	143,817	99,137	66,691	32,446

Interest expense, net	$160,279	$100,436	$67,990	$32,446

        Net interest expense increased $59.8 million, or 59.6%, to $160.3 million for 2004 as compared to $100.4 million for the Twelve Month 2003 period. The increase was primarily due to the impact of the Transactions and the resulting consolidation of the Marketing and Publishing Services and Educational Textbook businesses, which contributed $46.0 million of the increased expense. Amortized interest related to the Holdings notes contributed an additional $15.0 million.

        Loss on redemption of debt.    In connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining redeemable preferred stock and recognized related losses of $75.4 million. The losses included $81.0 million of aggregate redemption premium paid and an aggregate net credit balance of $5.6 million for unamortized deferred financing costs, discounts and premiums related to the debt instruments.

        Also during 2004, we voluntarily redeemed $5.0 million principal amount of Jostens' 12 3/4% senior subordinated notes, recognizing a loss of $0.4 million, which consisted of redemption premium paid plus unamortized premium, original issuance discount and deferred financing costs related to the notes.

        Benefit from income taxes.    Our consolidated effective tax rate was 34.4% for 2004 compared with 18.0% for the Twelve Month 2003 period. The rate of tax benefit for both periods was less than the statutory federal rate due to the unfavorable effect of nondeductible expenses. For 2004, the unfavorable effect of nondeductible interest expense was largely offset by the reduction of our valuation allowance for accrued high-yield interest, as further described in Note 15 of the Notes to Consolidated Financial Statements. The 2004 effective rate of tax benefit was also unfavorably affected by nondeductible transaction costs. The rate of tax benefit for the Twelve Month 2003 period was significantly less than the federal statutory rate due to the unfavorable effect of nondeductible interest and transaction costs applied to a pre-tax loss amount that was significantly smaller than the loss for 2004. In addition, the Twelve Month 2003 period did not include any tax benefit recognized for the repayment of high-yield debt obligations.

        Net loss.    As a result of the foregoing discussion, net loss increased $57.2 million to $100.7 million from $43.5 million for the Twelve Month 2003 period.

Liquidity and Capital Resources

        The following table presents cash flow activity of Holdings for applicable periods noted below and should be read in conjunction with our consolidated statements of cash flows.

	(Successor)
	Three months ended
	April 1, 2006	April 2, 2005	2005	2004	Five Months 2003	(Predecessor) Seven Months 2003
	(In thousands)
Net cash provided by (used in) operating activities	$46,851	$16,084	$168,469	$114,132	$103,042	$(6,793)
Net cash used in investing activities	(19,869)	(16,207)	(39,101)	(37,945)	(552,326)	(11,875)
Net cash (used in) provided by financing activities	—	(56,988)	(193,693)	(40,451)	482,334	12,925
Effect of exchange rate change on cash	6	40	67	116	144	236

Increase (decrease) in cash and cash equivalents	$26,988	$(57,071)	$(64,258)	$35,852	$33,194	$(5,507)

Three Months Ended April 1, 2006

        For the three months ended April 1, 2006, operating activities generated cash of $46.9 million compared with cash generated by operating activities of $16.1 million for the same prior year period.    The $30.8 million increase related to lower working capital requirements and increased earnings for the three months ended 2006 compared to the same prior year period. Net cash used in investing activities for the three months ended April 1, 2006 was $19.9 million, compared with $16.2 million for the comparable 2005 period. The $3.7 million increase related to additional capital expenditures in the current year compared to the same prior year period. There were no financing activities during the first quarter of 2006 as compared to $57.0 million in the three month period of 2005, which was comprised of debt prepayments of $63.6 million offset by $5.9 million from proceeds of equity investments by certain members of management.

        As of April 1, 2006, we had cash and cash equivalents of $47.7 million. Our principal sources of liquidity are cash flows from operating activities and borrowings under Visant's senior secured credit facilities, which included $221.4 million available under Visant's revolving credit facility as of April 1, 2006. We use cash primarily for debt service obligations, capital expenditures and to fund other working capital requirements. We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility.

        As of April 1, 2006, we were in compliance with all covenants under our material debt obligations.

        Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under Visant's senior secured credit facilities, are adequate to meet our future liquidity needs for the next twelve months.

Full Year 2005

        In 2005, operating activities generated cash of $168.5 million, compared with cash generated by operating activities of $114.1 million in 2004. The $54.3 million increase related primarily to increased earnings and lower cash paid for interest in 2005 compared to 2004. Net cash used in investing activities for 2005 was $39.1 million, compared with $37.9 million for 2004. The $1.2 million increase related to $1.3 million less proceeds from asset sales in 2005 compared to 2004. Capital expenditures of $49.2 million in 2005 were consistent with the $49.3 million in 2004. Net cash used in financing activities for 2005 was $193.7 million, an increase of $153.2 million, compared with cash used in financing activities of $40.5 million for 2004. The increase was related to higher debt repayments during 2005 compared to 2004.

        During 2005, Visant voluntarily prepaid $203.5 million of term loans under its senior secured credit facilities including all principal payments due in 2005 through most of 2010.

        During the second quarter of 2005, Holdings contributed $9.0 million in cash to Visant which is reflected in Visant's consolidated statement of cash flows as a contribution from Holdings. These amounts eliminate in consolidation and have no impact on Holdings' consolidated financial statements.

Full Year 2004 and Five Month 2003 Period

        Operating activities for the full year 2004 and Five Month 2003 period generated cash of $114.1 million and $103.0 million, respectively. Net cash used in investing activities for the full year 2004 was $37.9 million, which included $49.3 million relating to capital expenditures and approximately $11.5 million relating to proceeds from the sale of assets. For the Five Month 2003 period, net cash used in investing was $552.3 million, consisting primarily of $531.8 million related to the 2003 Jostens merger and the acquisition of Lehigh Press and $20.7 million relating to capital expenditures. Net cash used in financing activities for the full year 2004 was $40.5 million. Net cash provided by financing activities of $482.3 million for the Five Month 2003 period related primarily to the 2003 Jostens merger and the acquisition of Lehigh Press.

Seven Month 2003 Period (Predecessor)

        Operating activities for the Seven Month 2003 period consumed cash of $6.8 million. Net cash used in investing activities for the Seven Month 2003 period was $11.9 million, which included $6.1 million relating to capital expenditures and approximately $5.0 million relating to the acquisition of businesses. Net cash provided by financing activities for the Seven Month 2003 period was $12.9 million primarily related to activities associated with the 2003 Jostens merger.

Contractual Obligations

        The following table shows due dates and amounts of our contractual obligations:

	Payments due by calendar year(1)
	Total	2006	2007	2008	2009	2010	Thereafter
	(In thousands)
7 5/8% senior subordinated notes	$500,000	$—	$—	$—	$—	$—	$500,000
10 1/4% senior discount notes	247,200	—	—	—	—	—	247,200
Term loans	816,500	—	—	—	—	8,700	807,800
Operating leases	18,160	6,205	4,226	3,328	2,386	1,065	950
Precious metals forward contracts	5,614	5,614	—	—	—	—	—
Minimum royalties	7,564	1,250	1,268	1,262	1,281	1,300	1,203
Pension and other postretirement cash requirements	154,884	12,166	12,643	13,290	13,972	14,782	88,031
Interest expense(2)	801,366	100,795	102,861	107,039	132,351	133,185	225,135
Management agreements(3)	20,138	3,113	3,207	3,303	3,402	3,504	3,609
Contractual capital equipment purchases	6,029	6,029	—	—	—	—	—

Total contractual cash obligations(4)	$2,577,455	$135,172	$124,205	$128,222	$153,392	$162,536	$1,873,928

(1)
The contractual obligations table above does not include the $350.0 million of 8 3/4% Senior Notes due 2013 sold by Visant Holding in April 2006.

(2)
Projected interest expense related to the variable rate term loans is based on market rates as of the end of 2005.

(3)
In October 2004, we entered into a management agreement with Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking Partners III, L.P. to provide management and advisory services to us. We agreed to pay an annual fee of $3.0 million, effective October 2004, subject to a 3% annual increase. Since the agreement does not have an expiration date, the obligation as presented above only reflects one additional year of management fees beyond 2010.

(4)
Also outstanding as of December 31, 2005 was $16.7 million in the form of letters of credit.

        We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility. We have substantial debt service requirements.

        Visant's senior secured credit facilities were originally comprised of a $150 million senior secured Term Loan A facility with a six-year maturity, an $870 million senior secured Term C loan facility with a seven-year maturity and a $250 million senior secured revolving credit facility with a five-year maturity. As of April 1, 2006, we had $16.7 million of standby letters of credit outstanding. Except for approximately $11.9 million of outstanding indebtedness under the Canadian portion of its revolving credit facility, Visant has repaid the entire outstanding indebtedness under its revolving credit facility as of December 31, 2005. In 2005, Visant voluntarily prepaid $203.5 million of scheduled payments under the term loan facilities with free cash flow generated from operations. With these pre-payments, the outstanding balance under the Term Loan A was extinguished and the balance under the Term C Loan facility was reduced to $816.5 million. Amounts borrowed under the term loan facilities that were repaid or prepaid may not be reborrowed. Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

        Borrowings under the senior secured credit facilities bear interest at Visant's option at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term Loan C Facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term Loan C Facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum) and are subject to adjustment based on a pricing grid.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit Visant's ability to create liens, incur additional indebtedness, pay dividends or make other equity distributions, repurchase or redeem capital stock, prepay subordinated debt, make investments, merge or consolidate, change Visant's business, amend the terms of subordinated debt and engage in certain other activities customarily restricted in such agreements. The senior secured credit facilities also contain certain customary events of default, subject to grace periods, as appropriate.

        On October 4, 2004, Visant issued $500 million in principal amount of 7 5/8% senior subordinated notes (the "Visant notes") due October 1, 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act. On March 30, 2005, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The Visant notes are not collateralized and are subordinated in right of payment to the senior secured credit facilities. The senior secured credit facilities and the Visant notes are guaranteed by Visant's restricted domestic subsidiaries.

        On December 2, 2003, Visant Holding issued $247.2 million in principal amount at maturity of 10 1/4% senior discount notes (the "Holding notes") due December 1, 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act for gross proceeds of $150 million. On March 8, 2004, Visant Holding completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act. The Holding notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. No cash interest accrues on the Holding notes until December 1, 2008, and thereafter cash interest will accrue at a rate of 10 1/4% per annum. Prior to that time, interest accrues on the Holding notes in the form of an increase in the principal amount of the notes.

        At the end of the first quarter of 2006, Visant Holding privately placed the notes to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act, which closed on April 4, 2006. The notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. Visant Holding used the net proceeds from the offering to fund a dividend to its stockholders and to pay fees and expenses of the offering.

        The indentures governing the Visant notes and the Holding notes also contain numerous covenants including, among other things, restrictions on our ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under Visant's revolving credit facility and future refinancing of our debt.

        We may from time to time repurchase our notes in the open market, through tender offers or privately negotiated transactions, subject to market conditions and other factors. No assurance can be given as to whether or when such repurchases or exchanges will occur.

        We also have capital expenditure requirements for our operations. For 2005, 2004 and the twelve month period 2003, we had capital expenditures of $49.2 million, $49.3 million and $26.8 million, respectively, primarily for additional press capacity, automation, information technology and ongoing maintenance.

Off Balance Sheet Arrangements

Precious Metals Consignment Arrangement

        We have a precious metals consignment arrangement with a major financial institution whereby we currently have the ability to obtain up to $30 million in consigned inventory. As required by the terms of this agreement, we do not take title to consigned inventory until payment. Accordingly, we do not include the value of consigned inventory nor the corresponding liability in our financial statements. The value of consigned inventory at December 31, 2005 and 2004 was $26.1 million and $22.6 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, we incurred expenses for consignment fees related to this agreement of $0.6 million for 2005, $0.5 million for 2004 and $0.2 million for the successor period in 2003 and $0.2 million for the predecessor period in 2003. The obligations under the consignment agreement are guaranteed by Visant.

        In January 2006, we amended the arrangement to allow for the ability to obtain up to $32.5 million in consigned inventory.

        Other than our precious metals consignment arrangement and general operating leases, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Accounting Pronouncements

SFAS 123R—Statement of Accounting Standards No. 123 (revised 2004) Share-Based Payment

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), Share Based Payment (SFAS 123R), which requires the recognition of compensation expense using the fair value of stock options granted to employees and non-employee directors. This statement eliminates the alternative to use the intrinsic value method of accounting originally permitted by SFAS 123. SFAS 123R requires recognition of compensation expense related to all equity awards granted including awards modified, repurchased, or cancelled based on the fair values of the awards at the grant date. The originally issued SFAS 123 set the effective date as of the first interim or annual reporting period that commenced after June 15, 2005. In April 2005, the Securities and Exchange Commission amended Rule 4-01(a) of Regulation S-X which defers compliance with SFAS 123 to the first interim or annual reporting period of the first fiscal year commencing after December 15, 2005. We adopted SFAS 123R on January 1, 2006 to comply with such regulation on a prospective basis. We have assessed the effects of adoption and determined the impact of adopting this statement will not be material.

SFAS 154—Accounting Changes and Error Corrections—a replacement of APB Opinion No.20 and FASB Statement No. 3

        In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which requires retrospective application to prior periods' financial statements of voluntary changes in accounting principle. Prior to SFAS 154, APB Opinion 20 required the cumulative effect of the voluntary changes in accounting principle from prior period to be included in net income of the current period. Under

SFAS 154, the voluntary change in accounting principles is required to be applied to prior periods as if that principle had always been used in previously issued financial statements of the reporting entity. Additionally, the retrospective application is limited to the direct effects of the voluntary change as well as requires the indirect effects of depreciation, amortization or depletion from the voluntary change to be accounted for as a change in accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005. As such, we adopted SFAS 154 on January 1, 2006 to comply with such regulation.

FSP 109-2—Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.

        In October 2004, the American Jobs Creation Act of 2004 (the "AJC Act") was signed into law. This legislation creates, among other things, a temporary incentive for U.S. multinational companies to repatriate accumulated income earned outside the United States at a favorable rate of tax. In December 2004, the FASB issued Staff Position ("FSP") 109-2, which provides accounting and disclosure guidance for the repatriation provision.

        During December 2005, we repatriated eligible earnings from our foreign subsidiaries in an amount of $12.6 million. The benefit of the repatriation in relation to the tax that would otherwise have been payable was approximately $2.7 million.

Quantitative and Qualitative Disclosure about Market Risk

Market Risk

        We are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest Rate Risk

        We are subject to market risk associated with changes in LIBOR and other variable interest rates in connection with our senior secured credit facilities. If the short-term interest rates or the LIBOR averaged 10% more or less, interest expense would have changed by $5.7 million for 2005, $0.8 million for 2004 and $2.0 million for the Twelve Month 2003 period.

Foreign Currency Exchange Rate Risk

        We are exposed to market risks from changes in foreign exchange rates. We have foreign operations primarily in Canada and France, respectively, where substantially all transactions are denominated in Canadian dollars and euros. Jostens from time to time enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currency. We may also periodically enter into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on our results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity Price Risk

        We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. We periodically prepare a sensitivity analysis to estimate our exposure to market risk on open precious metal forward purchase contracts. We consider our market risk associated with these contracts as of the end of 2005 and 2004 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over our aggregate forward contract commitment.

BUSINESS

Our Company

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade.

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        We believe that we have leading positions in the markets in which we operate. We believe Jostens has an approximately 40% to 50% market share across its major product lines, our Marketing and Publishing Services business has an approximately 50% market share of the textbook cover market and an approximately 50% market share in the scent strip sampler market, and our Educational Textbook segment has an approximately 35% market share of the four-color case-bound textbook market. The majority of Jostens' sales are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on time are important. Our manufacturing operations, particularly our educational textbook bookbinding capabilities, and dedication to the educational end market provide a competitive advantage over other producers that would have to dedicate significant resources to establish similar capabilities. We believe that our sampling system and direct mail businesses are industry leaders in the introduction of innovative products, including formats produced under proprietary processes.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit Jostens. Jostens' core products are generally purchases that are made through various economic cycles. Additionally, we believe that the anticipated growth in instructional materials over the next several years will be a primary contributor to growth for our Educational Textbook segment. Similarly, we believe that our sampling system and direct mail business is well positioned to benefit from growth in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve approximately 25,000 schools, every major textbook publisher and a variety of leading fragrance, cosmetic, personal care and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens has maintained long-standing relationships with administrators and students through its ability to provide highly customized and personalized products. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% of its customers in its major product lines. We have maintained long-standing relationships with the major educational publishers, and each of the top five customers to our educational textbook business has been a customer of for over 30 years. Our sampling business' technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers. Our top five sampling system customers have been our clients for over 10 years.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman, President and Chief Executive Officer, has over 20 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and an average of 22 years of experience in the industries in which our companies operate. Our management team members are also highly motivated stakeholders through our equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We expect to enhance our relationships with our customers through marketing and selling initiatives focused on customer service and sales force effectiveness across our businesses. Each of our businesses maintains separate sales forces to sell their products, which help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy is focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. The efforts within our Educational Textbook segment are directed at increasing our sales to existing educational customers through a focus on product quality, customer service and the breadth of our product offering. We intend to grow our market share within our Marketing and Publishing Services segment with our core customers through a continued emphasis on customer service and product innovation. We are also making efforts to expand our customer base in this segment by emphasizing the effectiveness of our sampling system advertising solutions in less traditional markets such as consumer-packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features and customization, we believe we will further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens continues to be an industry leader in introducing on-line tools to assist in the layout and publication of yearbooks. Similarly, our Marketing and Publishing Services business has selectively added service offerings, such as design, art procurement, editorial, color separation and printing plastic transparencies and decorative covers. We have expanded our sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories.

        Our direct mail business continues to develop innovative in-line manufacturing solutions for its direct marketing and advertising customers. We continue to invest time and resources to maintain our leading positions in the markets in which we operate. Since the closing of the Transactions in October 2004, we have invested in new equipment, including new press and bind equipment for our direct mail, yearbook and Educational Textbook businesses.

Implement near-term cost savings initiatives

        Since the consummation of the 2004 combination of Jostens, Von Hoffmann and Arcade to form Visant, we have been successful in identifying and realizing significant, near-term cost saving. These cost savings are being achieved primarily through procurement initiatives aimed at reducing the costs of materials and services, such as logistics and energy, used in our operations and reducing corporate and administrative expenses.

Improve operating efficiencies and asset utilization

        The integration of the businesses has provided opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture selected production opportunities as well as leveraging asset utilization across product lines. We also intend to leverage our production capabilities, our reputation in the markets in which we operate and our management team's industry experience to capitalize on market opportunity.

Selectively pursue complementary acquisitions

        We intend to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings.

Jostens

        Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Founded in 1897, Jostens has a history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in three segments: (1) Jostens Scholastic, (2) Jostens Yearbook and (3) Jostens Photo.

        Jostens Scholastic.    Jostens is one of the leading providers of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. Jostens Scholastic serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling its products to students and administrators through independent sales representatives. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involve a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Jostens Yearbook.    Jostens is one of the leading providers of services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

        Jostens Photo.    Through a network of sales representatives and independent dealers, Jostens Photo provides photography services for special events and class and individual school pictures of elementary, middle and high school students. Jostens Photo is a leading provider of school photography in Canada and also serves in the United States elementary, middle and high school markets. Jostens Photo also provides high school senior portraits and photography for proms and other special events. See "Recent Developments" for further discussion concerning the sale of Jostens Photo.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also the leading producer of testing and supplemental materials and related components such as decorative covers for educational publishers, as well as creative and book design services. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Educational Textbook

        The Educational Textbook segment, which does business under the Von Hoffmann name, is a leading producer of four-color case-bound educational textbooks. Von Hoffmann's Jefferson City, Missouri facility focuses primarily on the manufacture of four-color case-bound products including textbooks for the elementary through high school ("ELHI") and college markets, employing a range of versioning and binding styles and capabilities to meet the demanding service, quality and delivery requirements of these markets.

Competition

Jostens

        The school-related affinity products and services industry consists principally of four national manufacturers and a number of small regional competitors. The four national competitors in the sale of yearbooks, class rings and scholastic products are other Jostens, American Achievement Corporation, Herff Jones, Inc. and Walsworth Publishing Company. We believe that Jostens is the largest of the national competitors in yearbooks, class rings and graduation products based on the number of schools served. American Achievement and Herff Jones are the only other national manufacturers that sell each of these three product lines. We believe that due to the size of the market, the time required to develop relationships with schools, the cost of acquiring the equipment and the expertise required for the customization of products, there have been few new entrants since the 1970s.

        Scholastic.    Jostens' competition in class rings consists primarily of two national firms, Herff Jones and American Achievement (which market the Balfour and ArtCarved brands, respectively). Herff Jones distributes its products within schools, while American Achievement distributes its products through multiple distribution channels including schools, independent and chain jewelers and mass merchandisers. Jostens distributes its products primarily within schools. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and chain jewelers and mass merchandisers are generally lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery. In the marketing and sale of other graduation products, Jostens competes primarily with American Achievement and Herff Jones as well as numerous local and regional competitors who offer products similar to Jostens. Each competes on the basis of service, on-time delivery, product quality, price and product offerings, with particular importance given to establishing a proven track record of timely delivery of quality products.

        Yearbooks.    In the sale of yearbooks, Jostens competes primarily with American Achievement (which markets under the Taylor Publishing brand), Herff Jones and Walsworth. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization capabilities, combined with technical assistance and customer service, are important factors in yearbook production. Jostens' YearTech® 2006 on-line tool provides schools with additional convenience and creative and editorial capabilities in the layout and production of yearbooks.

        Photography.    Jostens' sales of school photography products and services are divided between Canada and the United States. In Canada, Jostens competes with a variety of regional and local photographers. In the United States, Jostens' primary competitors are Herff Jones and Lifetouch Inc., as well as regional and local photographers. Each competes on the basis of quality, price, on-time delivery and product offerings.

Marketing and Publishing Services

        The Marketing and Publishing Services business competes with Webcraft, the fragrance division of Vertis, Inc., Orlandi, Inc. and a number of smaller competitors in the fragrance and cosmetic sampling market. Our sampling system business also competes with numerous manufacturers of miniatures, vials, packets, sachets, blister packs and scratch and sniff products. Our direct mail products and services compete with numerous other marketing and advertising venues for marketing dollars customers allocate to various types of advertising, marketing and promotional efforts such as television and in-store promotions as well as other printed products produced by national and regional printers. We compete primarily with Coral Graphics Services, Inc., Phoenix Color Corporation, Banta and The Press of Ohio in the sale of textbook covers and components and one- and two-color testing and supplemental educational materials.

Educational Textbook.

        Textbook manufacturers compete based on their ability to maintain and adhere to a strict manufacturing schedule, the quality of product and service, competitive pricing and capability to provide "one-stop shopping" to the publisher. Our primary competitors in the textbook market are R.R. Donnelley & Sons Company, Quebecor World Inc. and Courier, Inc.

Seasonality

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 38% of our annual net sales for fiscal 2005 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of textbooks are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook production occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. The net sales of sampling and other direct mail and printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Raw Materials

        The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The cost of precious metals and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with changes in the prices of precious metals, Jostens may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The price of gold has increased dramatically during the past year and we expect the volatility in the price of gold to continue at least through the balance of the year. These higher gold prices have impacted, and could further impact, our operating expenses as well as the level of spending by our customers. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany whom we believe is also a supplier to Jostens' major class ring competitors in the United States.

        The principal raw materials purchased by the Marketing and Publishing Services business and the Educational Textbook business consist of paper, ink, bindery materials and adhesives. Paper costs generally flow through to the customer as paper is ordered for specific jobs and the Company does not take significant commodity risk on paper. Certain of our sampling system business utilizes specific grades of paper and foil laminates, which are, respectively, purchased primarily from one manufacturer.

        Matters pertaining to our market risks are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk."

Backlog

        Because of the nature of our business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, related primarily to our yearbook and scholastic businesses, was $370.7 million and $359.2 million as of the end of 2005 and 2004, respectively. We expect most of the 2005 backlog to be confirmed and filled in 2006.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we are currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of December 31, 2005, Jostens had made payments totaling $7.8 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports, we do not expect the cost required to finish addressing environmental conditions to be material. This amount is included in our consolidated balance sheet as of December 31, 2005. Additionally, Jostens will have ongoing monitoring obligations following the completion of remediation. We do not expect the cost of such ongoing monitoring to be material. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Intellectual Property

        Our businesses use a combination of patents, copyrights, trademarks, confidentiality and licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect the intellectual property rights we employ in our businesses. We have trademarks registered in the United States and in jurisdictions around the world. In particular, we have a number of registered patents in the United States and abroad covering certain of the proprietary processes used in our sampling systems and direct mail business and we have submitted patent applications for certain other manufacturing processes. However, many of our sampling system and direct mail manufacturing processes are not covered by any patent or patent application. As a result, our business may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes than those employed by us. We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights.

        Our company has ongoing research efforts and expects to seek additional patents in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

Employees

        As of December 31, 2005, we had approximately 7,700 full-time employees. As of December 31, 2005, approximately 790 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007 and approximately 660 employees from our Marketing and Publishing Services business were represented under six collective bargaining agreements. These collective bargaining agreements expire at various times between March 2007 and November 2009. Given the seasonality of our businesses, we utilize a high percentage of seasonal and temporary employees to maximize efficiency and manage our costs.

        We consider our relations with our employees to be satisfactory.

International Operations

        Our foreign sales are derived primarily from operations in Canada and Europe, respectively. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among risks attendant to foreign operations, but these risks are not considered significant with respect to our businesses.

Properties

        A summary of the physical properties our businesses currently use follows:

Segment	Facility Location(1)	Approximate Sq. Ft.	Interest
Jostens Scholastic	Topeka, Kansas(2) Laurens, South Carolina Shelbyville, Tennessee Denton, Texas Attleboro, Massachusetts Owatonna, Minnesota Burnsville, Minnesota	236,000 98,000 87,000 56,000 52,000 30,000 47,000	Owned Owned Owned Owned Owned Owned Leased
Jostens Yearbook	Winston-Salem, North Carolina Clarksville, Tennessee Visalia, California State College, Pennsylvania State College, Pennsylvania	132,000 105,000 96,000 66,000 10,900	Owned Owned Owned Owned Leased
Jostens Photo	Winnipeg, Manitoba Indianapolis, Indiana Winnipeg, Manitoba	66,000 8,800 13,000	Owned Owned Leased	(3) (3)
Marketing and Publishing Services	Owensville, Missouri Eldridge, Iowa Broadview, Illinois Dixon, Illinois Pennsauken, New Jersey Chattanooga, Tennessee Chattanooga, Tennessee Chattanooga, Tennessee Baltimore, Maryland Arlington Heights, Illinois Paris, France	450,000 325,000 212,000 160,000 145,000 67,900 36,700 29,500 60,000 47,000 4,600	Owned Owned Owned Owned Owned Owned Owned Owned Leased Leased Leased	(4)
Educational Textbook	Jefferson City, Missouri	636,000	Owned

(1)
Excludes properties held for sale.

(2)
Also houses yearbook production.

(3)
To be disposed of in connection with the sale of Jostens' photography business.

(4)
Includes approximately 31,600 square footage of a leased bindery facility.

        We lease a number of warehouse facilities to support our production. We maintain Visant's executive office in leased space in Armonk, New York, and Jostens' executive offices in owned space in Bloomington, Minnesota. Jostens will complete its relocation to leased facilities in Bloomington by the end of the second quarter of 2006. In addition, we lease other sales and administrative office space and photography space in other locations. In management's opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business. In addition, certain of our properties are subject to a mortgage held by Visant's lenders under its senior secured credit facilities.

Legal Proceedings

        On February 11, 2004, plaintiff Christian Pocino filed a complaint against Jostens in the Superior Court of California for the County of Los Angeles for alleged breach of express warranty (Cal. Comm. Code Section 2313), and for alleged violation of California's false advertising and unfair competition laws (Cal. Bus. & Prof. Code Sections 17500 and 17200).

        The plaintiff alleged that Jostens violated these laws by purportedly violating Federal Trade Commission "guides" with regard to the marketing and sale of jewelry. Specifically, plaintiff contended that: (1) Jostens failed to comply with the FTC guide that every use of the word "stone" be immediately preceded by the word "imitation", "synthetic" or a similar term; and (2) Jostens failed to comply with a separate FTC guide relating to use of the word silver in connection with Jostens' SilverElite® with platinum alloy. The plaintiff sought equitable relief and unspecified monetary damages on behalf of himself and a purported class of similarly-situated consumers.

        Jostens brought a demurrer and motion to strike the plaintiff's complaint on June 25, 2004, challenging the legal sufficiency of plaintiff's allegations on the basis, inter alia, that the FTC guides are nonbinding and that plaintiff's allegations generally failed to state a claim on which relief could be granted. On August 13, 2004, the Superior Court sustained Jostens' demurrer with leave to amend.

        On August 25, 2004, the plaintiff filed an amended complaint which contained substantially the same allegations regarding "stones" while dropping the claims regarding SilverElite® with platinum. On September 29, 2004, Jostens filed another demurrer/motion to strike, challenging the legal sufficiency of plaintiff's amended complaint. On November 24, 2004, the Superior Court again sustained Jostens' demurrer with leave to amend. The plaintiff filed a second amended complaint dated December 16, 2004. The court dismissed the action on January 26, 2005. The plaintiff has appealed the court's decision. Jostens filed its appellate brief in late October 2005 and oral arguments were heard on March 15, 2006. In early May 2006, the Court of Appeals of the State of California affirmed the trial court's judgment in favor of Jostens.

        In communications with U.S. Customs and Border Protection ("Customs"), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed a voluntary disclosure to limit its monetary exposure. The effect of these alleged tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on imports dating back five years. Additionally, Customs may impose interest on the loss of revenue, if any is determined. Presently, no formal notice of, or demand for, any alleged loss of revenue has been issued by Customs. A review of Jostens' import practices has revealed that during the relevant five-year period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens has addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. Jostens is in the early stages of administrative review of this matter, and it is not clear what Customs' position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for those imports made prior to 2004. Jostens intends to vigorously defend its position and has recorded no accrual for any potential liability. However, we cannot assure you that Jostens will be successful in its defense or that the disposition of this matter will not have a material effect on our business, financial condition and results of operations.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will not be material, however, we cannot assure you in this regard.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages, positions and business backgrounds of our executive officers and the directors as of May 10, 2006.

Name	Age	Position
Marc L. Reisch	50	Chairman, President and Chief Executive Officer, Holdings and Visant
Marie D. Hlavaty	42	Vice President, General Counsel and Secretary, Holdings and Visant
Paul B. Carousso	37	Vice President, Finance, Holdings and Visant
John C. Sorensen	44	Vice President, Treasurer, Holdings and Visant
Michael L. Bailey	50	President and Chief Executive Officer, Jostens
John Van Horn	65	Group President, Arcade/Lehigh Direct and President, Chief Executive Officer, Arcade
John R. DePaul	49	Executive Vice President, Von Hoffmann
Richard Johnson	59	Executive Vice President, Von Hoffmann
David F. Burgstahler	37	Director, Holdings and Visant
Thompson Dean	48	Director, Holdings and Visant
George M.C. Fisher	65	Director, Holdings and Visant
Alexander Navab	40	Director, Holdings and Visant
Tagar C. Olson	28	Director, Holdings and Visant
Charles P. Pieper	59	Director, Holdings and Visant

        Marc L. Reisch joined Holdings and Visant as Chairman, President and Chief Executive Officer upon the closing of the Transactions. Mr. Reisch has been one of the directors of Jostens since November 2003. Immediately prior to joining Holdings and Visant, Mr. Reisch served as a Senior Advisor to KKR. Mr. Reisch was Chairman and Chief Executive Officer of Quebecor World North America between August 1999 and September 2002. Prior to holding that position, he held the position of President of World Color Press, Inc., since November 1998 and Group President since 1996. Mr. Reisch has been the Chairman of the Board of Yellow Pages Income Fund since December 2002.

        Marie D. Hlavaty served as an advisor to our businesses since August 2004 and joined Holdings and Visant as Vice President, General Counsel and Secretary upon the consummation of the Transactions. Prior to joining Visant, Ms. Hlavaty was Of Counsel with Latham & Watkins LLP from January 2003 until June 2004. Ms. Hlavaty was Vice President, General Counsel and Secretary of Quebecor World Inc. between February 2001 and November 2002, also serving as General Counsel of Quebecor World North America since November 1999. Prior to that, she held legal positions at World Color Press, Inc. since 1994, last holding the position of Vice President, Deputy General Counsel.

        Paul B. Carousso joined Holdings and Visant in October 2004 as Vice President, Finance. From April 2003 until October 2004, Mr. Carousso held the position of Executive Vice President, Chief Financial Officer, of Vestcom International, Inc., a digital printing company. Prior to holding his position at Vestcom, from October 1994 until September 2002, Mr. Carousso held various accounting and financial reporting positions at Quebecor World North America and World Color Press, Inc., last holding the position of Vice President, Controller.

        John C. Sorensen joined Visant Holding and Visant in September 2005 as Vice President, Treasurer. From November 2001 until August 2005, Mr. Sorensen held the position of Vice President, Treasurer with World Kitchen, Inc. (manufacturer and distributor of kitchenware products). World Kitchen filed for bankruptcy in 2002. Prior to that, Mr. Sorensen held a number of financial and treasury positions with U.S. Office Products Company (manufacturer and distributor of office supplies and furniture)

from 1997 through October 2001, last holding the position of Vice President and Controller, N.A. Financial Operations.

        Michael L. Bailey joined Jostens in 1978. He has held a variety of leadership positions, including director of marketing, planning manager for manpower and sales, national product sales director, division manager for printing and publishing, printing operations manager and Senior Vice President—Jostens School Solutions. He was appointed as President in February 2003 and became Chief Executive Officer in July 2004.

        John Van Horn served as an advisor to our Arcade/Lehigh Direct businesses since September 2004 and joined us as Group President, Arcade/Lehigh Direct and President and Chief Executive Officer of Arcade upon the consummation of the Transactions. Prior to joining us, Mr. Van Horn held various positions at Quebecor World Inc. (or its predecessor, World Color Press, Inc.) since 1993, last serving as President, Catalog Market of Quebecor World North America.

        John R. DePaul joined The Lehigh Press, Inc. in 1979. He held a number of sales and operational positions with Lehigh. Following the acquisition of Lehigh by Von Hoffmann in October 2003, Mr. DePaul was appointed Senior Vice President—Educational Sales. Mr. DePaul assumed the position of Executive President in March 2005, and most recently was given operational responsibility for the Jefferson City, MO and Pennsauken, NJ facilities in addition to his educational sales duties.

        Richard Johnson joined Von Hoffmann in March 2005 as Executive Vice President Sales—Commercial Products. He most recently was given operational responsibility for the Owensville, MO and Eldridge, IA facilities in addition to his sales duties. Prior to joining Von Hoffmann, Mr. Johnson held a number of sales management roles with Quebecor World Inc. in its book division from 1999 to 2004.

        David F. Burgstahler is a Partner of Avista Capital Partners, L.P., a private equity firm that has been engaged by Credit Suisse Securities (USA) LLC, or CS, to serve as consultants to assist in the monitoring of DLJMBP portfolio companies. Prior to joining Avista Capital Partners in 2005, Mr. Burgstahler was a Partner with DLJ Merchant Banking Partners, the private equity investment arm of CS. Mr. Burgstahler joined CS in 2000 when it merged with Donaldson, Lufkin & Jenrette. Mr. Burgstahler joined Donaldson, Lufkin & Jenrette in 1995. Mr. Burgstahler serves on the board of Warner Chilcott Corporation, Focus Diagnostics, Inc. and WRC Media, Inc.

        Thompson Dean is a Co-Managing Partner and Chief Executive Officer of Avista Capital Partners, L.P., a private equity firm that has been engaged by CS to serve as consultants to assist in the monitoring of DLJMBP portfolio companies. Prior to joining Avista Capital Partners in 2005, Mr. Dean led DLJMBP and was Chairman of the Investment Committees of the DLJMBP funds. Mr. Dean continues to serve as Investment Committee Co-Chairman of the DLJMBP funds. Mr. Dean joined DLJMBP in 1988 and became the Managing Partner in 1995. Following the merger of Donaldson, Lufkin & Jenrette and CS, he became the Head of Leveraged Corporate Private Equity, responsible for CS's worldwide leveraged buyout business. Mr. Dean is on the Boards of BioPartners, DeCrane Aircraft Holdings, Inc., Nycomed Holdings, Merrill Corporation and NextPharma. He serves on various committees for the Lenox Hill Neighborhood Association, The Society of Memorial Sloan Kettering, The Museum of the City of New York and The Boys Club of New York.

        George M.C. Fisher is currently a senior advisor to KKR. Mr. Fisher is also currently Chairman of PanAmSat Corporation and a director of Eli Lilly and Company and General Motors Corporation. Mr. Fisher served as Chairman of the Board of Eastman Kodak Company from December 1993 to December 2000 and was Chief Executive Officer from December 1993 to January 2000. Before joining Kodak, Mr. Fisher was Chairman of the Board and Chief Executive Officer of Motorola, Inc. Mr. Fisher is a past member of the boards of AT&T, American Express Company, Comcast Corporation, Delta Air Lines, Inc., Hughes Electronics Corporation, Minnesota Mining &

Manufacturing, Brown University and The National Urban League, Inc. He is a member of The Business Council as well as an elected fellow of the American Academy of Arts & Sciences and of the International Academy of Astronautics. Mr. Fisher was also an appointed member of the President's Advisory Council for Trade Policy and Negotiations from 1993 through 2002.

        Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR's North American efforts in media and telecommunications. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of PanAmSat Corporation.

        Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions.

        Charles P. Pieper is an Operating Partner of DLJMBP and a Managing Director of CS. Prior to joining CS in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self-employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. Mr. Pieper also previously served as Chairman and Acting CEO of Alliant Foodservice, Inc., Chairman of North American Van Lines and Vice Chairman of Dynatech. Mr. Pieper served as Chairman of the Board of U.S. Office Products from March 1998 to March 2001; U.S. Office Products filed for bankruptcy in 2001. From April 2000 to April 2002, Mr. Pieper served as Chairman of the Board of Fairchild Dornier Corp. and Chairman of the Supervisory Board of Fairchild Dornier GmbH; Fairchild Dornier filed for bankruptcy in 2002. He also serves as a director of Advanstar Holding Corp. and Grohe AG.

Our Board of Directors

        Our Board of Directors is comprised of seven members. Each of the existing directors was appointed upon the consummation of the Transactions in October 2004, other than Mr. Fisher, who was appointed in November 2005. Under the Stockholders Agreement entered into in connection with the Transactions, KKR and DLJMBP III each has the right to designate four of Holdings' directors (and each initially designated three directors) and our Chief Executive Officer and President, Marc Reisch, is Chairman. Our Board of Directors currently has three standing committees—an Audit Committee, a Compensation Committee and an Executive Committee. We expect the chairmanship of each of the Audit Committee and Compensation Committee will be rotated annually between a director designated by KKR and a director designated by DLJMBP III consistent with the terms of the Stockholders Agreement.

Audit Committee

        The primary duties of the Audit Committee include assisting the Board of Directors in its oversight of (i) the integrity of the Company's financial statements and financial reporting process; (ii) the integrity of the Company's internal controls regarding finance, accounting and legal compliance; and (iii) the independence and performance of the Company's independent auditors and internal audit function. The Audit Committee also reviews our critical accounting policies, our annual and quarterly reports on Form 10-K and Form 10-Q, and our earnings releases before they are published. The Audit Committee has sole authority to engage, evaluate and replace the independent auditor. The Audit Committee also has the authority to retain special legal, accounting and other consultants it deems necessary in the performance of its duties. The Audit Committee meets regularly with our management, independent auditors and internal auditors to discuss our internal controls and financial reporting process and also meets regularly with the Company's independent auditors and internal auditors in private.

        The current members of the Audit Committee are Messrs. Burgstahler (Chairman) and Olson. The Board of Directors has determined that each of the current members qualifies as an "audit committee financial expert" through their relevant work experience. Mr. Olson is an Executive with KKR, and Mr. Burgstahler is a Partner of Avista Capital Partners, L.P. None of the members of the Audit Committee is considered "independent" as defined under the federal securities law.

Compensation Committee

        The primary duty of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation practices for the Company's executive officers and other key employees, as the Committee may determine, to ensure that management's interests are aligned with the interest of the Company's equity holders. The Committee also reviews and makes recommendations to the Board of Directors with respect to the Company's employee benefits plans, compensation and equity based plans and compensation of Directors. The current members of the Compensation Committee are Messrs. Navab (Chairman), Burgstahler, Olson and Pieper.

Executive Committee

        The current members of the Executive Committee are Messrs. Reisch, Navab and Dean.

Compensation of Directors

        We will pay annual director's fees of $50,000 to Mr. Fisher. On March 18, 2005, we granted to each of our non-executive directors options to purchase 3,122 shares of the Class A Common Stock of Holdings. Upon becoming a director effective November 2, 2005, Mr. Fisher was granted options to purchase 3,122 shares of Class A Common Stock of Holdings.

Code of Ethics

        We have a Code of Business Conduct and Ethics which was adopted to cover the entire Visant organization following the Transactions and which applies to our Chief Executive Officer, Vice President, Finance and Corporate Controller, all other employees, our directors and independent sales representatives. We review our Code of Business Conduct and Ethics and amend it as necessary to be in compliance with current law. Any changes to, or waiver from, our Code that applies to our Chief Executive Officer, Vice President, Finance or Corporate Controller will be posted on our website. A copy of the Code can be found on our website at http://www.visant.net.

Section 16(a) Beneficial Ownership Reporting Compliance

        Executive officers and directors of Holdings are not subject to the reporting requirements of Section 16 of the Exchange Act.

Executive Compensation

        The following table sets forth the cash and non-cash compensation for 2005, 2004 and 2003 awarded to or earned by our Chief Executive Officer as of the end of fiscal 2005 and each of the four other most highly compensated executive officers as of the end of fiscal 2005.

	Annual Compensation				Long-term Compensation Awards
Name and principal position	Year	Salary(1)	Bonus(2)	Other annual compensation(3)	Restricted stock awards(#)(4)	Securities underlying options(#)	All other compensation(5)
Marc L. Reisch	2005	$850,000	$850,000	$—	—	—	$94,085
Chairman, President and	2004	180,226	1,025,000	—	10,405	134,066	148,749
Chief Executive Officer,	2003	—	—	—	—	—	—
Holdings and Visant
Marie D. Hlavaty	2005	$315,000	$185,000	$—	—	18,730	$8,400
Vice President, General	2004	66,888	39,375	—	—	—	63,000
Counsel and Secretary,	2003	—	—	—	—	—	—
Holdings and Visant
Paul B. Carousso	2005	$240,000	$110,000	$—	—	9,365	$8,400
Vice President, Finance,	2004	46,153	30,000	—	—	—	63,000
Holdings and Visant	2003	—	—	—	—	—	—
Michael L. Bailey	2005	$486,538	$—	$—	—	36,419	$8,400
President and Chief	2004	416,943	767,234	—	—	35,200	8,200
Executive Officer, Jostens	2003	327,859	109,800	52,574	—	—	1,787,006
John Van Horn	2005	$370,000	$250,000	$—	—	—	$8,400
Group President,	2004	78,816	101,667	—	—	—	28,650
Arcade/Lehigh Direct and	2003	—	—	—	—	—	—
President and Chief
Executive Officer, Arcade

(1)
Each of Messrs. Reisch, Carousso and Van Horn and Ms. Hlavaty became employees of Visant as of October 4, 2004, and accordingly, the amounts for 2004 reflect salary received after such date.

(2)
Amounts in 2005 include earnings under the management incentive bonus program. The amounts in 2004 include earnings under the management incentive bonus program as follows: Mr. Reisch: $425,000; Ms. Hlavaty: $39,375; Mr. Carousso: $30,000; Mr. Bailey: $258,875; and Mr. Van Horn: $61,667. Amounts in 2004 also include (a) a signing bonus for Mr. Reisch of $600,000, the after-tax proceeds of which were reinvested in Holdings Class A Common Stock, and a signing bonus for Mr. Van Horn of $40,000 and (b) a retention bonus for Mr. Bailey of $500,000, the after-tax proceeds of which were reinvested in Holdings Class A Common Stock. The amount in 2003 includes earnings under the management incentive bonus program for Mr. Bailey of $101,170.

(3)
Excludes perquisites where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported. The amount in 2003 for Mr. Bailey includes miscellaneous perquisites, including an automobile reimbursement and $28,780 for use of the corporate jet.

(4)
In connection with the consummation of the Transactions and his joining us as Chief Executive Officer in 2004, Mr. Reisch was granted 10,405 restricted shares of Holdings Class A Common Stock at $96.10401 per share under the 2004 Stock Option Plan. The restricted stock is 100% vested and nonforfeitable by Mr. Reisch.

(5)
The amounts in 2005 for Mr. Reisch include $85,685 of payment by the Company of the premium on a life insurance policy payable to beneficiaries designated by Mr. Reisch, as well as employer matching contributions to the Company's 401(K) plan. The amounts in 2005 for Ms. Hlavaty and Messrs. Carousso, Bailey and Van Horn represent employer matching contributions to the 401(K) plan. The amounts in 2004 for Mr. Reisch, Ms. Hlavaty and Mr. Van Horn represent advisory fees earned in connection with the Transactions and for Mr. Bailey, the employer match contribution under the 401(K) plan. The amount in 2003 for Mr. Bailey includes cancellation of stock options in connection with the 2003 Jostens merger for consideration of $1,779,066 as well as employer matching contributions to the 401(k) plan.

Compensation Committee Interlocks and Insider Participation

        Messrs. David Wittels and John Castro, who were members of Holdings' Board of Directors during 2003 and part of 2004, and Mr. Burhmaster, who was the Chief Executive Officer of Holdings and Jostens until July 2004, comprised the Compensation Committee from September 2003 through March 2004. Mr. Wittels was affiliated with DLJMBP, and Mr. Castro was President and Chief Executive Officer of Merrill Corporation during this time. DLJMBP has an ownership interest in Merrill Corporation. Commencing in March 2004, each of Messrs. Burgstahler, Burhmaster and Castro served as members of the Compensation Committee until the consummation of the Transactions. Thereafter, until November 2005 the Compensation Committee was comprised of Messrs. Burgstahler (Chairman), Navab and Pieper and Mr. Joseph Bae (who was affiliated with KKR). In November 2005, Mr. Bae resigned as a director and member of the Audit and Compensation Committees of the Board in connection with his transition to KKR's Hong Kong operations. Mr. Olson was appointed to the Compensation Committee in November 2005.

Equity Compensation

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and currently provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their grant of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries, provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. Under his employment agreement, as described below, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the plan. Additional members of management are eligible to receive equity-based awards. Option grants consist of "time options", which vest and become exercisable in annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and a sale participation agreement, which together generally provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to Holdings stock and outstanding and exercisable options;

  •
  "piggyback" registration rights on behalf of the members of management;

  •
  "tag-along" rights in connection with transfers by Fusion on behalf of the members of management and "drag-along" rights for Fusion and DLJMBP III; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

        In connection with the dividend paid by Holdings to its stockholders on April 4, 2006, under the terms of the 2003 Plan and the 2004 Stock Option Plan, the Board of Directors approved a reduction in the exercise price of the stock options outstanding under the 2003 Plan and the 2004 Stock Option Plan as of such date to $30.09 per share and $39.07 per share, respectively.

Stock Options Granted in 2005

        The following table provides information on stock options granted to the named executive officers in 2005.

	Individual Grants in 2005
Name	Number of securities underlying options granted	Percentage of total options granted to employees in fiscal year	Exercise price (dollars per share)(1)	Expiration date		Grant date present value (dollars)(2)
Marc L. Reisch	—	—	$—	—		$—
Marie D. Hlavaty	18,730	5.15%	$96.10	3/17/2015		$608,725
Paul B. Carousso	9,365	2.58%	$96.10	3/17/2015		$304,363
Michael L. Bailey	36,419	10.01%	$96.10	3/17/2015	(3)	$1,183,617
John Van Horn	—	—	$—	—		$—

(1)
In connection with the dividend paid by Holdings to its stockholders on April 4, 2006, under the terms of the 2004 Stock Option Plan, the Board of Directors approved a reduction in the exercise price of the stock options outstanding under the 2004 Stock Option Plan as of such date to $39.07 per share.

(2)
These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating this value: potential option term, 10 years; risk-free rate of return, 4.13%; expected volatility, 1.0%; and expected dividend yield, none.

(3)
Other than 31,216 options which have an expiration of December 31, 2015.

Aggregated Stock Options Exercised in 2005 and Fiscal Year End Option Value

        The following tables provide information on stock option holdings at the end of 2005. There were no stock options exercised in 2005 by the named executive officers.

	Number of securities underlying unexercised options at fiscal year end(#)
			Value of unexercised in-the-money options at fiscal year end($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Marc L. Reisch	39,575	88,771	$7,902	$—
Marie D. Hlavaty	4,683	14,047	$—	$—
Paul B. Carousso	2,341	7,024	$—	$—
Michael L. Bailey	17,192	28,614	$84,295	$—

(1)
There is no established public trading market for the Holdings Class A Common Stock. For purposes of this table, in-the-money options are calculated based on the estimated fair value of Holdings Class A Common Stock of $96.10401 as determined by the Compensation Committee of the Board of Directors.

Employment Agreements and Arrangements

Employment agreement with Marc L. Reisch

        In connection with the Transactions, Holdings entered into a new employment agreement with Marc L. Reisch on the following terms, under which he serves as the Chairman of our Board of Directors (the "Board") and our Chief Executive Officer and President.

        Mr. Reisch's employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement. Mr. Reisch's agreement provides for the payment of an annual base salary of $850,000, subject to annual review and increase by our Board, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a target bonus of 100% of annual base salary (of which no less than 67% is to be based on certain EBITDA targets to be achieved).

        Pursuant to the agreement, Mr. Reisch was paid a cash signing bonus of $600,000, the after-tax proceeds of which were reinvested as part of his initial equity participation. Pursuant to the agreement, Mr. Reisch invested $3,500,000 in cash to purchase Holdings Class A Common Stock, and we granted him an option to purchase 3.5 shares of Holdings Class A Common Stock for every one share of the $3,500,000 in value of Holdings Class A Common Stock initially purchased by him. Under his stock option agreement, we granted Mr. Reisch a total of 127,466 shares of Holdings stock, of which 56,449 shares are subject to time-based vesting (the "time option") and 71,017 shares are subject to performance-based vesting (the "performance option"). The time option became vested and exercisable with respect to 9,104 of the shares on December 31, 2004. The remaining 47,345 shares subject to the time option will vest and become exercisable in five annual installments commencing on December 31, 2005 as to the following percentages: 25%, 25%, 25%, 15% and 10%. The performance option will vest on a cliff basis on December 31, 2012, subject to acceleration based on the achievement of certain EBITDA or other performance targets. These options were issued with an exercise price of $96.10. Additionally, under a restricted stock award agreement, we made a one-time grant of 10,405 shares of Holdings Class A Common Stock, which stock is 100% vested and nonforfeitable by Mr. Reisch, subject to the same rights and restrictions set forth in the management stockholders' agreement and the sale participation agreement described above, other than Holdings' call rights in the event of termination of employment.

        The agreement also provides that if Mr. Reisch is terminated by us without "cause" (which includes our nonrenewal of the agreement for any additional one-year period, as described above) or if he resigns for "good reason" (as such terms are defined in the agreement), he will be entitled to receive: (1) a cash payment equal to the sum of (A) a prorated bonus for the year of termination, payable in a lump sum, plus (B) two times the sum of (i) Mr. Reisch's then annual base salary and (ii) his target bonus for the year of termination, payable in 24 equal monthly installments, and (2) continued participation in welfare benefit plans until the earlier of two years after the date of termination or the date that Mr. Reisch becomes covered by a similar plan maintained by any subsequent employer, or cash in an amount that allows him to purchase equivalent coverage for the same period. The agreement additionally provides that, in the event of a "change in control" of the Company (as defined in the agreement), the vesting of Mr. Reisch's time option will accelerate in full and the vesting of his performance option may accelerate if specified performance targets have been achieved.

        The agreement also provides for the Company's payment of all premiums on a life insurance policy having a death benefit equal to $10.0 million that will be payable to such beneficiaries designated by Mr. Reisch. In addition the agreement provides for a retirement benefit supplemental to those benefits payable under our qualified and nonqualified retirement plans which constitutes an annual lifetime retirement benefit commencing on the later of the date of his employment termination or the date he achieves age 60. The benefit is equal to, generally, 10% of the average of Mr. Reisch's base salary and annual bonuses payable over the five fiscal years ended prior to his termination, plus 2% of such average compensation (prorated for any partial years) earned for each additional year of service accruing after December 31, 2009, less benefits paid under the other retirement plans. The vesting of this benefit would accelerate upon a change in control of the Company or termination of Mr. Reisch's employment by us without cause or by his resignation for good reason after the third anniversary of the closing date of the Transactions, but which is otherwise vested following any termination of his employment for any reason after December 31, 2009. Mr. Reisch's agreement also provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code.

Employment arrangements with Michael L. Bailey

        Michael L. Bailey, an employee at will with Jostens, joined Jostens in 1978 and has held a variety of leadership positions, most recently having been elected by the Board of Directors of Jostens to serve as the Chief Executive Officer of Jostens effective as of July 20, 2004. In exchange for his services, Mr. Bailey is currently compensated with a base salary of $500,000, a bonus based on targets as determined by the Compensation Committee of our Board of Directors and perquisites commensurate with his position. In the event that Mr. Bailey is terminated for cause, there is no provision for salary continuation past the date of termination. In the event that Mr. Bailey is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan, as in effect from time to time.

Employment arrangements with John R. DePaul

        Von Hoffmann entered into an employment agreement with John R. DePaul effective with the acquisition of Lehigh by Von Hoffmann in October 2003. This agreement was amended in March 2005 following the acquisition of Von Hoffmann by Visant. Pursuant to that agreement, Mr. DePaul will serve in an executive position for Von Hoffmann until the expiration of the agreement in December 2008, or the earlier termination by either us or Mr. DePaul. In exchange for his services, Mr. DePaul is compensated with a base salary of $330,000 and is entitled to participate in such annual bonus program in which other similar executives of Von Hoffmann are eligible to participate, at such level as determined by the Board annually. In the event that Mr. DePaul is terminated by us for cause, he will be entitled to his base salary through the date of his termination, but will not be entitled to any additional compensation. If Mr. DePaul is terminated without cause, he is entitled to receive salary continuation for 12 months in an aggregate amount equal to $330,000 and continuation of health benefits for up to 12 months. The employment agreement also includes certain restrictive covenants, including a confidentiality provision and non-competition and non-solicitation provisions prohibiting Mr. DePaul from engaging in competition with us or soliciting employees for a period of one year from the termination of his employment.

Other Cash Incentive Compensation

        The Company has an annual incentive compensation plan, which permits us to grant various performance-based compensation awards to key employees. Such compensation awards are based on a combination of individual performance and/or financial results. The qualitative and quantitative criteria are determined from time to time by our Board of Directors or the Compensation Committee.

Executive Severance Pay Plan

        In 1999, Jostens implemented the Jostens' Executive Severance Pay Plan, which was amended effective February 2003 and entitled the Jostens, Inc. Executive Severance Pay Plan—2003 Revision (the "Executive Severance Plan"). The primary purpose of the Executive Severance Plan is to provide severance benefits for the Chief Executive Officer of Jostens and other members of the Jostens management as identified under the Executive Severance Plan, whose employment is terminated pursuant to a qualifying termination or resignation (as defined in the Executive Severance Plan), which excludes a termination for poor or unsatisfactory job performance or misconduct. The amount of severance benefits to which a particular employee is eligible is based upon the employee's position in Jostens and upon execution of a release of claims against Jostens (unless the Company elects otherwise). The range of severance benefits is from nine months to thirty months of the participant's base salary. Participants under the Executive Severance Plan are also eligible to receive a pro-rated portion of the annual incentive award to which they would have otherwise earned based on the period of time during the year in which they were employed, provided that the participant's termination date is after the fourth month of the fiscal year in which the termination event occurs. In addition, participants are eligible to receive reimbursement for COBRA premiums and continuation of their perquisites during the period of time over which the participant receives his or her continued payment of base salary. Eligibility for benefits under the Executive Severance Plan is also subject to participants complying with certain confidentiality provisions and other restrictive covenants during the severance period.

Retirement Plans

        Jostens maintains a tax-qualified, non-contributory pension plan, Pension Plan D ("Plan D"), which provides benefits for certain salaried employees. Effective January 1, 2006, the retirement income benefit under the plan changed for employees under age 45 with less than 15 years of service as of December 31, 2005 (non-grandfathered participants). The benefit prior to January 1, 2006, for non-grandfathered participants is based on a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect as of December 31, 2005. The benefit after January 1, 2006 for the non-grandfathered participants is based on career cash compensation (base salary plus annual bonus, if any) and service on and after January 1, 2006.

        For employees age 45 and over with 15 or more years of service as of December 31, 2005 (grandfathered participants), the retirement income benefit under the plan remains unchanged. The retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect at termination. Mr. Bailey participates in Plan D and is a grandfathered participant based on his age and years of service with Jostens as of December 31, 2005. Certain of the other named executive officers also participate in Plan D.

        Jostens also maintains an unfunded supplemental retirement plan (the "ERISA Excess Plan") that gives additional credit under Plan D for years of service as a Jostens' sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991. Benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code. The unfunded supplemental plan pays benefits that would have been provided from Plan D but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the Code.

        The following table shows estimated annual retirement benefits payable for life at age 65 for grandfathered participants, at various levels of final average compensation and service under these plans. The participants estimated annual pension benefit under the tax-qualified pension plan and the unfunded supplemental plan is $647,000 (if 2005 pay continues until age 65) or $361,000 (if the current average pay continues until age 65).

	Years of service at retirement(1)
Remuneration
	15	20	25	30	35
$200,000	$36,500	$48,600	$60,800	$72,900	$85,100
250,000	47,700	63,600	79,500	95,400	111,300
300,000	59,000	78,600	98,300	117,900	137,600
400,000	81,500	108,600	135,800	162,900	190,100
500,000	104,000	138,600	173,300	207,900	242,600
600,000	126,500	168,600	210,800	252,900	295,100
700,000	149,000	198,600	248,300	297,900	347,600
800,000	171,500	228,600	285,800	342,900	400,100
900,000	194,000	258,600	323,300	387,900	452,600
1,000,000	216,500	288,600	360,800	432,900	505,100
1,100,000	239,000	318,600	398,300	477,900	557,600
1,200,000	261,500	348,600	435,800	522,900	610,100
1,250,000	272,700	363,600	454,500	545,400	636,300

(1)
Mr. Bailey has 27.5 years of service under Plan D as of December 31, 2005, including 6.5 years of sales service.

        The following table shows estimated annual retirement benefits payable for life at age 65 for non-grandfathered participants at various levels of final annual compensation and service under these plans. The table assumes the participants accrued one year of service prior to January 1, 2006 and salary increased 6% per year prior to the salary listed in the table.

	Years of service at retirement(2)
Remuneration
	15	20	25	30	35
$200,000	$20,500	$24,200	$27,000	$29,100	$30,700
250,000	25,700	30,300	33,800	36,400	38,400
300,000	31,000	36,400	40,500	43,700	46,000
400,000	41,500	48,700	54,100	58,300	61,400
500,000	52,000	61,100	67,800	72,900	76,700
600,000	62,500	73,400	81,500	87,500	92,100
700,000	73,100	85,700	95,200	102,200	107,500
800,000	83,600	98,000	108,800	116,900	122,900
900,000	94,100	110,400	122,500	131,600	138,400
1,000,000	104,600	122,700	136,200	146,300	153,800
1,100,000	115,100	135,000	149,900	161,000	169,300
1,200,000	125,600	147,300	163,500	175,600	184,700
1,250,000	130,900	153,500	170,400	183,000	192,400

(2)
The following named executive officers have the respective number of years of service under Plan D: Mr. Reisch, 1.25 years; Ms. Hlavaty, 1.25 years; Mr. Van Horn, 1.25 years; Mr. Sorensen, .32 years; Mr. Carousso, 1.23 years.

        One executive officer, Mr. DePaul, participates in the pension plan for Employees of The Lehigh Press, Inc. ("the Lehigh Press Plan"), which merged with Jostens' Pension Plan C in 2004. Under the Lehigh Press Plan formula, benefits are based on a percentage of a participant's final average compensation, multiplied by service up to the legal limits. The following table shows estimated annual retirement benefits payable for life at age 65 (with 10 years of certain payments) at various levels of final average compensation and service under this plan.

	Years of service at retirement(3)
Average Final Compensation
	20	25	30	35
$200,000	$40,100	$51,100	$62,100	$73,100
250,000	50,100	63,800	77,600	91,300
300,000	60,100	76,600	93,100	109,600
400,000	80,100	102,100	124,100	146,100
500,000	100,100	127,600	155,100	182,600
600,000	120,200	153,200	186,200	219,200
700,000	140,200	178,700	217,200	255,700
800,000	160,200	204,200	248,200	292,200
900,000	180,200	229,700	279,200	328,700
1,000,000	200,300	255,300	310,300	365,300
1,100,000	220,300	280,800	341,300	401,800
1,200,000	240,300	306,300	372,300	438,300
1,250,000	250,300	319,100	387,800	456,600

(3)
Mr. DePaul has 26.75 years of service under Pension Plan C as of December 31, 2005.

        We also maintain a non-contributory unfunded supplemental pension plan for certain named executive officer participants. Participants who retire after age 55 with at least seven full calendar years of service as an executive officer are eligible for a benefit equal to 1% of final base salary for each full calendar year of service, up to a maximum of 30%. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age 60. In the event of a change in control (as defined under the plan), a participant is deemed to have completed at least seven years of service as an executive officer. If participants continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Reisch, Bailey, Sorensen and Carousso and Ms. Hlavaty would be $92,732, $150,000, $48,283, $58,731 and $59,565, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The following table sets forth information regarding beneficial ownership of our Class A Common Stock and our Class C Common Stock as of May 10, 2006 by (i) each person we believe owns beneficially more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

	Class A Voting Common Stock			Class C Voting Common Stock
Holder	Shares(1)		Percent of class	Shares(1)		Percent of class
KKR and related funds(2)	2,664,356		44.1%	1	(3)	100.0%
DLJMBP III and related funds(4)	2,664,357		44.1%	—		—
David F. Burgstahler(4)(8)	2,665,398		44.1%	—		—
Thomson Dean(4)(8)	2,665,398		44.1%	—		—
Alexander Navab(2)(8)	2,665,397		44.1%	1	(3)	100.0%
Tagar C. Olson(2)(8)	2,665,397		44.1%	1	(3)	100.0%
Charles P. Pieper(4)(8)	2,665,398		44.1%	—		—
George M.C. Fisher(2)(6)	3,122	(5)	*
Marc L. Reisch(7)(8)	86,398	(9)	1.4%	—		—
Marie D. Hlavaty(7)(8)	10,926		*	—		—
Paul B. Carousso(7)(8)	5,464		*	—		—
Michael L. Bailey(7)(8)	27,599		*	—		—
John Van Horn(7)	5,203		*	—		—
Directors and officers (15 persons) as a group(2)(4)(5)(6)(8)(9)	5,483,555		90.7%	1	(3)	100.0%

*
Indicates less than one percent.

(1)
The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Holdings' shares shown as beneficially owned by KKR Millennium GP LLC reflect 2,664,356 shares of Holdings' common stock owned by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz, Jacques Garaialde, Reinhard Gorenflos, Michael M. Calbert and Scott C. Nuttall as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Navab, who is a director of Holdings and Visant, disclaims beneficial ownership of any of the shares beneficially owned by KKR. Mr. George M.C. Fisher and Mr. Tagar C. Olson are directors of Holdings and Visant and are a senior advisor and an executive, respectively, of KKR. Messrs. Fisher and Olson disclaim beneficial ownership of any shares beneficially owned by KKR. The address of KKR Millennium GP LLC and Messr. Kravis, Raether, Golkin, Navab, Lipschultz, Nuttall, and Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The address of Messrs. Roberts, Michelson, Greene and Calbert is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The address of Messrs. Fisher, Huth, Gorenflos and Garaialde is c/o

  Kohlberg Kravis Roberts & Co. Ltd., Stirling Square, 7 Carlton Garden, London SW1Y 5AD, England.

(3)
The contribution agreement entered into in connection with the Transactions provided that KKR receive one share of Holding's Class C Common Stock, which, together with its shares of Holding's Class A Common Stock, provides KKR with approximately 49.1% of our voting interest.

(4)
Includes 2,664,357 shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which form a part of CS's Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three "Offshore Partners" entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. Mr. Charles P. Pieper is a director of Holdings and Visant and an employee of CS's Alternative Capital Division, of which DLJMBP III is a part, and he does not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and therefore, does not have beneficial ownership of such shares to which he disclaims beneficial ownership. The address for Mr. Pieper is 11 Madison Avenue, New York, NY 10010. Messrs. Dean and Burgstahler are directors of Holdings and Visant and employees of Avista Capital Partners, L.P., a private equity firm engaged by CS to serve as consultants to assist in monitoring DLJMBP portfolio companies. Messrs. Dean and Burgstahler disclaim beneficial ownership of any of the shares beneficially owned by DLJMBP III and related funds. The address for Messrs. Dean and Burgstahler is c/o Avista Capital Partners, 65 East 55th Street, 18th Floor, New York, NY 10022.

(5)
Includes 3,122 shares held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control. Mr. Fisher disclaims beneficial ownership of these shares.

(6)
The address for Mr. Fisher is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(7)
The address for Mr. Reisch, Mr. Carousso and Ms. Hlavaty is c/o Visant Holding Corp., 357 Main Street, Armonk, New York 10504. The address for Messr. Bailey is c/o Jostens, Inc., 5501 American Boulevard West, Minneapolis, Minnesota 55437. The address for Mr. Van Horn is c/o Lehigh Direct, 1900 South 25th Avenue, Broadview, Illinois 60155.

(8)
Includes shares underlying stock options that are currently exercisable or will become exercisable within 60 days.

(9)
Includes 46,824 shares held by the Reisch Family LLC, of which Mr. Reisch is a member.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Sponsors

Stockholders Agreement

        In connection with the Transactions, we entered into a stockholders agreement with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. Of the eight members of our board of directors, KKR and DLJMBP III each has the right to designate four of our directors (and each initially designated three directors) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

  •
  certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" our common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

        Pursuant to the Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors will provide certain structuring, consulting and management advisory services to us. The Sponsors will receive an annual advisory fee of $3.0 million that is payable quarterly and which increases by 3% per year. We will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

        We retained Capstone Consulting in 2004 to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies. Capstone Consulting received $2.1 million during 2005 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent's Class A Common Stock and has been granted 13,527 options to purchase our parent's Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Voting Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Voting Common Stock) and (3) Visant's 8% Senior Redeemable Preferred Stock, which has since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

        In July 2003, Visant Holding, the DLJMB Funds and certain members of management entered into a stockholders' agreement that contains certain provisions which, among other things:

  •
  restrict the ability of the management stockholders to transfer their shares;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the management stockholders to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering;

  •
  grant the DLJMB Funds six demand registration rights; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Other

        For a description of the management stockholders agreement and sale participation agreement entered into with certain members of management in connection with the Transactions, see matters set forth under "Management—Equity Compensation."

Historical

Jostens

        Lease Agreements.    Jostens entered into an aircraft lease agreement with us, pursuant to which Jostens paid us an aggregate of $449,400 per year for use of a Citation CJ2 aircraft owned by us. Jostens also entered into a time-sharing agreement with each of DLJMBP III, Inc. and Robert C. Buhrmaster, Jostens' former Chairman and Chief Executive Officer, entitling each to sublease the Citation CJ2 from Jostens at a rate equal to twice Jostens' cost of fuel plus incidentals. The time-sharing agreement with DLJMBP III, Inc. was terminated in connection with the Transactions. We consummated the sale of the Citation CJ2 in late December 2004. In connection with this sale, the lease agreement with Jostens was terminated. Under the terms of Mr. Buhrmaster's separation agreement, he will be entitled to use other Jostens aircraft on the terms provided in the time-sharing agreement and his separation agreement. KA Rentals, an entity wholly owned by Mr. Buhrmaster, agreed to make the aircraft that it owns available to Jostens for lease when Jostens' principal aircraft was not available. Jostens paid KA Rentals an aggregate of $18,558 during 2004 for use of the aircraft under this lease arrangement. We believe that the lease arrangement with KA Rentals was on terms at least as favorable to Jostens as could have been obtained from an unaffiliated third party. The aircraft lease agreement with KA Rentals has been terminated.

        Financial Monitoring Agreements.    Pursuant to a financial advisory agreement with CSFB that Visant Holding entered into on July 29, 2003 and terminated on March 24, 2004, CSFB was retained to act as financial advisor for a five-year period, unless terminated earlier. CSFB was entitled to receive an annual financial advisory retainer of $0.5 million, payable in installments at the beginning of each calendar quarter.

        Pursuant to an agreement with DLJMBP III, Inc. that Visant Holding entered into on July 29, 2003 and amended on March 24, 2004, DLJMBP III, Inc. was retained to act as financial advisor for a five-year period, unless terminated earlier. For its services, DLJMBP III, Inc. was entitled to receive an annual financial advisory retainer of $1.0 million, payable in installments at the beginning of each calendar quarter. DLJMBP III, Inc. further received annual credit used solely to offset amounts payable by DLJMBP III, Inc. to Jostens pursuant to the time-sharing agreement in an amount of up to $0.5 million. This financial monitoring agreement was terminated in connection with the Transactions.

Von Hoffmann

        Financial Services Agreements.    On April 27, 2004, DLJ Merchant Banking II, Inc., or DLJMB II, Inc., Von Hoffmann Corporation and CSFB entered into an agreement pursuant to which, among other things, CSFB assigned its rights and obligations under the financial advisory agreement to DLJMB II, Inc., and, after giving effect to such assignment, the terms of the financial advisory agreement were amended to one year and to provide that DLJMB II, Inc. would be paid an annual financial advisory fee of $0.5 million. This financial advisory agreement was terminated in connection with the Transactions.

        Nelson Loan.    On May 22, 1997, pursuant to a non-recourse secured promissory note, an affiliate of DLJMBP II loaned Craig Nelson, Von Hoffmann Corporation's former Vice President of Human Resources, $100,000 at an interest rate of 9.4% per annum for the purchase of 100,000 shares of Von Hoffmann's common stock. Such affiliate of DLJMBP II subsequently sold this promissory note to Von Hoffmann Corporation. The promissory note was secured by a total of 200,000 shares of common stock of Von Hoffmann. This arrangement was negotiated on an arm's length basis. This arrangement was terminated in connection with the Transactions.

        Other.    On November 21, 2003, Von Hoffmann Corporation entered into an agreement to engage CSFB to act as its exclusive financial advisor with respect to a potential sale of Lehigh Direct. Under the agreement, CSFB would assist Von Hoffmann Corporation in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating a potential sale. For its services, CSFB received a transaction fee equal to $1.0 million. This agreement was terminated in connection with the Transactions.

        Von Hoffmann paid consulting fees to CSFB (or its predecessor) of approximately $0.5 million in 2004.

        In connection with the execution of the Von Hoffmann merger agreement as part of the Transactions, Von Hoffmann entered into a financial advisory agreement with DLJMBP II pursuant to which Von Hoffmann agreed to pay DLJMBP II a financial advisory fee of $2.0 million, which fee was paid upon the closing of the Transactions.

Arcade

        Transactions with DLJMBP II and their Affiliates.    Pursuant to an agreement that was terminated in connection with the Transactions, DLJMBP II, Inc. (upon assignment of such agreement from CSFB) was entitled to receive an annual financial advisory fee of $0.5 million, payable in installments, at the beginning of each calendar quarter.

        In connection with the execution of the Arcade merger agreement as part of the Transactions, Arcade entered into a financial advisory agreement with DLJMBP II pursuant to which Arcade agreed to pay DLJMBP II a financial advisory fee of $2.0 million which fee was paid upon the closing of the Transactions.

        Stockholder Note.    AKI, Inc. had a promissory note payable to Arcade which allowed AKI, Inc. to borrow up to $10.0 million at such interest rates and maturity dates as agreed upon by AKI, Inc. and Arcade. Interest paid to Arcade in connection with the promissory note totaled approximately $21,000 for fiscal 2004.

        Other.    In connection with the Transactions, $0.2 million was paid to Renaissance Brands LLC, whose president was a member of the Board of Directors of Arcade.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings, as Guarantor, the lenders from time to time parties thereto, Credit Suisse (formerly known as Credit Suisse First Boston), as Administrative Agent, and Credit Suisse Toronto Branch (formerly known as Credit Suisse First Boston Toronto Branch), as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million, originally consisting of $150 million of a Term Loan A facility, an $870 million Term Loan B facility and a $250 million revolving credit facility.

        On December 21, 2004, Visant entered into the First Amendment (the "First Amendment") to the Credit Agreement, dated as of October 4, 2004. The First Amendment provided for an $870 million Term Loan C facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term Loan B facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term Loan B facility with a new Term Loan C facility and did not incur any additional borrowings under the First Amendment.

        During 2005, Visant voluntarily prepaid $203.5 million of its term loans under its Credit Agreement, including all originally scheduled principal payments due under its Term Loan A facility and its Term Loan C facility for 2005 through mid-2010. With these pre-payments, the outstanding balance under the Term Loan A facility was extinguished and the balance under the Term Loan C facility was reduced to $816.5 million. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of April 1, 2006, there was $11.9 million outstanding in the form of short-term borrowings, which relates to Visant's Canadian subsidiary, at a weighted average interest rate of 7.00%, and an additional $16.7 million outstanding in the form of letters of credit, leaving $221.4 million available under the $250 million revolving credit facility.

        The senior secured revolving credit facilities allow Visant, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan C Facility.

Security and guarantees

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp. and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries.

        Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

Interest rates and fees

        Borrowings under the senior secured credit facilities bear interest as follows:

  •
  Revolving Credit Facility: at Visant's option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum), such applicable margins to be subject to reduction if Visant attains certain leverage ratios; and

  •
  Term Loan C Facility: at Visant's option, at either adjusted LIBOR plus 2.25% per annum or the alternate base rate plus 1.25% per annum, such applicable margins to be subject to reduction if Visant attains certain leverage ratios.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily undrawn commitments under the revolving credit facility and the Term Loan C Facility at a rate equal to 0.50% per annum. After delivery of financial statements to the lenders for the period ending at least one full fiscal quarter following the closing date, such commitment fee will be subject to reduction if we attain certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

        The Term Loan C Facility provides for semi-annual amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facilities require Visant to prepay outstanding term loans, subject to certain exceptions, with:

  •
  100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

  •
  50% of Visant's annual "excess cash flow", subject to reductions to a lower percentage if Visant achieves certain leverage ratios; and

  •
  100% of the net proceeds of certain debt issuances.

Voluntary prepayments

        The senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty (except as noted below), subject to certain conditions pertaining to minimum notice and minimum payment /reduction amounts and to customary brokerage costs with respect to LIBOR rate loans.

Covenants

        The senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facilities include limitations (each of which shall be subject to customary exceptions) on Visant's ability and the ability of Visant Secondary Holdings Corp. and each of their respective current and future restricted subsidiaries to:

  •
  incur liens;

  •
  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Visant Secondary Holdings Corp., Visant or their respective subsidiaries; and

  •
  amend the terms of subordinated debt.

        In addition, the senior secured credit facilities contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

        The senior secured credit facilities contain certain customary events of default, including:

  •
  nonpayment of principal or interest;

  •
  breach of covenants (with notice and cure periods in certain cases);

  •
  material breach of representations or warranties;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  material judgments;

  •
  certain ERISA events;

  •
  actual or asserted invalidity of any material collateral or guarantee; and

  •
  a change of control (as defined in the credit agreement with respect to the senior secured credit facilities).

Visant Holding's Senior Discount Notes

        On December 2, 2003, Visant Holding issued $247.2 million in principal amount at maturity of 10 1/4% senior discount notes due December 2013 (the "Visant Holding senior discount notes") in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States for gross proceeds of $150.0 million. On March 8, 2004, Visant Holding completed an offer to exchange the entire principal amount at maturity of these notes for an equal principal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act.

        The Visant Holding senior discount notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of Visant Holding's subsidiaries, including the Visant senior secured credit facilities and the Visant senior subordinated notes, and are not guaranteed. No cash interest will accrue on the Visant Holding senior discount notes prior to December 1, 2008. Thereafter, cash interest on the Visant Holding senior discount notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2009, at a rate of 10 1/4% per annum. The Visant Holding senior discount notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The accreted value of the Visant Holding senior discount notes will increase from the date of issuance until December 1, 2008 at a rate of 10 1/4% per annum such that on December 1, 2008, the accreted value will equal the stated principal amount at maturity. The Visant Holding senior discount notes will mature on December 1, 2013. The Visant Holding senior discount notes may be redeemed at the option of Visant Holding on or after December 1, 2008 at prices ranging from 105.125% of principal to 100% of principal in 2011 and thereafter.

        The discount accretion is being amortized to interest expense through 2008 and during 2005 and 2004, the amount of interest expense related to the discount accretion was $18.0 million and $16.3 million, respectively. In addition, transaction fees and related costs of $5.7 million associated with the Visant Holding senior discount notes were capitalized and are being amortized as interest expense through December 1, 2013.

        The indenture governing the Visant Holding senior discount notes contains customary covenants and events of default, including covenants that restrict Visant Holding and its restricted subsidiaries from incurring or guaranteeing indebtedness or issuing preferred stock, paying dividends or making other equity distributions, repurchasing or redeeming capital stock, making investments, selling assets or consolidating or merging with or into other companies, creating limitations on the ability of its restricted subsidiaries to make dividends or distributions, engaging in transactions with affiliates and creating liens on assets.

Visant Senior Subordinated Notes

        On October 4, 2004, in connection with the Transactions, Visant issued $500 million in principal amount of 7 5/8% senior subordinated notes due October 2012 (the "Visant senior subordinated notes") in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. On March 30, 2005, Visant completed an offer to exchange the entire principal amount of these notes for an equal principal amount of notes with substantially identical terms that have been registered under the Securities Act.

        The Visant senior subordinated notes are not collateralized, are subordinate in right of payment to all existing and future senior indebtedness of Visant and its subsidiaries and are guaranteed by all restricted subsidiaries that are domestic subsidiaries and guarantee the senior secured credit facilities. Cash interest on the Visant senior subordinated notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year at a rate of 7 5/8% per annum. The Visant senior subordinated notes may be redeemed at the option of Visant prior to October 1, 2006 at par plus accrued interest and a make-whole premium. The Visant senior subordinated notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% of principal in 2010 and thereafter. In addition, transaction fees and related costs of $22.8 million associated with the Visant senior subordinated notes were capitalized and are being amortized as interest expense through October 1, 2012.

        The indenture governing the Visant senior subordinated notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant's or any restricted subsidiary's equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions. See "Risk Factors—Visant Holding may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes" for more information on this covenant. The indenture governing the Visant senior subordinated notes contains other customary covenants and events of default, including covenants that restrict Visant and its restricted subsidiaries from incurring or guaranteeing indebtedness or issuing preferred stock, making investments, selling assets or consolidating or merging with or into other companies, creating limitations on the ability of its restricted subsidiaries to make dividends or distributions, engaging in transactions with affiliates and creating liens on assets.

THE EXCHANGE OFFER

Purpose and Effect

        We issued the old notes on April 4, 2006 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this original issuance, we entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer you the opportunity to exchange your old notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

        Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representation to us that:

  (1)
  the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

  (2)
  you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

  (3)
  you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

        If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Distribution."

        If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the later of (1) the date on which no broker-dealer making a market in the registered notes is deemed to be our affiliate and (2) the earlier of the date that is two years from the date the shelf registration statement is declared effective or such earlier time as there are no longer any old notes outstanding. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "—Procedures for Tendering."

Consequences of Failure to Exchange

        After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn prior to 12:01 a.m., New York City time, on the expiration date. We will issue a principal amount of registered notes in exchange for each principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in a principal amount of $2,000 (and any greater integral multiple of $1,000).

        The form and terms of the registered notes are substantially the same as the form and terms of the old notes except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.

        As of the date of this prospectus, $350.0 million in aggregate principal amount of old notes was outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept a tendered note because of an invalid tender or the failure of any of the conditions to the exchange offer to be satisfied, we will return the unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer. The conditions to the exchange offer are listed below under "—Conditions."

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Amendments

        The exchange offer will expire at 12:01 a.m., New York City time, on                 , 2006, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of outstanding notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date for the exchange offer.

        We also reserve the right, in our sole discretion,

  (1)
  to delay accepting any old notes or, if any of the conditions set forth below under "—Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent; or

  (2)
  to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies.

        We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which require us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

  Book-Entry Interests

        The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

  (1)
  a written or facsimile copy of a properly completed and duly executed letter of transmittal for your notes, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

  (2)
  a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

        In addition, in order to deliver old notes held in the form of book-entry interests:

  (1)
  a timely confirmation of book-entry transfer of such securities into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

  (2)
  you must comply with the guaranteed delivery procedures described below.

        The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect the above transactions for you.

  Certificated Old Notes

        Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration of the exchange offer, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated old notes:

  (1)
  the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

  (2)
  you must comply with the guaranteed delivery procedures described below.

  Procedures Applicable to All Holders

        If you tender an old note and you do not withdraw the tender prior to the expiration of the exchange offer, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your notes.

        If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your notes and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an "eligible institution," unless:

  (1)
  old notes tendered in the exchange offer are tendered either

  (A)
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the holder's letter of transmittal; or

  (B)
  for the account of an eligible institution; and

  (2)
  the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If the letter of transmittal for your notes is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

        If the letter of transmittal for your notes or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal for your notes proper evidence satisfactory to us of any such person's authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event that we waive any condition of tender for any noteholder, we will waive that condition for all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal for your notes, will be final and binding on all parties.

        You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your securities will be returned to you if:

  (1)
  you improperly tender your old notes;

  (2)
  you have not cured any defects or irregularities in your tender; and

  (3)
  we have not waived those defects, irregularities or improper tender.

        Unless otherwise provided in the letter of transmittal for your notes, the exchange agent will return your old notes promptly following the expiration of the applicable exchange offer.

        In addition, we reserve the right in our sole discretion to:

  (1)
  purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

  (2)
  terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

  (3)
  to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things:

  (1)
  the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business,

  (2)
  you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer,

  (3)
  you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer, and

  (4)
  you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Visant Holding.

        In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal for your notes and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

  (1)
  you tender through an eligible financial institution;

  (2)
  prior to the expiration of the exchange offer, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal for your notes and notice of guaranteed delivery for your notes, substantially in the form provided by us; and

  (3)
  the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal for your notes, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery for your old notes.

        The notice of guaranteed delivery for your notes may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  (1)
  your name and address;

  (2)
  the amount of old notes you are tendering; and

  (3)
  a statement that your tender is being made by the notice of guaranteed delivery for your notes and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

  (A)
  the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

  (B)
  a written or facsimile copy of the letter of transmittal for your notes, or a book-entry confirmation instead of the letter of transmittal; and

  (C)
  any other documents required by the letter of transmittal for your notes.

Book-Entry Transfer

        The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC's procedures for transfer.

        If you are unable to:

  (1)
  deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

  (2)
  deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to the expiration of the exchange offer.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "—Exchange Agent" prior to the expiration of the exchange offer.

        The notice of withdrawal must:

  (1)
  state your name;

  (2)
  identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of notes to be withdrawn;

  (3)
  be signed by you in the same manner as you signed the letter of transmittal for your notes when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

  (4)
  specify the name in which the old notes are to be registered, if different from yours.

        We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration of the exchange offer.

Conditions

        Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer, and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange in the exchange offer any of the following events occur:

  (1)
  any injunction, order or decree is issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

  (2)
  the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and at any time prior to the expiration of the exchange offer (in the case of all other conditions).

        In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

        The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

        We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal for your notes and other related documents should be directed to the exchange agent addressed as follows:

By Hand, Regular, Registered or Certified Mail or Overnight Courier:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialized Finance Department

By facsimile transmission:
(for eligible institutions only):
651-495-8158

Confirm facsimile by telephone only:
800-934-6802

Fees and Expenses

        We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

        We will pay the cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

DESCRIPTION OF THE NOTES

General

        The senior notes were issued under an indenture (the "Indenture"), dated as of April 4, 2006, between Visant Holding Corp., as Issuer, and U.S. Bank National Association, as Trustee. The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. For purposes of this "Description of the Notes", the terms "Issuer", "we" and "our" refer only to Visant Holding Corp., and not to any of its Subsidiaries.

        The notes:

  •
  are unsecured senior obligations of the Issuer;

  •
  are senior in right of payment to all of the existing and future Subordinated Indebtedness of the Issuer;

  •
  are effectively junior to all of the existing and future liabilities and preferred stock of the Issuer's Subsidiaries; and

  •
  are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Ranking

Senior Indebtedness versus Notes

        The Indebtedness evidenced by these notes is unsecured and ranks pari passu in right of payment to the prior payment in full of all Senior Indebtedness of the Issuer. As of April 1, 2006, the Issuer had approximately $539.4 million of Senior Indebtedness outstanding, consisting entirely of Senior Indebtedness in respect of the notes and the Existing Senior Discount Notes. The notes are unsecured obligations of the Issuer.

Liabilities of Subsidiaries versus Notes

        We are a holding company with no revenue-generating operations of our own. Our only asset is our common equity interest in Visant Secondary Holdings, another holding company whose only asset is its common equity interest in Visant.

        All of our operations are conducted through our subsidiaries. None of our subsidiaries guarantees the notes. Claims of creditors of our subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders of our subsidiaries. See "Risk Factors—Risks Relating to Our Indebtedness and the Registered Notes—Because Visant Holding is the sole obligor of the notes, and its subsidiaries do not guarantee Visant Holding's obligations under the notes or have any obligation with respect to the notes, the notes are structurally subordinated to the debt and liabilities of Visant Holding's subsidiaries".

        As of April 1, 2006, the total liabilities of the Issuer's subsidiaries were approximately $1,998.6 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred and preferred stock issued in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock".

Principal, Maturity and Interest

        The Issuer issued $350.0 million of notes in April 2006. The notes mature on December 1, 2013. The Issuer may issue additional notes from time to time after this offering under the Indenture ("Additional Notes"). Any offering of Additional Notes is subject to the covenant described below under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock." The issued notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of the Notes" include any Additional Notes that are actually issued.

        Interest on the notes accrues at the rate of 8 3/4% per annum and is payable semi-annually in arrears on June 1 and December 1 commencing on June 1, 2006, to Holders of record on the immediately preceding May 15 and November 15. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Additional, or special, interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the notes is payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the trustee maintained for such purpose. The notes were issued in denominations of $2,000 and any greater integral multiple of $1,000.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption "Repurchase at the Option of Holders". We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

        At any time prior to December 1, 2008, the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after December 1, 2008, the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2008	106.563%
2009	104.375%
2010	102.188%
2011 and thereafter	100.000%

        In addition, until December 1, 2008, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 108.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Issuer; provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        The Trustee shall select the notes to be purchased in the manner described under "Repurchase at the Option of Holders—Asset Sales—Selection and Notice".

Book-Entry, Delivery and Form

        The notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Notes were also offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Following the initial distribution of Rule 144A Notes and Regulation S Notes, such Notes may be transferred to certain institutional "accredited investors" in the secondary market ("IAI Notes"). Except as set forth below, notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

        Rule 144A Notes are represented by one or more global notes in registered form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes are represented by one or more global notes in registered, global form without interest coupons (collectively, the "Temporary Regulation S Global Notes"). IAI Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the "IAI Global Notes"). Beneficial ownership interests in a Temporary Regulation S Global Note will be exchangeable for interests in a Rule 144A Global Note, an IAI Global Note, a permanent global note (the "Permanent Regulation S Global Note") or a definitive note in registered certificated form (a "Certificated Note") only after the expiration of the period through and including the 40th day after the later of the commencement and the closing of the note offering (the "Distribution Compliance Period") and then only (1) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act, (2) in the case of an exchange for an IAI Global Note, upon certification that the interest in the Temporary Regulation S Global Note is being transferred to an "accredited investor" under the Securities Act that is an institutional "accredited investor" acquiring the securities for its own account or for the account of an institutional "accredited investor" and (3) in the case of an exchange for a Certificated Note, in compliance with the requirements described under "Exchange of Global Notes for Certificated Notes". The Temporary Regulation S Global Note and the Permanent Regulation S Global Note are referred to herein as the "Regulation S Global Notes" and the Rule 144A Global Notes, the IAI Global Notes and the Regulation S Global Notes are collectively referred to herein as the "Global Notes". The Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes or the IAI Global Notes at any time except in the limited circumstances described below. See "Exchanges Among Global Notes".

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "Exchange of Global Notes for Certificated Notes". Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC credits the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes is shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes are governed by standing instructions and customary practices and are the responsibility of the participants or the indirect participants and are not the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

          (1)   DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

          (2)   the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Exchanges Among Global Notes

        Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note or the IAI Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that, among other things, (1) beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (2) in the case of an exchange for an interest in an IAI Global Note, the interest in the Temporary Regulation S Global Note is being transferred to an "accredited investor" under the Securities Act that is an institutional "accredited investor" acquiring the securities for its own account or for the account of an institutional "accredited investor".

        Beneficial interest in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144.

        Beneficial interest in the Rule 144A Global Note may be exchanged for a beneficial interest in the IAI Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, (i) the beneficial interest in such Rule 144A Global Note is being transferred to an "accredited investor" under the Securities Act that is an institutional "accredited investor" acquiring the securities for its own account or for the account of an institutional "accredited investor" and (ii) such transfer is being made in accordance with all applicable securities laws of the States of the United States of America and other jurisdictions. Beneficial interest in the IAI Global Note may be exchanged for a beneficial interest in the Rule 144A Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, such interest is being transferred in a transaction in accordance with Rule 144A.

        Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note, the IAI Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

        The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

          (1)   a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   any note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

          (6)   Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

          (7)   that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 or any greater amount in multiples of $1,000.

        While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

        The Senior Credit Facilities significantly limit, and future credit agreements or other agreements relating to Indebtedness to which any of the Subsidiaries of the Issuer becomes a party may prohibit or significantly limit, VSHC and its subsidiaries from paying dividends or otherwise transferring assets to the Issuer. In addition, the Existing Visant Notes also significantly restrict Visant and its subsidiaries from paying dividends or otherwise transferring assets to the Issuer. In the event a Change of Control occurs at a time when the Issuer does not have access to cash flow from VSHC and its subsidiaries, we may seek the consent of the applicable lenders and debt holders to permit the dividend or other transfer of assets necessary to permit the Issuer to purchase notes. We may also attempt to refinance the borrowings that contain such liabilities. If we do not obtain such a consent or repay such borrowings, the Issuer will not have the money necessary to purchase the notes. In such case, the Issuer's failure to offer to purchase the notes would constitute an Event of Default under the Indenture. See "Risk Factors—Risks Relating to Our Indebtedness and the Registered Notes—Visant Holding may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes".

        The Senior Credit Facilities provide that certain change of control events would constitute a default thereunder. Further, the Existing Visant Indenture provides that certain change of control events would require that an offer to purchase be made for Existing Visant Notes. In addition, the Existing Senior Discount Indenture provides that certain change of control events would require that an offer to purchase be made for Existing Senior Discount Notes. If we experience a change of control event that triggers a default under the Senior Credit Facilities, or that triggers a repurchase obligation under the Existing Visant Indenture or the Existing Senior Discount Indenture, we could seek a waiver or seek to refinance such Indebtedness. In the event we do not obtain such a waiver or refinance such Indebtedness, such events could result in amounts outstanding under the Senior Credit Facilities being declared due and payable, or result in the required repurchase of Existing Visant Notes and Existing Senior Discount Notes. Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases of notes.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such new note will be in a principal amount of $2,000 or any greater amount in multiples of $1,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "—Liens". Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

  Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the assets sold or otherwise disposed of and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

            (a)   any liabilities (as shown on the Issuer's, or such Restricted Subsidiary's, most recent balance sheet or in the footnotes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

            (b)   any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

            (c)   any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 365 days after the Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

          (1)   to permanently repay Senior Indebtedness of the Issuer or any Indebtedness of any Restricted Subsidiary (and to correspondingly reduce commitments with respect thereto), provided that if the Issuer shall so repay Senior Indebtedness of the Issuer, it will equally and ratably reduce

  Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid, or

          (2)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

          (3)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancelation or termination.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness of the Issuer that is pari passu with the notes ("Pari Passu Indebtedness") or the terms of any Indebtedness of a Restricted Subsidiary ("Restricted Subsidiary Indebtedness"), to the holders of such Pari Passu Indebtedness and Restricted Subsidiary Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness and Restricted Subsidiary Indebtedness, in denominations of $2,000 initial principal amount and multiples of $2,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness and Restricted Subsidiary Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes, Pari Passu Indebtedness and Restricted Subsidiary Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness and Restricted Subsidiary Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes, Pari Passu Indebtedness and Restricted Subsidiary Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        The Senior Credit Facilities and the Existing Visant Notes significantly limit, and future credit agreements or other agreements relating to Indebtedness to which any of the Subsidiaries of the Issuer becomes a party may prohibit or significantly limit, VSHC, Visant and their respective subsidiaries, as applicable, from distributing cash to the Issuer in order to purchase any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, we could seek the consent of the applicable lenders and debt holders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture.

  Selection and Notice

        If less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $2,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

          (1)   "—Limitation on Restricted Payments";

          (2)   "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (3)   "—Transactions with Affiliates";

          (4)   "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

          (5)   "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

          (6)   "—Repurchase at the Option of Holders—Asset Sales"; and

          (7)   clause (4) of the first paragraph of "Merger, Consolidation or Sale of All or Substantially All Assets".

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero as of such date (the "Suspension Date"). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period". Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below (in each case, to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments".

  Limitation on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

            (A)  dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

            (B)  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary

    receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (2)   purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer, other than

            (A)  Indebtedness permitted under clauses (g) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the purchase, repurchase or other acquisition of Subordinated Indebtedness of the Issuer purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

            (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

            (b)   immediately after giving effect to such transaction on a pro forma basis, (i) if the Restricted Payment is made by the Issuer or any of its Restricted Subsidiaries (other than Visant or any Restricted Subsidiary of Visant), the Issuer could incur $1.00 of additional Indebtedness under the provisions of clause (1) of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", or (ii) if the Restricted Payment is made by Visant or any Restricted Subsidiary of Visant, Visant could incur $1.00 of additional Indebtedness under the provisions of clause (2) of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

            (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after October 4, 2004 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than:

              (1)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after October 4, 2004, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

              (2)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by the Issuer since immediately after October 4, 2004 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of

      "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") from the issue or sale of

                  (x)    Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received from the sale of

              (A)  Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer's Subsidiaries after October 4, 2004, to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

              (B)  Designated Preferred Stock and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

                  (y)    debt securities of the Issuer or any of its Restricted Subsidiaries that have been converted into or exchanged for such Equity Interests of the Issuer;

provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

          (3)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property contributed to the capital of the Issuer following October 4, 2004 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

          (4)   to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received by means of

            (A)  the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries or

            (B)  the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

          (5)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as

            (A)  the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

            (B)  such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

            (C)  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

            (D)  such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

            (A)  the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after October 4, 2004, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

            (B)  the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after October 4, 2004 less

            (C)  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

  and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of it direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

          (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges;

          (6)   (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

            (B)  the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

            (C)  the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

  provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock and the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, (1) in the case of Designated Preferred Stock of the

    Issuer and its Restricted Subsidiaries (other than Visant and its Restricted Subsidiaries), the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 or (2) in the case of Designated Preferred Stock of Visant or any of its Restricted Subsidiaries, Visant and its Restricted Subsidiaries would have a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

          (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $30.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (9)   the declaration and payment of dividends on the Issuer's common stock, following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

          (10) Investments that are made with Excluded Contributions;

          (11) other Restricted Payments in an aggregate amount not to exceed $80.0 million;

          (12) distributions or payments of Receivables Fees;

          (13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under "Transactions with Affiliates";

          (14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales"; provided that all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

          (15) any Restricted Payment with the net proceeds of this offering as provided under the caption "Use of Proceeds" in the offering memorandum;

          (16) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent company in amounts required for any direct or indirect parent company to pay;

            (A)  franchise taxes and other fees, taxes and expenses required to maintain its corporate existence,

            (B)  federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

            (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

            (D)  general corporate overhead expenses of any direct or indirect parent company of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

  provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the notes, all of the Issuer's Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary". For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that (1) the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary (other than Visant and any Restricted Subsidiary of Visant) may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer's and the Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, and (2) Visant may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of Visant may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for Visant's and its Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing limitations will not apply to:

          (a)   the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,420.0 million outstanding at any one time;

          (b)   the incurrence by the Issuer of Indebtedness represented by the notes (other than any Additional Notes);

          (c)   Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

          (d)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $120.0 million and (y) 5.00% of Total Assets;

          (e)   Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

            (1)   such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

            (2)   the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

          (g)   Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (h)   Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note and provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (i)    shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

          (j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or commodity pricing risk;

          (k)   obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (l)    Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (x) $125.0 million and (y) 100% of the net cash proceeds received by the Issuer since immediately after October 4, 2004 from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of "—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

          (m)  the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

            (2)   to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

            (3)   shall not include

              (x)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

              (y)   Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

  and provided, further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

          (n)   Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either

            (1)   in the case of Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary of the Issuer (other than Visant or any Restricted Subsidiary of Visant), (A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (1) of the first sentence of this covenant or (B) the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries is greater than immediately prior to such acquisition or merger or

            (2)   in the case of Indebtedness, Disqualified Stock or preferred stock of Visant or any of its Restricted Subsidiaries, (A) Visant would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (2) of the first sentence of this covenant or (B) the Fixed Charge Coverage Ratio of Visant and its Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

          (o)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

          (p)   Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

          (q)   (1) any guarantee by the Issuer of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

            (2)   any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries".

        For purposes of determining compliance with this covenant:

          (a)   in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred under clause (a) of the preceding paragraph; and

          (b)   at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens

        The Issuer will not, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Issuer, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with (or in the event the Lien relates to Subordinated Indebtedness of the Issuer, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

          (1)   the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

            (A)  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test of the Issuer set forth in clause (i) of the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction; and

          (5)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

          (a)   any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

          (b)   the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

  Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

          (b)   the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)   transactions between or among the Issuer or any of the Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments;"

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

          (4)   the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary;

          (5)   transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (6)   any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect as compared to the applicable agreement as in effect on the Issue Date);

          (7)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

          (8)   the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in the offering memorandum;

          (9)   transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

          (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

          (12) payments by the Issuer or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

          (13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith; and

          (14) investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (a)   (1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

            (2)   pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

          (b)   make loans or advances to the Issuer or any Restricted Subsidiary; or

          (c)   sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

        except (in each case) for such encumbrances or restrictions existing under or by reason of:

            (1)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the Existing Visant Indenture and the related documentation;

            (2)   the Indenture and the notes;

            (3)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

            (4)   applicable law or any applicable rule, regulation or order;

            (5)   any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (6)   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

            (7)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (9)   other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in the Senior Credit Facilities or in the Existing Visant Indenture, in each case as in effect on the Issue Date, or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Issuer in good faith, to make scheduled payments of cash interest on the notes when due;

            (10) customary provisions in joint venture agreements and other similar agreements;

            (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

            (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Issuer, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

            (13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary to guarantee the payment of any Indebtedness of the Issuer unless:

          (a)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee by such Restricted Subsidiary of the Issuer's Obligations under the Indenture (a "Guarantee"), except that if such Indebtedness is by its express terms subordinated in right of payment to the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

          (b)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer as a result of any payment by such Restricted Subsidiary under its Guarantee; and

          (c)   such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

            (1)   such Guarantee has been duly executed and authorized and

            (2)   such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

          A Guarantee of a Guarantor will be automatically released upon:

            (1)   (a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), of all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture,

              (b)   the Issuer designates such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary",

              (c)   the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, or

              (d)   the Legal Defeasance of the notes, or the Covenant Defeasance of the notes, or if the Issuer's obligations under the Indenture are discharged in accordance with the terms thereof; and

            (2)   in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with any other Indebtedness of the Issuer.

Reports and Other Information

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

          (a)   within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

          (b)   within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

          (c)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

          (d)   any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

        The following events constitute Events of Default under the Indenture:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;

          (2)   default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;

          (3)   failure by the Issuer to comply with its obligations under the first paragraph of "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets;"

          (4)   failure by the Issuer to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount of the notes then outstanding with any of its obligations in the covenants described above under "Repurchase at the Option of Holders—Change of Control" (other than a failure to purchase notes) or "Repurchase at the Option of Holders—Asset Sales" (other than a failure to purchase notes) or under "Certain Covenants" under "—Limitation on Restricted Payments", "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", "—Liens", "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", "—Transactions with Affiliates", "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" or "—Reports and Other Information";

          (5)   failure by the Issuer for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements contained in the Indenture or the notes;

          (6)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

            (A)  such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

            (B)  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

          (7)   failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

          (8)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary.

        If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

          (x)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

          (y)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

          (z)   if the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3)   such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, if any, or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors, if any, under the notes, the Guarantees, if any, or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors, if any, under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's, if any, obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for

          (1)   the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

          (2)   the Issuer's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor, if any, released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (A)  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

            (B)  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (6)   the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title II of the United States Code;

          (7)   the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (8)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

          (a)   all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (b)   (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

            (3)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

            (4)   the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

          (2)   reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"),

          (3)   reduce the rate of or change the time for payment of interest on any note,

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

          (5)   make any note payable in money other than that stated in the notes,

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

          (7)   make any change in these amendment and waiver provisions, or

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture or the notes:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of the Issuer's or any Guarantor's obligations to Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to add a guarantor under the Indenture;

          (11) to conform the text of the Indenture or the notes to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the Indenture or the notes; or

          (12) making any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

          (1)   1.0% of the principal amount of the note; and

          (2)   the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2008 (such redemption price being set forth in the table appearing above under the caption "Optional Redemption"), plus (ii) all required interest payments due on the note through December 1, 2008 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the note.

        "Asset Sale" means

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

            (a)   any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

            (b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

            (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "Certain Covenants—Limitation on Restricted Payments";

            (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $20.0 million;

            (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

            (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

            (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

            (h)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

            (i)    foreclosures on assets;

            (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

            (k)   any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

        "Board Resolution" means with respect to the Issuer, a duly adopted resolution of the Board of Directors of the Issuer or any committee thereof.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means

          (1)   in the case of a corporation, corporate stock,

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means

          (1)   United States dollars,

          (2)   Canadian dollars,

          (3)   (a) euro, or any national currency of any participating member state in the European Union or,

            (b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

          (4)   securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

          (5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

          (6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

          (7)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

          (8)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof,

          (9)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

          (10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and

          (11) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provisions), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies;

          (3)   the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Members; or

          (4)   the failure at any time by the Issuer to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, (A) 100% of the Voting Stock of VSHC (except to the extent VSHC is merged with and into the Issuer or Visant in accordance with the terms of the Indenture) or (B) 100% of the Voting Stock of Visant (except to the extent Visant is merged with and into the Issuer or VSHC in accordance with the terms of the Indenture).

        "Color Prelude Acquisition" means the acquisition of Color Prelude, Inc. by IST Corp. on December 18, 2001.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (a)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge, commitment and other financing fees), and

          (b)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

          (c)   interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

          (1)   any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges, the Jostens Acquisition, the Color Prelude Acquisition, the Lehigh Press Acquisition and the Transactions) shall be excluded,

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (3)   any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

          (4)   any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (6)   solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments", the Net Income for such period of any Restricted Subsidiary shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by the covenant described under "Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries", provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (7)   effects of adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Transactions, the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

          (8)   any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

          (9)   any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

          (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds

            (A)  for the purchase or payment of any such primary obligation or

            (B)  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Continuing Member" means, as of any date of determination, any member of the Board of Directors of the Issuer who:

          (1)   was a member of Board of Directors of the Issuer immediately after the Issue Date; or

          (2)   was nominated for election or elected to the Issuer's Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Members who were members of the Issuer's Board of Directors at the time of that nomination or election.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock").

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by a senior vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "Certain Covenants—Limitation on Restricted Payments" covenant.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

          (1)   increased (without duplication) by:

            (a)   provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

            (b)   Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

            (d)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus

            (e)   the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities, plus

            (f)    any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

            (g)   the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

            (h)   the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors or any of their respective Affiliates, plus

            (i)    expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

            (j)    costs of surety bonds incurred in such period in connection with financing activities;

          (2)   decreased by (without duplication) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

          (3)   increased or decreased by (without duplication):

            (a)   any net gain or loss resulting in such period from Hedging Obligations, plus or minus, as applicable

            (b)   without duplication, the Historical Adjustments incurred in such period.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

          (1)   public offerings with respect to the Issuer's or any direct or indirect parent company's common stock registered on Form S-8;

          (2)   issuances to any Subsidiary of the Issuer; and

          (3)   any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

          (a)   contributions to its common equity capital, and

          (b)   the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers' certificate executed by a senior vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments".

        "Existing Indebtedness" means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Existing Visant Indenture" means the Indenture dated as of October 4, 2004, among Visant, the subsidiary guarantors party thereto and The Bank of New York, as trustee.

        "Existing Visant Notes" means the 7 5/8% senior subordinated notes due 2012 issued pursuant to the Existing Visant Indenture and outstanding on the Issue Date.

        "Existing Senior Discount Indenture" means the indenture dated as of December 2, 2003, between the Issuer and BNY Midwest Trust Company, as Trustee.

        "Existing Senior Discount Notes" means the 10 1/4% senior discount notes due 2013 issued by the Issuer pursuant to the Existing Senior Discount Indenture and outstanding on the Issue Date.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of

Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

          (a)   Consolidated Interest Expense of such Person for such period,

          (b)   all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

          (c)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States as in effect on October 4, 2004.

        "Government Securities" means securities that are

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantor" means any Restricted Subsidiary that provides a Guarantee pursuant to the covenant described under "Certain Covenants—Limitation on Guarantees of Indebtedness of Restricted Subsidiaries", or any direct or indirect parent company of the Issuer that elects to provide a Guarantee.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Historical Adjustments" means with respect to any Person, without duplication, the following items to the extent incurred prior to October 4, 2004 and, in each case, during the applicable period:

          (1)   fees for management advisory services paid by the Issuer or any of its Restricted Subsidiaries to DLJ Merchant Banking Partners III, L.P. and DLJ Merchant Banking Partners II, L.P. or any of their respective financial services Affiliates;

          (2)   adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition;

          (3)   gains (losses) from the early extinguishment of Indebtedness;

          (4)   transaction expenses incurred in connection with the Jostens Acquisition, the merger and recapitalization of Jostens in 2000 and the Lehigh Press Acquisition;

          (5)   the cumulative effect of a change in accounting principles;

          (6)   gains (losses), net of tax, from disposed or discontinued operations, including the discontinuance of Jostens' Recognition business;

          (7)   non-cash adjustments to LIFO reserves;

          (8)   gains (losses) attributable to the disposition of fixed assets; and

          (9)   other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) unusual litigation expenses,

  (v) fees and expenses related to acquisitions and (vi) consulting services in connection with acquisitions.

        "Holder" means a holder of the notes.

        "Indebtedness" means, with respect to any Person,

          (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent

            (a)   in respect of borrowed money,

            (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

            (c)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

            (d)   representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (2)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

          (3)   to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business or (B) obligations under or in respect of Receivables Facilities or (C) leases of precious metals used in the ordinary course of business of the Issuer and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Lehman Brothers Inc. and Banc of America Securities LLC.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2)   debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of

  S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

            (x)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

            (y)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

        "Investors" means Kohlberg Kravis Roberts & Co. L.P., and DLJ Merchant Banking Partners III, L.P. and their respective Affiliates.

        "Issue Date" means April 4, 2006.

        "Issuer" means Visant Holding Corp., a Delaware corporation.

        "Jostens Acquisition" means the acquisition of Jostens by affiliates of DLJ Merchant Banking Partners III L.P. on July 29, 2003.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lehigh Press Acquisition" means the acquisition of Lehigh Press, Inc. by a subsidiary of Von Hoffmann Holdings Inc. on October 22, 2003.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness of the Issuer or Indebtedness of any Restricted Subsidiary required (other than required by clause (1) of the second paragraph of "Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means each of the Investors and their respective Affiliates and members of management of the Issuer who are shareholders of the Issuer on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provisions) of which any of the foregoing are members; provided,that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

        "Permitted Investments" means

          (a)   any Investment in the Issuer or any Restricted Subsidiary;

          (b)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (c)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

            (1)   such Person becomes a Restricted Subsidiary or

            (2)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (d)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (e)   any Investment existing on October 4, 2004;

          (f)    any Investment acquired by the Issuer or any Restricted Subsidiary

            (1)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

            (2)   as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (g)   Hedging Obligations permitted under clause (j) of the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (h)   any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 6.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (i)    Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "Certain Covenants—Limitations on Restricted Payments";

          (j)    guarantees of Indebtedness permitted under the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (k)   any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (5) and (9) of such paragraph);

          (l)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

          (m)  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (n)   Investments relating to any special purpose Wholly-Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

          (o)   advances to employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

          (p)   loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (d) or (l) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (7)   Liens existing on the Issue Date;

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer;

          (9)   Liens on property at the time the Issuer acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer;

          (10) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (11) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (12) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer;

          (13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer in the ordinary course of business;

          (14) Liens on equipment of the Issuer granted in the ordinary course of business to the Issuer's client at which such equipment is located;

          (15) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

          (16) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and (10); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (10) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (17) deposits made in the ordinary course of business to secure liability to insurance carriers; and

          (18) other Liens securing obligations incurred in the ordinary course of business which obligations do to exceed $25.0 million at any one time outstanding.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Issuer in good faith.

        "Rating Agencies" mean Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a Board Resolution) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date, among the Issuer and the Initial Purchasers.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary".

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

        "SEC" means the Securities and Exchange Commission.

        "Secured Indebtedness" means any indebtedness of the Issuer secured by a Lien.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement dated as of October 4, 2004, by and among Visant, VSHC, as guarantor, Jostens Canada Ltd., as Canadian borrower, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse (f/k/a Credit Suisse First Boston), as Administrative Agent, and Credit Suisse Toronto Branch (f/k/a Credit Suisse First Boston Toronto Branch), as Canadian Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" above).

        "Senior Indebtedness" means:

          (1)   all Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter Incurred; and

          (2)   all other Obligations of the Issuer (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer, whether or not a claim for post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes;

        provided, however, that Senior Indebtedness shall not include:

          (1)   any obligation of the Issuer to any Subsidiary of the Issuer;

          (2)   any liability for federal, state, local or other taxes owed or owing by the Issuer;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business;

          (4)   any Indebtedness or other Obligation of the Issuer which is subordinate or junior in any respect to any other Indebtedness or other Obligation of the Issuer; or

          (5)   that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Special Interest" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Subordinated Indebtedness" means any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes.

        "Subsidiary" means, with respect to any Person,

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transaction Agreements" means the (1) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.; (2) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition Corp., AHI Merger, Inc. and AHC I Acquisition Corp and (3) the Contribution Agreement dated as of July 21, 2004, among Jostens Holding Corp. and Fusion Acquisition LLC, in each case as the same may be amended prior to the Issue Date.

        "Transactions" means the transactions contemplated by the Transaction Agreements, the issuance of the Existing Visant Notes and the use of proceeds therefrom, the effectiveness of the Senior Credit Facilities and the initial borrowings thereunder and use of proceeds therefrom, and the offering of the notes and the use of proceeds therefrom.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2008; provided, however, that if the period from the redemption date to December 1, 2008, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trustee" means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means

          (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

          (a)   any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

          (b)   such designation complies with the covenants described under "Certain Covenants—Limitation on Restricted Payments" and

          (c)   each of

            (1)   the Subsidiary to be so designated and

            (2)   its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

          (1)   in the case of any Subsidiary of the Issuer that is not also a Subsidiary of Visant:

            (A)  the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (1) of the first paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; or

            (B)  the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; or

          (2)   in the case of any Subsidiary of Visant:

            (A)  Visant could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (2) of the first paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; or

            (B)  the Fixed Charge Coverage Ratio for Visant and its Restricted Subsidiaries would be greater than such ratio for Visant and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Visant" means Visant Corporation, a Delaware corporation, and its successors.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "VSHC" means Visant Secondary Holdings Corp., a Delaware corporation, and its successors.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

          (2)   the sum of all such payments.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Exchange Offer

        The exchange of old notes for registered notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of a registered note, the holding period of the registered note will include the holding period of the outstanding note exchanged therefor and the basis of the registered note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of old notes for registered notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Ownership of the Notes

        The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. This summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

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  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a partnership or other pass-through entity for United States federal income tax purposes;

  •
  a person whose "functional currency" is not the U.S. dollar.

  •
  a "controlled foreign corporation";

  •
  a "passive foreign investment company"; or

  •
  a United States expatriate

        The summary below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. The discussion below assumes that the notes will be classified for United States federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

        If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

        This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

        The following is a summary of certain United States federal tax consequences that apply to you if you are a U.S. holder of the notes.

        "U.S. holder" means a beneficial owner of a note that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest

        Except as set forth below, interest on a note generally is taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount

        The notes were issued with original issue discount ("OID") in an amount equal to the difference between their principal amount and their issue price. The "issue price" of each note was the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler).

        You should be aware that you generally must include OID in gross income as ordinary income in advance of the receipt of cash attribute to that income. Under the applicable rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. However, you will generally not be required to include separately in income cash payments received on the notes at their maturity attributable to OID on the notes.

        This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations").

        The amount of OID that you must include in income generally is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

  •
  the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over

  •
  the sum of any stated interest allocable to the accrual period.

        OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on such note (other than stated interest) on or before the first day of the accrual period. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

        You may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which you acquired the note, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). You should consult with your own tax advisors about this election.

Market Discount

        If you purchase a note for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

        In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a bond-by-bond basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium

        If you purchase a note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date other than payments of stated interest, you will be considered to have purchased that note at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

        If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than stated interest, you will be considered to have purchased the note at a "premium" and you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange and Retirement of Notes

        Your tax basis in a note will, in general, be your cost for that note, increased by OID or market discount and reduced by any amortized premium and any cash payments on the note other than stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid interest not previously included in income, which will be treated as a payment of interest for United States federal income tax purposes) and the adjusted tax basis of the note. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        The following is a summary of certain United States federal income and estate tax consequences that applies to you if you are a "non-U.S. holder" of notes. "Non-U.S. holder" means a beneficial owner of a note, other than a partnership, who is not a U.S. holder (as defined under "—U.S. holders" above).

United States Federal Withholding Tax

        The 30% United States federal withholding tax will not apply to any payment of interest (including OID) on the notes under the "portfolio interest rule," provided that:

  •
  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an Internal Revenue Service ("IRS") Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

  •
  IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "United States Federal Income Tax").

        The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

        If you are engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in "United States Federal Withholding Tax" are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such premium or interest, subject to adjustments.

        Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

        Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the "portfolio interest rule" described above under "United States Federal Withholding Tax" without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

        In general, information reporting requirements will apply to certain payments of principal, interest (including OID) and premium paid on notes and to the proceeds of a sale (including a redemption) of a note paid to you unless you are an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of corporate or other exempt status or have been notified by the IRS that you are subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

        Generally, we must report to the IRS and to you the amount of interest (including OID) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under "United States Federal Withholding Tax."

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the ownership of the registered notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" (within the meaning of ERISA) of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the registered notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving "plan assets" with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of registered notes by an ERISA Plan with respect to which we or the initial purchasers of the old notes are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the registered notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all the conditions of any such exemption will be satisfied.

        Because of the foregoing, the registered notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of old notes for registered notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of an registered note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the registered notes constitutes assets of any Plan or (ii) the purchase and holding of the old notes or the registered notes (and the exchange of old notes for registered notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the old notes or the registered notes (and holding or disposing the old notes or the registered notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding and disposition of the old notes or the registered notes (and the exchange of old notes for registered notes).

PLAN OF DISTRIBUTION

        Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Simpson Thacher & Bartlett LLP, New York, New York has passed upon the validity of the notes on our behalf. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others have an indirect interest, through limited partnerships that are investors in the KKR Millennium Fund, L.P., in less than 1% of the common stock of Visant Holding Corp.

EXPERTS

        The financial statements of Visant Holding Corp. and Visant Corporation as of and for the year ended December 31, 2005 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries at January 1, 2005, and January 3, 2004, and for the year ended January 1, 2005, and for period from July 30, 2003 to January 3, 2004, and the period from December 29, 2002 to July 29, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        At the time of the engagement of E&Y as the outside auditors for Visant Holding in October 2003, E&Y considered independence issues in accordance with its standard practice at the time, including consideration of whether the tax operations services it provided to Jostens during fiscal 2003 would impair its independence. As a result of this process, in connection with E&Y becoming Visant Holding's outside auditor in late 2003, E&Y revised its tax services arrangement with Jostens. Based on what was known at the time, E&Y's audit and tax engagement personnel concluded that the services detailed in the tax services engagement letter complied with the applicable independence rules of the SEC, the AICPA independence rules and E&Y policy, and the Audit Committee in place at that time was advised accordingly.

        In connection with the filing of the Visant S-4 registration statement in the fall of 2004, E&Y's policies and procedures required it to review once again its independence with respect to Visant Holding. As part of this process, E&Y reviewed the tax operations services it had provided to Jostens and interviewed members of E&Y's tax operations services team. As a result of this review, E&Y identified three primary activities related to the provision of tax operations services that raised questions about E&Y's independence:

  •
  Calculation of sales tax.    Jostens uses software programs that calculate the amount of sales tax for each sale. E&Y's tax operations services team assisted in maintaining the accuracy of these programs by inputting changes into an ancillary software application to account for changes in laws and regulations in various states. E&Y also made limited edits to customer profiles in Jostens' database in order to update the "taxable/tax exempt" field whenever a customer submitted proof to Jostens that it was exempt from sales tax. In addition, in connection with assisting another accounting firm which provides Jostens with sales tax compliance services, E&Y reviewed spreadsheets generated by such firm that showed the amounts to be paid in sales tax to each jurisdiction in which Jostens sold products to confirm that the aggregate sales tax liability shown on the spreadsheet agreed with the general ledger balance and then initialed the spreadsheet to signify that their review had been completed and that all sales tax returns appeared to be processed timely and completely.

  •
  Check handling.    E&Y's tax operations services team opened mail routed to the Jostens' tax department, which at times included tax refund checks payable to Jostens. Occasionally, a member of E&Y's tax operations services team would mail tax-related checks for Jostens.

  •
  Authorization of Jostens disbursements.    A member of E&Y's tax operations services team authorized certain tax-related disbursements totaling $294,779 in 2003 (out of a total of approximately $10.8 million for all such disbursements in 2003), including $4,986 of disbursements subsequent to E&Y's appointment as auditor in October 2003.

        E&Y's 2004 review discovered a further activity that required consideration with respect to E&Y's independence. On April 8, 2003, Jostens Canada, Ltd. ("JCL"), a subsidiary of Jostens, engaged a law firm in Ottawa, Ontario, Canada, to represent JCL in proceedings for the recovery of Ontario sales tax, which firm is an affiliate of E&Y Canada. Additionally, the engagement letter provided for a contingent fee based upon the amount of tax and interest refunded to JCL.

        E&Y brought the independence matters described above to the attention of the Audit Committee in mid-December 2004. In response, the Audit Committee took prompt action, including retaining outside counsel which interviewed management and E&Y personnel and overseeing a review by our internal audit group of past procedures and documentation related to the matters raised. Together with management and E&Y, the Audit Committee has been involved in the identification of the matters and the analysis of the scope and nature of such matters. The Audit Committee also retained a forensic accounting firm, which was charged with reviewing and confirming the accuracy of the analysis undertaken by our internal audit group and confirming its analysis regarding the lack of discrepancies. On January 17, 2005, E&Y and Jostens agreed to immediately terminate the tax operations services arrangement.

        The Audit Committee and E&Y each concluded that there were violations of the Commission's independence rules. Consequently, the Audit Committee conducted an inquiry into, and an evaluation of, the facts and circumstances surrounding the matters presented, after which inquiry and evaluation the Audit Committee and E&Y each concluded pursuant to Rule 2-01(b) of Regulation S-X under the Exchange Act that there has been no impairment of E&Y's independence for the 2003 or 2004 audit. E&Y concluded, and the Audit Committee concurred, that E&Y's capacity for objective judgment was not and is not diminished and that the investing public would not perceive that an impairment of independence affecting the integrity of the financial statements has occurred. Based upon all the facts and circumstances, E&Y and the Audit Committee share the view that, throughout the audit and professional engagement period, E&Y was capable of exercising objective and impartial judgment on all issues encompassed within the audit engagement. In particular, the Audit Committee concluded that: the individuals involved did not, at any time, appreciate the consequences of the actions taken; and the amounts involved, individually and in the aggregate, were de minimis. In addition, the Audit Committee understands that the E&Y audit team believed they were independent, that matters affecting independence had been addressed prior to E&Y being engaged in October 2003 and that the audit team conducted themselves accordingly and were not influenced, directly or indirectly, by any of the matters noted. The Audit Committee has been separately advised by both management and E&Y that these violations did not result in any change to any aspect of the Company's financial statements.

        In addition to the steps already implemented at the direction of the Audit Committee in connection with the inquiry, including the retention of the forensic accounting firm, the termination of the E&Y tax operations services arrangement, and the termination of the arrangement between JCL and an affiliate of E&Y Canada in January 2005 without payment of any fees or expenses by JCL, Jostens or Visant Holding to such firm, the Audit Committee has directed that certain long-term remedial efforts and initiatives be taken which are designed to prevent independence issues from occurring in the future, including:

  •
  the adoption of additional policies and procedures regarding independence;

  •
  the institution of additional training for the management group and finance staff to heighten awareness regarding auditor independence requirements;

  •
  the designation or retention of a person, who will be a member of our internal audit staff, to act as Director of Audit Independence and who will report directly to the Audit Committee on independence issues and will act as a liaison among the Audit Committee, management and the outside auditor;

  •
  the hiring of a corporate Director of Tax who will report to our Vice President of Finance and will be responsible for all tax compliance matters of Visant Holdings and each of its operating subsidiaries;

  •
  considering the separation of tax compliance from the attest functions to avoid the potential for an independence issue arising in the future with respect to tax compliance services; and

  •
  considering whether to engage a new auditor for the audit of fiscal year 2005.

        Based on these remediation measures, the Audit Committee believes that the Company has taken and is taking appropriate steps designed to eliminate the possibility of an independence violation arising in the future.

        On February 11, 2005, E&Y issued its independence letter to our Audit Committee pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis the Independence Standards Board's Standard No. 1. That letter reported that E&Y satisfies the auditor independence standards of Regulation S-X in connection with its audit opinion for the financial statements contained in this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
CONSOLIDATED FINANCIAL STATEMENTS OF VISANT HOLDING CORP.:
There are no significant differences between the results of operations and financial condition of Visant and those of Holdings other than the Holdings notes, which had an accreted value of $189.4 million and $171.4 million as of April 1, 2006 and April 2, 2005, respectively, including interest, thereon.
Interim Financial Statements
Visant Holding Corp. and subsidiaries
Condensed Consolidated Statements of Operations for the three months ended April 1, 2006 and April 2, 2005	F-3
Condensed Consolidated Balance Sheets as of April 1, 2006, April 2, 2005 and December 31, 2005	F-4
Condensed Consolidated Statements of Cash Flows for the three months ended April 1, 2006 and April 2, 2005	F-5
Visant Corporation and subsidiaries
Condensed Consolidated Statements of Operations for the three months ended April 1, 2006 and April 2, 2005	F-6
Condensed Consolidated Balance Sheets as of April 1, 2006, April 2, 2005 and December 31, 2005	F-7
Condensed Consolidated Statements of Cash Flows for the three months ended April 1, 2006 and April 2, 2005	F-8
Notes to Condensed Consolidated Financial Statements	F-9
Annual Financial Statements
Reports of Independent Registered Public Accounting Firms	F-30
Visant Holding Corp. and Subsidiaries
Consolidated Statements of Operations for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-32
Consolidated Balance Sheets as of December 31, 2005 and January 1, 2005	F-33
Consolidated Statements of Cash Flows for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-34
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-35

Visant Corporation and subsidiaries:
Reports of Independent Registered Public Accounting Firm	F-36
Consolidated Statements of Operations for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-37
Consolidated Balance Sheets as of December 31, 2005 and January 1, 2005	F-38
Consolidated Statements of Cash Flows for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-39
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-40
Notes to Consolidated Financial Statements	F-41

VISANT HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands
	April 1, 2006	April 2, 2005
Net sales	$312,591	$309,120
Cost of products sold	180,244	189,514

Gross profit	132,347	119,606
Selling and administrative expenses	101,462	103,186
Gain on disposal of fixed assets	(20)	(9)
Transaction costs	—	884
Special charges	2,799	2,952

Operating income	28,106	12,593
Interest expense, net	31,070	30,568

Loss before income taxes	(2,964)	(17,975)
Benefit from income taxes	(1,828)	(7,446)

Net loss	$(1,136)	$(10,529)

The accompanying notes are an integral part of the condensed consolidated financial statements

VISANT HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands, except share amounts	April 1, 2006	April 2, 2005	December 31, 2005
ASSETS
Cash and cash equivalents	$47,694	$27,893	$20,706
Accounts receivable, net	168,157	167,219	164,340
Inventories, net	167,391	169,862	130,782
Salespersons overdrafts, net of allowance of $15,269, $13,258 and $14,659, respectively	39,386	39,494	36,663
Prepaid expenses and other current assets	21,258	16,479	16,938
Deferred income taxes	12,976	60,600	12,376
Receivable from issuance of debt	342,125	—	—

Total current assets	798,987	481,547	381,805

Property, plant and equipment	561,183	536,039	550,509
Less accumulated depreciation	(324,234)	(295,024)	(314,610)

Property, plant and equipment, net	236,949	241,015	235,899
Goodwill	1,108,401	1,108,462	1,108,401
Intangibles, net	562,877	595,445	576,739
Deferred financing costs, net	57,635	60,200	50,400
Other assets	13,457	11,039	12,075

Total assets	$2,778,306	$2,497,708	$2,365,319

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$11,868	$9,130	$11,868
Accounts payable	60,618	54,405	56,611
Accrued employee compensation and related taxes	34,837	43,355	41,594
Commissions payable	29,397	24,570	20,955
Customer deposits	213,484	213,231	166,321
Other accrued liabilities	62,609	37,862	48,825

Total current liabilities	412,813	382,553	346,174

Long-term debt—less current maturities	1,855,938	1,627,827	1,501,246
Deferred income taxes	212,753	245,928	219,164
Pension liabilities, net	24,429	27,094	25,112
Other noncurrent liabilities	18,241	6,799	18,338

Total liabilities	2,524,174	2,290,201	2,110,034

Mezzanine equity	9,411	—	—
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,973,659 shares at April 1, 2006 and December 31, 2005; 5,971,577 shares at April 2, 2005
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at April 1, 2006, April 2, 2005 and December 31, 2005
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at April 1, 2006, April 2, 2005 and December 31, 2005	60	60	60
Additional paid-in-capital	516,222	524,359	525,593
Accumulated deficit	(272,104)	(318,146)	(270,968)
Accumulated other comprehensive income	543	1,234	600

Total stockholders' equity	244,721	207,507	255,285

Total liabilities and stockholders' equity	$2,778,306	$2,497,708	$2,365,319

The accompanying notes are an integral part of the condensed consolidated financial statements

VISANT HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
In thousands
	April 1, 2006	April 2, 2005
Net loss	$(1,136)	$(10,529)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,397	15,192
Amortization of intangible assets	12,853	11,760
Amortization of debt discount, premium and deferred financing costs	6,759	8,305
Other amortization	201	193
Deferred income taxes	(7,008)	(8,194)
Gain on sale of assets	(20)	(9)
Stock-based compensation	40	—
Other	2,341	(153)
Changes in assets and liabilities:
Accounts receivable	(3,795)	(9,329)
Inventories	(36,630)	(40,378)
Accounts payable and accrued expenses	10,261	5,598
Customer deposits	47,202	56,668
Other	4,386	(13,040)

Net cash provided by operating activities	46,851	16,084

Purchases of property, plant and equipment	(19,959)	(15,345)
Proceeds from the sale of assets	92	117
Other investing activities, net	(2)	(979)

Net cash used in investing activities	(19,869)	(16,207)

Net short-term borrowings	—	800
Principal payments on long-term debt	—	(63,600)
Proceeds from issuance of common stock	—	5,946
Other	—	(134)

Net cash used in financing activities	—	(56,988)

Effect of exchange rate changes on cash and cash equivalents	6	40

Increase (decrease) in cash and cash equivalents	26,988	(57,071)
Cash and cash equivalents, beginning of period	20,706	84,964

Cash and cash equivalents, end of period	$47,694	$27,893

Summary of Non Cash Financing Items:
Receivable from issuance of long-term debt	(342,125)
Deferred financing costs	(9,300)
Payables related to financing costs	1,425
Issuance of long-term debt	350,000

Non cash items, net	—

The accompanying notes are an integral part of the condensed consolidated financial statements

VISANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands
	April 1, 2006	April 2, 2005
Net sales	$312,591	$309,120
Cost of products sold	180,244	189,514

Gross profit	132,347	119,606
Selling and administrative expenses	101,383	103,142
Gain on disposal of fixed assets	(20)	(9)
Transaction costs	—	884
Special charges	2,799	2,952

Operating income	28,185	12,637
Interest expense, net	26,262	26,233

Income (loss) before income taxes	1,923	(13,596)
Provision for (benefit from) income taxes	168	(5,507)

Net income (loss)	$1,755	$(8,089)

The accompanying notes are an integral part of the condensed consolidated financial statements

VISANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(UNAUDITED)
In thousands, except share amounts			December 31, 2005
	April 1, 2006	April 2, 2005
ASSETS
Cash and cash equivalents	$46,863	$18,235	$19,874
Accounts receivable, net	168,157	167,219	164,340
Inventories, net	167,391	169,862	130,782
Salespersons overdrafts, net of allowance of $15,269, $13,258 and $14,659, respectively	39,386	39,494	36,663
Prepaid expenses and other current assets	21,258	16,479	16,973
Deferred income taxes	12,976	60,600	12,376

Total current assets	456,031	471,889	381,008

Property, plant and equipment	561,183	536,039	550,509
Less accumulated depreciation	(324,234)	(295,024)	(314,610)

Property, plant and equipment, net	236,949	241,015	235,899
Goodwill	1,108,401	1,108,462	1,108,401
Intangibles, net	562,877	595,445	576,739
Deferred financing costs, net	43,488	54,859	45,430
Other assets	13,457	11,039	12,075

Total assets	$2,421,203	$2,482,709	$2,359,552

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$11,868	$9,130	$11,868
Accounts payable	59,193	54,401	56,611
Accrued employee compensation and related taxes	34,837	43,355	41,594
Commissions payable	29,397	24,570	20,955
Customer deposits	213,484	213,231	166,321
Other accrued liabilities	63,264	38,400	49,285

Total current liabilities	412,043	383,087	346,634

Long-term debt—less current maturities	1,316,500	1,456,400	1,316,500
Deferred income taxes	227,343	253,854	232,019
Pension liabilities, net	24,429	27,094	25,112
Other noncurrent liabilities	18,241	6,799	18,338

Total liabilities	1,998,556	2,127,234	1,938,603

Commitments and contingencies
Common stock:
Common stock $.01 par value; authorized: 2,000,000 shares; issued and oustanding: 1,000 shares at April 1, 2006, April 2, 2005 and December 31, 2005	—	—	—
Additional paid-in-capital	668,758	658,839	668,758
Accumulated deficit	(246,654)	(304,598)	(248,409)
Accumulated other comprehensive income	543	1,234	600

Total stockholder's equity	422,647	355,475	420,949

Total liabilities and stockholder's equity	$2,421,203	$2,482,709	$2,359,552

The accompanying notes are an integral part of the condensed consolidated financial statements

VISANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
In thousands
	April 1, 2006	April 2, 2005
Net income (loss)	$1,755	$(8,089)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,397	15,192
Amortization of intangible assets	12,853	11,760
Amortization of debt discount, premium and deferred financing costs	1,944	3,951
Other amortization	201	193
Deferred income taxes	(5,273)	(6,623)
Gain on sale of assets	(20)	(9)
Other	2,341	(153)
Changes in assets and liabilities:
Accounts receivable	(3,795)	(9,329)
Inventories	(36,630)	(40,378)
Accounts payable and accrued expenses	10,261	4,538
Customer deposits	47,202	56,668
Other	4,616	(12,667)

Net cash provided by operating activities	46,852	15,054

Purchases of property, plant and equipment	(19,959)	(15,345)
Proceeds from the sale of assets	92	117
Other investing activities, net	(2)	(979)

Net cash used in investing activities	(19,869)	(16,207)

Net short-term borrowings	—	800
Principal payments on long-term debt	—	(63,600)
Other	—	(121)

Net cash used in financing activities	—	(62,921)

Effect of exchange rate changes on cash and cash equivalents	6	40

Increase (decrease) in cash and cash equivalents	26,989	(64,034)
Cash and cash equivalents, beginning of period	19,874	82,269

Cash and cash equivalents, end of period	$46,863	$18,235

The accompanying notes are an integral part of the condensed consolidated financial statements

VISANT CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    Overview and Basis of Presentation

Overview

        The Company is a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. The Company was formed through the October 2004 consolidation of Jostens, Inc. ("Jostens"), Von Hoffmann Holdings Inc. ("Von Hoffmann") and AHC I Acquisition Corp. ("Arcade"). These subsidiaries operate in five reportable segments: Jostens Scholastic, Jostens Yearbook, Jostens Photo, Marketing and Publishing Services and Educational Textbook.

Basis of Presentation

        The unaudited condensed consolidated financial statements included herein are those of:

  •
  Visant Holding Corp. and its wholly-owned subsidiaries ("Holdings") which include Visant Corporation ("Visant"); and

  •
  Visant and its wholly-owned subsidiaries.

        There are no significant differences between the results of operations and financial condition of Visant and those of Holdings other than the certain indebtedness of Holdings. Holdings has 10 1/4% senior discount notes, which had an accreted value of $189.4 million and $171.4 million as of April 1, 2006 and April 2, 2005, respectively, and $350.0 million principal amount of 8 3/4% Senior Notes.

        All significant intercompany balances and transactions have been eliminated in consolidation.

        The accompanying unaudited condensed consolidated financial statements of Holdings and Visant, and their respective subsidiaries, are presented pursuant to the rules and regulations of the United States Securities Exchange Commission ("SEC") in accordance with disclosure requirements for the quarterly report on Form 10-Q. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and footnotes included in Holdings' and Visant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.    Significant Accounting Policies

Revenue Recognition

        The SEC's Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition", provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

        Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

        Selling and administrative expenses primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

        The Company expenses advertising costs as incurred. Selling and administrative expenses included advertising expense of $1.4 million for each of the quarters ended April 1, 2006 and April 2, 2005.

Warranty Costs

        Provisions for warranty costs related to Jostens' scholastic products, particularly class rings, are recorded based on historical information and current trends in manufacturing costs due to their lifetime warranty. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. The provision for the lifetime warranty on rings was less than $0.2 million for each of the quarters ended April 1, 2006 and April 2, 2005. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs included in the consolidated balance sheets were approximately $1.0 million as of April 1, 2006, April 2, 2005 and December 31, 2005.

Share-based Compensation

        Effective January 1, 2006, the Company adopted Statements of Financial Accounting Standards ("SFAS") 123 (revised 2004), "Share Based Payment" ("SFAS 123R"), which requires the recognition of compensation expense related to all equity awards granted including awards modified, repurchased, or cancelled based on the fair values of the awards at the grant date. For the three months ended April 1, 2006, the Company recognized compensation expense related to stock options of $0.1 million, which is included in selling, general and administrative expenses. Refer to Note 13, Stock-based Compensation, for further details.

3.    The Transactions

        On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and affiliates of DLJ Merchant Banking Partners completed transactions (collectively, the "Transactions") which created a marketing and publishing services enterprise, servicing the school affinity products, direct marketing, fragrance and cosmetics sampling and educational markets comprised of the operations of Jostens, Von Hoffmann, The Lehigh Press, Inc. and Arcade.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. ("DLJMBP II") and DLJ Merchant Banking Partners III, L.P. ("DLJMBP III") owned approximately 82.5% of Holdings' outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of voting interest and 45.0% of economic interest of the Company and affiliates of DLJMBP III held equity interests representing approximately 41.0% of voting interest and 45.0% of economic interest, with the remainder held by other co-investors and certain members of management. In connection with the Transactions, approximately $175.6 million of the proceeds were distributed to certain shareholders, and certain treasury stock held by Von Hoffmann was redeemed.    After giving effect to the issuance of equity to additional members of management, as of May 10, 2006, affiliates of KKR and DLJMBP III (the "Sponsors") held approximately 49.1% and 41.0%, respectively, of the voting interests of the Company, while each continued to hold approximately 44.6% of economic interests. As of May 10, 2006, the other co-investors held approximately 8.4% of the voting interests and 9.1% of the economic interests of the Company, and members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests.

4.    Restructuring Activity and Other Special Charges

Restructuring Activity

        During the first quarter of 2006, the Company recorded $0.5 million of special charges relating to severance payments and related benefits associated with on-going initiatives. The Company recorded $0.1 million in each Jostens segment related to severance payments and related benefits associated with the reduction in headcount of eight Jostens Scholastic, two Jostens Yearbook and five Jostens Photo employees, respectively, and $0.2 million related to severance payments and related benefits associated with the reduction in headcount of three employees of the Marketing and Publishing Services segment.

        During the first quarter of 2005, the Company recorded $3.0 million of special charges, including $1.8 million, $0.4 million and $0.1 million related to severance payments and related benefits associated with the reduction in headcount of 17 Jostens Scholastic, four Jostens Yearbook and three Jostens Photo employees, respectively. The Company recorded severance of $0.5 million related to the reduction in the Marketing and Publishing Services segment's personnel as well as $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. The Company also recorded severance of $0.2 million related to the reduction in the Educational Textbook segment's personnel.

        Restructuring accruals of $2.8 million, $6.1 million and $3.3 million as of April 1, 2006, April 2, 2005 and December 31, 2005, respectively, are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals as of December 31, 2005 include amounts provided for severance related to reductions in corporate and administrative employees from Jostens and the

Marketing and Services segment, as well as the consolidation of the Marketing and Service segment's one- and two-color print operations.

        On a cumulative basis through April 1, 2006, the Company incurred $20.8 million of employee severance costs related to initiatives that began in 2004, which affected an aggregate of 513 employees. As of April 1, 2006, the Company has paid $18.3 million in cash related to these initiatives.

        Changes in the restructuring accruals during the first quarter of 2006 were as follows:

	2006 Initiatives		2005 Initiatives		2004 Initiatives		Total
In thousands	Amount	No. of employees affected	Amount	No. of employees affected	Amount	No. of employees affected	Amount	No. of employees affected
Balance at January 1, 2005	$—	—	$—	—	$8,121	162	$8,121	162

Restructuring charges	—	—	6,948	185	—	—	6,948	185
Severance paid	—	—	(5,691)	(181)	(6,094)	(162)	(11,785)	(343)

Balance at December 31, 2005	—	—	1,257	4	2,027	—	3,284	4

Restructuring charges	458	18	—	—	—	—	458	18
Severance paid	(171)	(18)	(702)	(4)	(372)	—	(1,245)	(22)

Balance at April 1, 2006	$287	—	$555	—	$1,655	—	$2,497	—

        The Company expects the remaining severance related to the 2004 and 2005 initiatives to be paid during 2006.

Other Special Charges

        During the first quarter of 2006, the Company recognized an impairment loss related to the pending sale of its Jostens headquarters building. As a result of the pending sale, the Company determined the carrying value of the building was not recoverable and subsequently reduced the carrying value by $2.3 million to its estimated fair value. The impairment loss was allocated amongst all three Jostens segments.

5.    Comprehensive Income (Loss)

        The following amounts were included in determining comprehensive loss for Holdings as of the dates indicated:

	Three Months Ended
In thousands	April 1, 2006	April 2, 2005
Holdings:
Net loss	$(1,136)	$(10,529)
Change in cumulative translation adjustment	(57)	(225)

Comprehensive loss	$(1,193)	$(10,754)

        The following amounts were included in determining comprehensive income (loss) for Visant Corporation as of the dates indicated:

	Three Months Ended
In thousands	April 1, 2006	April 2, 2005
Visant:
Net income (loss)	$1,755	$(8,089)
Change in cumulative translation adjustment	(57)	(225)

Comprehensive income (loss)	$1,698	$(8,314)

6.    Accounts Receivable and Inventories

        Accounts receivable, net, was comprised of the following:

In thousands	April 1, 2006	April 2, 2005	December 31, 2005
Trade receivables	$180,864	$179,685	$174,683
Allowance for doubtful accounts	(4,166)	(3,852)	(4,409)
Allowance for sales returns	(8,541)	(8,614)	(5,934)

Accounts receivable, net	$168,157	$167,219	$164,340

        Net inventories were comprised of the following:

In thousands	April 1, 2006	April 2, 2005	December 31, 2005
Raw materials and supplies	$52,816	$47,223	$53,263
Work-in-process	79,688	82,104	50,540
Finished goods	36,789	42,707	28,881

	169,293	172,034	132,684
LIFO reserve	(1,902)	(2,172)	(1,902)

Inventories, net	$167,391	$169,862	$130,782

Precious Metals Consignment Arrangement

        The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to $32.5 million in consigned inventory. As required by the terms of the consignment agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in the financial statements. The value of consigned inventory at April 1, 2006, April 2, 2005 and December 31, 2005, was $19.5 million, $20.6 million and $26.1 million, respectively. The consignment agreement does not have a stated term, and therefore it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.2 million and $0.1 million for the three months ended April 1, 2006 and April 2, 2005, respectively.

7.    Goodwill and Other Intangible Assets, net

        The changes in the carrying amount of goodwill were as follows:

In thousands	April 1, 2006	April 2, 2005	December 31, 2005
Balance at beginning of period	$1,108,401	$1,108,445	$1,108,445
Goodwill acquired during the period	—	17	23
Purchase price adjustments	—	—	(113)
Currency translation	—	—	46

Balance at end of period	$1,108,401	$1,108,462	$1,108,401

        As of April 1, 2006, goodwill had been allocated to reporting segments as follows:

In thousands
Jostens Scholastic	$296,356
Jostens Yearbook	395,662
Jostens Photo	25,270
Marketing and Publishing Services	278,729
Educational Textbook	112,384

Goodwill	$1,108,401

        Information regarding other intangible assets, net as of the dates indicated, is as follows:

		April 1, 2006			April 2, 2005			December 31, 2005
In thousands	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
School relationships	10 years	$330,000	$(88,506)	$241,494	$330,000	$(55,632)	$274,368	$330,000	$(80,288)	$249,712
Order backlog	1.5 years	49,394	(49,394)	—	49,394	(49,394)	—	49,394	(49,394)	—
Internally developed software	2 to 5 years	12,200	(8,725)	3,475	12,200	(5,786)	6,414	12,200	(8,055)	4,145
Patented/unpatented technology	3 years	19,752	(13,314)	6,438	19,668	(8,868)	10,800	19,752	(12,201)	7,551
Customer relationships	4 to 40 years	35,455	(11,099)	24,356	36,455	(8,521)	27,934	35,455	(10,446)	25,009
Other	3 years	38,708	(16,174)	22,534	16,619	(5,270)	11,349	39,717	(13,975)	25,742

		485,509	(187,212)	298,297	464,336	(133,471)	330,865	486,518	(174,359)	312,159
Trademarks	Indefinite	264,580	—	264,580	264,580	—	264,580	264,580	—	264,580

		$750,089	$(187,212)	$562,877	$728,916	$(133,471)	$595,445	$751,098	$(174,359)	$576,739

        Amortization expense related to other intangible assets was $12.9 million and $11.8 million for the three months ended April 1, 2006 and April 2, 2005, respectively.

        Based on intangible assets in service as of April 1, 2006, estimated amortization expense for the remainder of 2006 and each of the five succeeding fiscal years is $36.6 million, $44.5 million, $41.5 million, $36.6 million, $36.0 million and $35.1 million, respectively.

8.    Long-Term Debt

        Long-term debt consists of the following:

In thousands	April 1, 2006	April 2, 2005	December 31, 2005
Holdings:
Senior discount notes, 10.25% fixed rate, net of discount of $57,762 at April 1, 2006, $75,773 at April 2, 2005 and $62,454 at December 31, 2005, with semi-annual interest accretion through December 1, 2008, thereafter semi-annual interest payments of $12.7 million, accreted principal due and payable at maturity—December 2013	$189,438	$171,427	$184,746
Senior notes, 8.75% fixed rate, with semi-annual interest payments of $15.3 million, principal due and payable at maturity—December 2013	350,000	—	—
Visant:
Borrowings under our senior secured credit facility:
Term Loan A, variable rate, 5.62% at April 2, 2005, paid in full at December 31, 2005	—	112,500	—
Term Loan C, variable rate, 7.32% at April 1, 2006, 5.37% at April 2, 2005 and 6.78% at December 31, 2005 with semi-annual principal and interest payments through October 1, 2011	816,500	843,900	816,500
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	500,000	500,000

	1,855,938	1,627,827	1,501,246
Less current portion	—	—	—

	$1,855,938	$1,627,827	$1,501,246

        In connection with the Transactions, Visant entered into senior secured credit facilities, providing for an aggregate amount of $1,270 million, including a $250 million revolving credit facility, and issued $500 million aggregate principal amount of 7 5/8% senior subordinated notes. Also in connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness having an aggregate face value of $1,392.6 million, including the redemption value of certain remaining redeemable preferred stock.

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the direct parent of Visant, and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., Visant, Visant's material current and future domestic subsidiaries and Visant's other current and future Canadian subsidiaries. Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

        Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. Visant's senior secured facilities allow us, subject to certain conditions, to incur additional term loans under the term loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the term A and C loan facilities.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant's and its subsidiaries' ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of Visant's subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

        The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant's net income and the amount of any capital contributions received by Visant after October 4, 2005 and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

        The indentures governing Visant's senior subordinated notes and Holdings' senior discount notes and senior notes also contain numerous covenants including, among other things, restrictions on the ability to: incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to its parent company; engage in transactions with affiliates; and create liens.

        The indenture governing the Visant notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant's or any restricted subsidiary's equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain conditions.

        The indentures governing the Holdings' senior discount notes and senior notes restricts Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings' or any of its restricted subsidiaries' equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings).

        Visant's senior secured credit facilities and senior subordinated notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other material debt obligations would cause a default under or acceleration of the senior secured credit facilities and the Visant senior subordinated notes.

        Any failure to comply with the covenants under the senior secured credit facilities would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder. As of April 1, 2006, after giving effect to the incurrence of the $350.0 million principal amount of 8 3/4% Senior Notes, the Company was in compliance with all covenants under its material debt obligations.

        As of April 1, 2006, there was $28.6 million outstanding in the form of short-term borrowings under the senior secured credit facilities, including $11.9 million at the Jostens' Canadian subsidiary, at a weighted average interest rate of 7.00%, and an additional $16.7 million outstanding in the form of letters of credit, leaving $221.4 million available under the $250 million revolving credit facility.

        At the end of the first quarter of 2006, Holdings privately placed, $350.0 million of 8 3/4% Senior Notes due 2013, subject to settlement on April 4, 2006. The senior unsecured notes are not guaranteed by any of the Company's subsidiaries. As a result, on April 4, 2006, the Company received proceeds net of $9.3 million of deferred financing costs. All net proceeds from the offering were used to fund a dividend to stockholders, which was paid on April 4, 2006.

9.    Derivative Financial Instruments and Hedging Activities

        The Company's involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. At April 1, 2006, there were no contracts related to these activities outstanding.

10.    Commitments and Contingencies

        The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The purchase commitment at April 1, 2006 was $2.7 million with delivery dates occurring throughout this year. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133. The fair market value of the open precious metal forward contracts at April 1, 2006 was $2.9 million, calculated by valuing each contract at quoted futures prices.

Environmental

        The Company's operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Costs incurred to comply with such laws and regulations have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, the Company may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of the Company's current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of the environmental management program, the Company is currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of April 1, 2006, Jostens had made payments totaling $7.8 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports, the Company estimates that the cost required to finish addressing environmental conditions is not material. The Company has properly accrued this amount in the consolidated balance sheet as of April 1, 2006. Additionally, Jostens has ongoing monitoring obligations following the completion of remediation. The Company does not expect the cost of such ongoing monitoring to be material.

        While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Legal Proceedings

        On February 11, 2004, plaintiff Christian Pocino filed a complaint against Jostens in the Superior Court of California for the County of Los Angeles for alleged breach of express warranty (Cal. Comm. Code Section 2313), and for alleged violation of California's false advertising and unfair competition laws (Cal. Bus. & Prof. Code Sections 17500 and 17200). Plaintiff alleged that Jostens violated these laws by purportedly violating Federal Trade Commission "guides" with regard to the marketing and sale of jewelry. Specifically, plaintiff contended that: (1) Jostens failed to comply with the FTC guide that every use of the word "stone" be immediately preceded by the word "imitation", "synthetic" or a similar term; and (2) Jostens failed to comply with a separate FTC guide relating to use of the word silver in connection with Jostens' SilverElite® with platinum alloy. Plaintiff sought equitable relief and unspecified monetary damages on behalf of himself and a purported class of similarly-situated consumers.

        Jostens brought a demurrer and motion to strike the plaintiff's complaint on June 25, 2004, challenging the legal sufficiency of plaintiff's allegations on the basis, inter alia, that the FTC guides are nonbinding and that plaintiff's allegations generally failed to state a claim on which relief could be granted. On August 13, 2004, the Superior Court sustained Jostens' demurrer with leave to amend.

        On August 25, 2004, the plaintiff filed an amended complaint which contained substantially the same allegations regarding "stones" while dropping the claims regarding SilverElite® with platinum. On September 29, 2004, Jostens filed another demurrer/motion to strike, challenging the legal sufficiency of plaintiff's amended complaint. On November 24, 2004, the Superior Court again sustained Jostens' demurrer with leave to amend. The plaintiff filed a second amended complaint dated December 16, 2004. The court dismissed the action on January 26, 2005. The plaintiff appealed the court's decision and oral arguments were heard on March 15, 2006. The Court of Appeals of the State of California affirmed the trial court's judgment in favor of Jostens in early May 2006.

        In communications with U.S. Customs and Border Protection ("Customs"), the Company learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these alleged tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on imports dating back five years. Additionally, Customs may impose interest on the loss of revenue, if any is determined. Presently, no formal notice of, or demand for, any alleged loss of revenue has been issued by Customs. A review of Jostens' import practices has revealed that during the relevant five-year period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens has addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. Jostens is in the early stages of administrative review of this matter, and it is not clear what Customs' position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for those imports made prior to 2004. Jostens intends to vigorously defend its position and has recorded no accrual for any potential liability. However, there can be no assurance that Jostens will be successful in its defense or that the disposition of this matter will not have a material effect on the business, financial condition and results of operations of the Company.

        The Company is also a party to other litigation arising in the normal course of business. The Company regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. The Company believes the effect on the business, financial condition and results of operations, if any, for the disposition of these matters will not be material, however, there can be no assurance in this regard.

11.    Income Taxes

        The Company has provided an income tax (benefit) provision based on its best estimate of the consolidated effective tax rate applicable for the entire year. The estimated consolidated effective tax rates were 41.4% and 40.0% for Holdings and Visant, respectively. During the quarter ended April 1, 2006, the Company reduced its deferred tax valuation allowance by $0.6 million because the Company estimates that a portion of the tax benefit attributable to capital loss carryforwards will be realized as a result of anticipated property dispositions during the year. The combined effect of reducing the valuation allowance by $0.6 million and applying the consolidated effective tax rates resulted in effective tax rates of 61.7% and 8.7%, respectively, for Holdings and Visant.

        For the comparable three-month period ended April 2, 2005, the effective rates of income tax benefit for Holdings and Visant were 41.4% and 40.5%, respectively.

        During April 2006, Holdings was notified by the Internal Revenue Service that the congressional Joint Committee on Taxation had approved a claim for refund by Jostens for the taxable years 2000 and 2001. The Company received a refund of Federal tax of approximately $7.6 million, including $1.2 million of interest. A substantial portion of the refund represents a reduction of goodwill, as the Company did not previously record any tax benefit since the amount of the refund, net of costs, was subject to significant uncertainty. The uncertain portion of the claim was attributable to transaction expenses incurred in connection with Jostens' merger and recapitalization transaction of May 2000. The net tax benefit had been subject to significant uncertainty at the time Jostens revalued its assets and liabilities in connection with the July 2003 merger transaction with DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds.

12.    Pension and Other Postretirement Benefit Plans

        Net periodic benefit cost for pension and other postretirement benefit plans is presented below:

	Pension benefits		Postretirement benefits
	Three months ended		Three months ended
In thousands	April 1, 2006	April 2, 2005	April 1, 2006	April 2, 2005
Service cost	$1,549	$1,825	$5	$10
Interest cost	3,747	3,711	49	78
Expected return on plan assets	(5,653)	(5,314)	—	—
Administrative expenses	102	179	—	—
Amortization of prior year costs/losses	(119)	13	(46)	—

Net periodic benefit expense	$(374)	$414	$8	$88

        As of December 31, 2005, the Company did not expect to contribute to its qualified pension plans in 2006 due to the funded status and this estimate has not changed as of April 1, 2006. For the three months ended April 1, 2006, the Company did not make any contributions to the qualified pension plan and contributed $0.6 million and $0.1 million to its nonqualified pension plans and to the postretirement welfare plans, respectively.

13.    Stock-based Compensation

        Prior to January 1, 2006, the Company applied the intrinsic method under Accounting Principles Board Opinion ("APB") 25, "Accounting for Stock Issued to Employees." Since all options previously granted were at fair value, no compensation cost was reflected in net income (loss). For the quarter ended April 2, 2005, the Company's pro forma net income (loss) incorporating the stock-based compensation expense provisions under SFAS 123 would not have been materially different than reported net income (loss).

        Effective January 1, 2006, the Company adopted SFAS 123R, which requires the recognition of compensation expense related to all equity awards based on the fair values of the awards at the grant date. The Company used the minimum value method in its SFAS 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, the Company would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption.

        The Company had granted non-employee awards to certain related parties, as disclosed in Note 15, Related-Party Transactions, prior to January 1, 2006, for which compensation expense has been recorded during the first quarter of 2006. For the quarter ended April 1, 2006, the Company recognized compensation expense related to stock options of $0.1 million which is included in selling, general and administrative expenses.

        During the first quarter of 2006, the Company did not grant, cancel or have any equity awards exercised or forfeited. As of April 1, 2006 there were approximately 388,000 stock options outstanding of which 132,000 are exercisable.

        Certain options granted prior to the adoption of SFAS 123R contain a repurchase feature whereby the company is obligated, under certain circumstances such as death and disability, to repurchase the option from the holder and settle amounts in cash. In accordance with SEC's Staff Accounting Bulletin ("SAB") No. 107, "Share-Based Payment", such equity awards are considered temporary equity and have been reclassified from additional paid-in-capital to mezzanine equity in the balance sheet as of April 1, 2006.

14.    Business Segments

        The Company operates in five reportable segments.

        Jostens Scholastic segment provides services related to the marketing, sale and production of class rings and an array of graduation products.

        Jostens Yearbook segment provides services related to the publication, marketing, sale and production of yearbooks.

        Jostens Photo segment provides photography services.

        Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative, highly personalized products primarily targeted to the direct marketing sector. The group also produces testing and supplemental materials and related components for educational publishers.

        Educational Textbook segment, which does business under the Von Hoffmann name, produces four-color case-bound educational textbooks.

        The following table presents information of Holdings by business segment:

	Three months ended
In thousands	April 1, 2006	April 2, 2005
Net sales
Jostens Scholastic	$134,383	$123,581
Jostens Yearbook	8,295	7,972
Jostens Photo	7,450	8,185
Marketing and Publishing Services	121,675	127,756
Educational Textbook	42,782	44,070
Inter-segment eliminations	(1,994)	(2,444)

	$312,591	$309,120

Operating income (loss)
Jostens Scholastic	$21,260	11,109
Jostens Yearbook	(13,962)	(16,695)
Jostens Photo	(3,790)	(4,342)
Marketing and Publishing Services	20,827	17,860
Educational Textbook	3,771	4,661

	$28,106	$12,593

Depreciation and amortization
Jostens Scholastic	$7,252	$8,582
Jostens Yearbook	8,555	9,261
Jostens Photo	636	957
Marketing and Publishing Services	5,948	6,435
Educational Textbook	2,060	1,910

	$24,451	$27,145

15.    Related Party Transactions

Management Services Agreement

        In connection with the Transactions, the Company entered into a management services agreement with the Sponsors pursuant to which the Sponsors agreed to provide certain structuring, consulting and management advisory services. Under the agreement, the Sponsors receive an annual advisory fee of $3.0 million that is payable quarterly and which increases by 3% per year. The Company paid $0.8 million associated with the advisory fees from the Sponsors for both the three month periods ended April 1, 2006 and April 2, 2005. The agreement also provides for certain indemnification by the Company from the Sponsors and their affiliates, directors, officers and representatives.

Other

        The Company retained Capstone Consulting ("Capstone") in 2004 to provide consulting services to certain segments primarily to identify and advise on potential opportunities to improve operating efficiencies. During the first quarter of 2006, Capstone did not provide consulting services to the Company. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. In March 2005, an affiliate of Capstone invested $1.3 million in the Company's Class A Common Stock and has been granted 13,527 options to purchase Class A Common Stock under the 2004 Stock Option Plan.

16.    Condensed Consolidating Guarantor Information

        As discussed in Note 8, Long-Term Debt, Visant's obligations under the senior secured credit facilities and the 7 5/8% senior subordinated notes are guaranteed by certain of its wholly-owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
Three months ended April 1, 2006

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$302,765	$13,824	$(3,998)	$312,591
Cost of products sold	(1,597)	179,075	6,807	(4,041)	180,244

Gross profit	1,597	123,690	7,017	43	132,347
Selling and administrative expenses	(458)	95,148	6,693	—	101,383
Gain on sale of assets	5	(29)	4	—	(20)
Special charges	—	2,799	—	—	2,799

Operating income	2,050	25,772	320	43	28,185
Net interest expense	24,621	27,820	282	(26,461)	26,262
Equity loss (earnings) in subsidiary, net of tax	1,189	18	—	(1,207)	—

(Loss) income before income taxes	(23,760)	(2,066)	38	27,711	1,923
Provision for (benefit from) income taxes	972	(877)	56	17	168

Net (loss) income	$(24,732)	$(1,189)	$(18)	$27,694	$1,755

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
Three months ended April 2, 2005

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$299,051	$13,871	$(3,802)	$309,120
Cost of products sold	—	186,577	6,741	(3,804)	189,514

Gross profit	—	112,474	7,130	2	119,606
Selling and administrative expenses	(452)	97,111	6,483	—	103,142
Gain on sale of assets	—	(9)	—	—	(9)
Transaction costs	99	785	—	—	884
Special charges	—	2,694	258	—	2,952

Operating income	353	11,893	389	2	12,637
Net interest expense	25,625	26,479	191	(26,062)	26,233
Equity loss (earnings) in subsidiary, net of tax	8,650	(149)	—	(8,501)	—

(Loss) income before income taxes	(33,922)	(14,437)	198	34,565	(13,596)
(Benefit from) provision for income taxes	(10,235)	(5,787)	49	10,466	(5,507)

Net (loss) income	$(23,687)	$(8,650)	$149	$24,099	$(8,089)

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
April 1, 2006

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$39,298	$822	$6,743	$—	$46,863
Accounts receivable, net	2,030	158,859	7,268	—	168,157
Inventories, net	—	163,202	4,228	(39)	167,391
Salespersons overdrafts, net	—	29,794	9,592	—	39,386
Prepaid expenses and other current assets	1,854	18,494	735	—	21,083
Deferred income taxes	(607)	13,508	75	—	12,976
Intercompany receivable (payable)	15,585	507	—	(15,917)	175

Total current assets	58,160	385,186	28,641	(15,956)	456,031
Property, plant, and equipment, net	1,327	232,195	3,427	—	236,949
Goodwill	—	1,053,996	54,405	—	1,108,401
Intangibles, net	—	562,877	—	—	562,877
Deferred financing costs, net	43,488	—	—	—	43,488
Other assets	40	13,372	45	—	13,457
Intercompany receivable (payable)	1,308,854	106,022	431	(1,415,307)	—
Investment in subsidiaries	416,309	70,077	—	(486,386)	—

Total assets	$1,828,178	$2,423,725	$86,949	$(1,917,649)	$2,421,203

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$11,868	$—	$11,868
Accounts payable	4,280	52,784	2,120	9	59,193
Accrued employee compensation	4,744	28,099	1,994	—	34,837
Commissions payable	—	26,987	2,410	—	29,397
Customer deposits	—	205,785	7,699	—	213,484
Other accrued liabilities	23,365	34,606	5,311	(18)	63,264
Intercompany payable (receivable)	—	15,136	790	(15,926)	—

Total current liabilities	32,389	363,397	32,192	(15,935)	412,043
Long-term debt, less current maturities	1,316,500	—	—	—	1,316,500
Deferred income taxes	(1,612)	222,248	6,707	—	227,343
Pension liabilities, net	(150)	24,579	—	—	24,429
Other noncurrent liabilities	300	17,600	341	—	18,241
Intercompany payable (receivable)	200,959	1,379,592	(22,368)	(1,558,183)	—

Total liabilities	1,548,386	2,007,416	16,872	(1,574,118)	1,998,556
Stockholder's equity	279,792	416,309	70,077	(343,531)	422,647

Total liabilities and stockholder's equity	$1,828,178	$2,423,725	$86,949	$(1,917,649)	$2,421,203

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
April 2, 2005

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$16,180	$(4,178)	$6,233	$—	$18,235
Accounts receivable, net	175	156,798	10,246	—	167,219
Inventories, net	—	165,186	4,703	(27)	169,862
Salespersons overdrafts, net	—	30,652	8,842	—	39,494
Prepaid expenses and other current assets	1,103	14,557	819	—	16,479
Deferred income taxes	—	60,525	75	—	60,600

Total current assets	17,458	423,540	30,918	(27)	471,889
Property, plant, and equipment, net	184	237,013	3,818	—	241,015
Goodwill	—	1,066,407	42,055	—	1,108,462
Intangibles, net	—	574,535	20,910	—	595,445
Deferred financing costs, net	54,859	—	—	—	54,859
Other assets	—	10,657	2,094	(1,712)	11,039
Intercompany (payable) receivable	(42,209)	41,674	535	—	—
Investment in subsidiaries	366,140	63,896	—	(430,036)	—

Total assets	$396,432	$2,417,722	$100,330	$(431,775)	$2,482,709

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$9,130	$—	$9,130
Accounts payable	1,080	51,186	2,135	—	54,401
Accrued employee compensation	6,357	34,539	2,459	—	43,355
Commissions payable	—	21,977	2,593	—	24,570
Customer deposits	—	205,122	8,109	—	213,231
Other accrued liabilities	5,243	30,292	2,875	(10)	38,400
Intercompany payable (receivable)	58,986	(26,907)	359	(32,438)	—

Total current liabilities	71,666	316,209	27,660	(32,448)	383,087
Long-term debt, less current maturities	1,456,400	—	—	—	1,456,400
Deferred income taxes	—	245,205	8,649	—	253,854
Pension liabilities, net	—	27,094	—	—	27,094
Other noncurrent liabilities	—	6,674	125	—	6,799
Intercompany (receivable) payable	(1,456,400)	1,456,400	—	—	—

Total liabilities	71,666	2,051,582	36,434	(32,448)	2,127,234
Stockholder's equity	324,766	366,140	63,896	(399,327)	355,475

Total liabilities and stockholder's equity	$396,432	$2,417,722	$100,330	$(431,775)	$2,482,709

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2005

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$13,029	$(1,454)	$8,299	$—	$19,874
Accounts receivable, net	2,231	151,532	10,577	—	164,340
Inventories, net	—	128,080	2,785	(83)	130,782
Salespersons overdrafts, net	—	27,957	8,706	—	36,663
Prepaid expenses and other current assets	3,361	12,876	701	—	16,938
Intercompany receivable (payable)	2,076	416	130	(2,587)	35
Deferred income taxes	(1,207)	13,508	75	—	12,376

Total current assets	19,490	332,915	31,273	(2,670)	381,008
Property, plant, and equipment, net	517	231,676	3,706	—	235,899
Goodwill	—	1,088,441	19,960	—	1,108,401
Intangibles, net	—	542,207	34,532	—	576,739
Deferred financing costs, net	45,430	—	—	—	45,430
Other assets	40	11,805	230	—	12,075
Intercompany receivable (payable)	1,357,771	38,392	—	(1,396,163)	—
Investment in subsidiaries	417,555	70,095	—	(487,650)	—

Total assets	$1,840,803	$2,315,531	$89,701	$(1,886,483)	$2,359,552

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$11,868	$—	$11,868
Accounts payable	5,098	45,589	5,923	1	56,611
Accrued employee compensation	6,226	33,393	1,975	—	41,594
Commissions payable	—	18,400	2,555	—	20,955
Customer deposits	—	160,791	5,530	—	166,321
Other accrued liabilities	11,976	29,768	7,508	(32)	49,220
Intercompany payable (receivable)	2,679	(26)	—	(2,588)	65

Total current liabilities	25,979	287,915	35,359	(2,619)	346,634
Long-term debt, less current maturities	1,316,500	—	—	—	1,316,500
Deferred income taxes	(1,612)	226,935	6,696	—	232,019
Pension liabilities, net	—	25,112	—	—	25,112
Other noncurrent liabilities	—	17,986	352	—	18,338
Intercompany payable (receivable)	195,355	1,340,028	(22,801)	(1,512,582)	—

Total liabilities	1,536,222	1,897,976	19,606	(1,515,201)	1,938,603
Stockholder's equity	304,581	417,555	70,095	(371,282)	420,949

Total liabilities and stockholder's equity	$1,840,803	$2,315,531	$89,701	$(1,886,483)	$2,359,552

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
Three months ended April 1, 2006

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(24,732)	$(1,189)	$(18)	$27,694	$1,755
Other cash provided by operating activities	21,839	52,474	(1,521)	(27,695)	45,097

Net cash (used in) provided by operating activities	(2,893)	51,285	(1,539)	(1)	46,852
Purchases of property, plant, and equipment	(843)	(19,092)	(24)	—	(19,959)
Proceeds from the sale of assets	3	88	1	92
Other investing activities, net	—	(2)	—	—	(2)

Net cash used in investing activities	(840)	(19,006)	(23)	—	(19,869)
Intercompany payable (receivable)	30,002	(30,003)	—	1	—

Net cash provided by (used in) financing activities	30,002	(30,003)	—	1	—
Effect of exchange rate changes on cash and cash equivalents	—	—	6	—	6

Increase (decrease) in cash and cash equivalents	26,269	2,276	(1,556)	—	26,989
Cash and cash equivalents, beginning of period	13,029	(1,454)	8,299	—	19,874

Cash and cash equivalents, end of period	$39,298	$822	$6,743	$—	$46,863

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
Three months ended April 2, 2005

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(23,687)	$(8,650)	$149	$24,099	$(8,089)
Other cash provided by operating activities	34,071	11,488	1,683	(24,099)	23,143

Net cash provided by operating activities	10,384	2,838	1,832	—	15,054
Purchases of property, plant, and equipment	(122)	(15,223)	—	—	(15,345)
Proceeds from the sale of assets	—	117	—	—	117
Other investing activities, net	—	(963)	(16)	—	(979)

Net cash used in investing activities	(122)	(16,069)	(16)	—	(16,207)
Net short-term borrowings	—	—	800	—	800
Principal payments on long-term debt	(63,600)	—	—	—	(63,600)
Intercompany (receivable) payable	(11,294)	11,294	—	—	—
Other financing activities, net	(121)	—	—	—	(121)

Net cash (used in) provided by financing activities	(75,015)	11,294	800	—	(62,921)
Effect of exchange rate changes on cash and cash equivalents	—	—	40	—	40

(Decrease) increase in cash and cash equivalents	(64,753)	(1,937)	2,656	—	(64,034)
Cash and cash equivalents, beginning of period	80,933	(2,241)	3,577	—	82,269

Cash and cash equivalents, end of period	$16,180	$(4,178)	$6,233	$—	$18,235

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Visant Holding Corp.

        We have audited the accompanying consolidated balance sheets of Visant Holding Corp. and subsidiaries (Visant Holding Corp.) and Visant Corporation and subsidiaries (Visant Corporation) at January 1, 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended January 1, 2005 and for the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months). The financial statements are the responsibility of Visant Holding Corp. and Visant Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Visant Holding Corp., and Visant Corporation's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Visant Holding Corp., and Visant Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Visant Holding Corp. and Visant Corporation at January 1, 2005, and the related consolidated results of operations and their cash flows for the year ended January 1, 2005 and for the period from July 30, 2003 to January 3, 2004 and the period from December 29, 2002 to July 29, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, Visant Holding Corp. and Visant Corporation adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," effective June 29, 2003 and changed their method of accounting for redeemable preferred stock.

ERNST & YOUNG LLP
/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
February 18, 2005, except for Note 18
as to which the date is March 27, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Visant Holding Corp.
Armonk, New York

        We have audited the accompanying consolidated balance sheet of Visant Holding Corp. and subsidiaries (the "Company") as of December 31, 2005 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Holding Corp. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 29, 2006

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net sales	$1,498,250	$1,462,161	$502,664	$504,058
Cost of products sold	870,357	914,964	335,826	218,594
Gross profit	627,893	547,197	166,838	285,464
Selling and administrative expenses	434,635	433,923	168,470	196,430
(Gain) loss on disposal of fixed assets	(2,763)	145	—	—
Transaction costs	1,324	15,899	226	30,960
Special charges	7,208	15,663	—	—

Operating income (loss)	187,489	81,567	(1,858)	58,074
Interest income	(1,312)	(706)	(433)	(82)
Interest expense	126,456	160,985	68,423	32,528
Loss on redemption of debt	—	75,849	503	13,878
Other income	—	(1,092)	—	—

Income (loss) before income taxes and cumulative effect of accounting change	62,345	(153,469)	(70,351)	11,750
Provision for (benefit from) income taxes	25,696	(52,771)	(19,236)	8,695

Income (loss) before cumulative effect of accounting change	36,649	(100,698)	(51,115)	3,055
Cumulative effect of accounting change	—	—	—	4,585

Net income (loss)	36,649	(100,698)	(51,115)	7,640
Dividends and accretion on redeemable preferred shaes	—	—	—	(6,525)

Net income (loss) available to common stockholders	$36,649	$(100,698)	$(51,115)	$1,115

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Successor)
	2005	2004
	(In thousands, except share amounts)
ASSETS
Cash and cash equivalents	$20,706	$84,964
Accounts receivable, net	164,340	158,243
Inventories, net	130,782	129,450
Salespersons overdrafts, net of allowance of $14,659 and $12,722, respectively	36,663	35,415
Prepaid expenses and other current assets	16,938	13,639
Deferred income taxes	12,376	58,892

Total current assets	381,805	480,603

Property, plant and equipment, net	235,899	241,123
Goodwill	1,108,401	1,108,445
Intangibles, net	576,739	606,195
Deferred financing costs	50,400	64,127
Other assets	12,075	10,904

Total assets	$2,365,319	$2,511,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$11,868	$8,300
Accounts payable	56,611	53,505
Accrued employee compensation and related taxes	41,594	46,860
Commissions payable	20,955	16,694
Customer deposits	166,321	156,511
Income taxes payable	10,328	8,291
Interest payable	9,986	9,815
Current portion of long-term debt	—	19,950
Other accrued liabilities	26,786	24,636
Current liabilities of discontinued operations	1,725	1,744

Total current liabilities	346,174	346,306

Long-term debt—less current maturities	1,501,246	1,667,231
Deferred income taxes	219,164	252,414
Pension liabilities, net	25,112	27,489
Other noncurrent liabilities	18,338	5,643

Total liabilities	2,110,034	2,299,083

Commitments and contingencies
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,973,659 shares at December 31, 2005; 5,909,844 at January 1, 2005
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at December 31, 2005 and January 1, 2005
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at December 31, 2005 and January 1, 2005	60	59
Additional paid-in-capital	525,593	518,413
Accumulated deficit	(270,968)	(307,617)
Accumulated other comprehensive income	600	1,459

Total stockholders' equity	255,285	212,314

Total liabilities and stockholders' equity	$2,365,319	$2,511,397

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net income (loss)	$36,649	$(100,698)	$(51,115)	$7,640
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	53,004	69,196	26,200	12,649
Amortization of intangible assets	51,647	94,140	21,254	616
Amortization of debt discount, premium and deferred financing costs	31,646	23,417	4,168	3,112
Other amortization	774	847	356	1,323
Accrued interest on redeemable preferred stock	—	38,816	22,480	842
Deferred income taxes	13,266	(66,042)	(21,453)	(1,500)
Loss on redemption of debt	—	75,849	503	13,878
(Gain) loss on sale of assets	(2,763)	145	—	—
Other	116	743	1,034	(1,820)
Changes in assets and liabilities:
Accounts receivable	(6,123)	(16,371)	12,019	4,576
Inventories	883	(17,186)	29,208	14,293
Prepaid expenses and other current assets	(5,253)	5,612	(5,158)	3,405
Accounts payable and accrued expenses	(3,887)	11,822	(10,407)	9,665
Customer deposits	7,646	6,352	90,845	(76,069)
Income taxes payable	2,078	9,782	(8,857)	8,288
Interest payable	170	(13,570)	5,364	(6,750)
Other	(11,384)	(8,722)	(13,399)	(941)

Net cash provided by (used in) operating activities	168,469	114,132	103,042	(6,793)

Acquisition of businesses, net of cash acquired	(22)	—	(531,752)	(5,008)
Purchases of property, plant and equipment	(49,165)	(49,274)	(20,700)	(6,129)
Proceeds from sale of property, plant and equipment	10,179	11,512	198	90
Other investing activities, net	(93)	(183)	(72)	(828)

Net cash used in investing activities	(39,101)	(37,945)	(552,326)	(11,875)

Net short-term borrowings (repayments)	3,080	(35,244)	11,658	1,500
Repurchase of common stock and warrants	—	(2,948)	—	(471,044)
Redemption of preferred stock	—	(188,849)	(102,820)	—
Principal payments on long-term debt	(203,500)	(464,955)	(25,875)	(379,270)
Redemption of senior subordinated notes	—	(336,437)	(9,325)	—
Redemption of senior notes	—	(411,436)	—	—
Redemption of PIK notes to stockholders	—	(81,037)	—	—
Redemption of subordinated exchange debentures	—	(49,001)	—	—
Proceeds from issuance of long-term debt	—	1,524,000	153,711	475,000
Proceeds from issuance of common stock	6,133	4,500	342,934	417,934
Net proceeds from issuance of common stock to KKR	—	237,468	—	—
Distribution to shareholders	—	(175,648)	(41,586)	—
Proceeds from issuance of redeemable preferred stock	—	—	100,000	—
Proceeds from issuance of senior notes	—	—	62,850
Debt financing costs	(326)	(61,430)	(9,213)	(20,212)
Merger costs	—	—	—	(12,608)
Other financing activities, net	920	566	—	1,625

Net cash (used in) provided by financing activities	(193,693)	(40,451)	482,334	12,925

Effect of exchange rate changes on cash and cash equivalents	67	116	144	236

(Decrease) increase in cash and cash equivalents	(64,258)	35,852	33,194	(5,507)
Cash and cash equivalents, beginning of period	84,964	49,112	15,918	10,938

Cash and cash equivalents, end of period	$20,706	$84,964	$49,112	$5,431

Supplemental information:
Income taxes paid, net of refunds	$9,429	$2,162	$15,039	$1,895
Interest paid	$95,092	$144,427	$40,437	$32,162

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Common shares			Additional paid-in capital warrants			Accumulated other comprehensive income (loss)
Jostens, Inc. (Predecessor)			Additional paid-in capital		Officer notes receivable	Accumulated deficit
	Number	Amount						Total
	(In thousands)
Balance—December 28, 2002	8,956	$1,003	$—	$20,964	$(1,625)	$(592,005)	$(10,817)	$(582,480)
Net income						7,640		7,640
Cumulative translation adjustment							(278)	(278)
Fair value of interest rate swap agreement, net of $846 tax							1,293	1,293

Comprehensive income								8,655
Preferred stock dividends						(6,148)		(6,148)
Preferred stock accretion						(377)		(377)
Payment on officer notes receivable					1,625			1,625
Repurchase of common stock and warrants	(8,956)	(1,003)		(20,964)		(449,077)		(471,044)
Issuance of common stock	1	—	417,934					417,934
Effect of purchase accounting						1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$417,934	$—	$—	$—	$—	$417,934

(Successor)
Visant Holding Corp.	3,229	$32	$322,902	$—	$—	$—	$—	$322,934
Von Hoffmann			78,680		(509)	(52,013)		26,158
Arcade			381			(103,791)	350	(103,060)

Balance—July 29, 2003	3,229	$32	$401,963	$—	$(509)	$(155,804)	$350	$246,032
Net loss						(51,115)		(51,115)
Cumulative translation adjustment							556	556

Comprehensive loss								(50,559)
Accrued interest on officer notes receivable					(19)			(19)
Return of capital			(41,586)					(41,586)
Contribution from shareholder			20,000					20,000

Balance—January 3, 2004	3,229	$32	$380,377	$—	$(528)	$(206,919)	$906	$173,868
Net loss						(100,698)		(100,698)
Cumulative translation adjustment							553	553

Comprehensive loss								(100,145)
Accrued interest on officer notes receivable					(38)			(38)
Payment on officer notes receivable					566			566
Issuance of common stock to KKR, net of equity raising costs of $18,587	2,664	27	237,441					237,468
Issuance of common stock	47		4,500					4,500
Repurchase of common stock	(31)	—	(2,948)					(2,948)
Return of capital			(175,648)					(175,648)
Gain on redemption of preferred stock			74,691					74,691

Balance—January 1, 2005	5,909	$59	$518,413	$—	$—	$(307,617)	$1,459	$212,314
Net income						36,649		36,649
Cumulative translation adjustment							(859)	(859)

Comprehensive income								35,790
Issuance of common stock and stock options	65	1	6,261					6,262
Tax benefit for equity raising costs			919					919

Balance—December 31, 2005	5,974	$60	$525,593	$—	$—	$(270,968)	$600	$255,285

The accompanying notes are an integral part of the consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Visant Holding Corp.
Armonk, New York

        We have audited the accompanying consolidated balance sheet of Visant Corporation and subsidiaries (the "Company") as of December 31, 2005 and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Corporation and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 29, 2006

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net sales	$1,498,250	$1,462,161	$502,664	$504,058
Cost of products sold	870,357	914,964	335,826	218,594

Gross profit	627,893	547,197	166,838	285,464
Selling and administrative expenses	434,408	434,052	168,470	196,430
(Gain) loss on disposal of fixed assets	(2,763)	145	—	—
Transaction costs	1,324	15,899	226	30,960
Special charges	7,208	15,663	—	—

Operating income (loss)	187,716	81,438	(1,858)	58,074
Interest income	(1,216)	(678)	(417)	(82)
Interest expense	108,411	144,495	67,108	32,528
Loss on redemption of debt	—	75,849	503	13,878
Other income	—	(1,092)	—	—

Income (loss) before income taxes and cumulative effect of accounting change	80,521	(137,136)	(69,052)	11,750
Provision for (benefit from) income taxes	32,421	(46,728)	(18,755)	8,695

Income (loss) before cumulative effect of accounting change	48,100	(90,408)	(50,297)	3,055
Cumulative effect of accounting change	—	—	—	4,585

Net income (loss)	48,100	(90,408)	(50,297)	7,640
Dividends and accretion on redeemable preferred shares	—	—	—	(6,525)

Net income (loss) income available to common stockholders	$48,100	$(90,408)	$(50,297)	$1,115

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Successor)
	2005	2004
	(In thousands, except share amounts)
ASSETS
Cash and cash equivalents	$19,874	$82,269
Accounts receivable, net	164,340	158,243
Inventories, net	130,782	129,450
Salespersons overdrafts, net of allowance of $14,659 and $12,722, respectively	36,663	35,415
Prepaid expenses and other current assets	16,973	13,639
Deferred income taxes	12,376	58,892

Total current assets	381,008	477,908

Property, plant and equipment, net	235,899	241,123
Goodwill	1,108,401	1,108,445
Intangibles, net	576,739	606,195
Deferred financing costs	45,430	58,679
Other assets	12,075	10,904

Total assets	$2,359,552	$2,503,254

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$11,868	$8,300
Accounts payable	56,611	53,505
Accrued employee compensation and related taxes	41,594	46,860
Commissions payable	20,955	16,694
Customer deposits	166,321	156,511
Income taxes payable	10,723	8,460
Interest payable	9,986	9,815
Current portion of long-term debt	—	19,950
Other accrued liabilities	26,851	25,688
Current liabilities of discontinued operations	1,725	1,744

Total current liabilities	346,634	347,527

Long-term debt—less current maturities	1,316,500	1,500,050
Deferred income taxes	232,019	258,769
Pension liabilities, net	25,112	27,489
Other noncurrent liabilities	18,338	5,643

Total liabilities	1,938,603	2,139,478

Commitments and contingencies
Common stock $.01 par value; authorized: 2,000,000 shares; issued and outstanding: 1,000 shares at December 31, 2005 and January 1, 2005	—	—
Additional paid-in-capital	668,758	658,826
Accumulated deficit	(248,409)	(296,509)
Accumulated other comprehensive income	600	1,459

Total stockholder's equity	420,949	363,776

Total liabilities and stockholder's equity	$2,359,552	$2,503,254

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net income (loss)	$48,100	$(90,408)	$(50,297)	$7,640
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	53,004	68,990	26,200	12,649
Amortization of intangible assets	51,647	94,140	21,254	616
Amortization of debt discount, premium and deferred financing costs	13,603	7,120	2,853	3,112
Other amortization	774	847	356	1,323
Accrued interest on redeemable preferred stock	—	38,816	22,480	842
Deferred income taxes	19,766	(60,161)	(20,979)	(1,500)
Loss on redemption of debt	—	75,849	503	13,878
(Gain) loss on sale of assets	(2,763)	145	—	—
Other	—	1,032	1,034	(1,820)
Changes in assets and liabilities:
Accounts receivable	(6,123)	(16,371)	12,019	4,576
Inventories	883	(17,186)	29,208	14,293
Prepaid expenses and other current assets	(5,253)	5,612	(5,158)	3,405
Accounts payable and accrued expenses	(3,887)	13,350	(10,881)	9,665
Customer deposits	7,646	6,352	90,845	(76,069)
Income taxes payable	2,303	9,944	(8,850)	8,288
Interest payable	170	(13,570)	5,364	(6,750)
Other	(12,405)	(8,722)	(13,399)	(941)

Net cash provided by (used in) operating activities	167,465	115,779	102,552	(6,793)

Acquisition of businesses, net of cash acquired	(22)	—	(531,752)	(5,008)
Purchases of property, plant and equipment	(49,165)	(44,358)	(20,700)	(6,129)
Proceeds from sale of property, plant and equipment	10,179	6,512	198	90
Other investing activities, net	(93)	(183)	(72)	(828)

Net cash used in investing activities	(39,101)	(38,029)	(552,326)	(11,875)

Net short-term borrowings (repayments)	3,080	(35,244)	11,658	1,500
Repurchase of common stock and warrants	—	—	—	(471,044)
Redemption of preferred stock	—	(188,849)	(102,820)	—
Principal payments on long-term debt	(203,500)	(460,955)	(25,875)	(379,270)
Redemption of senior subordinated notes	—	(336,437)	(9,325)	—
Redemption of senior notes	—	(411,436)	—	—
Redemption of PIK notes to stockholders	—	(81,037)	—	—
Redemption of subordinated exchange debentures	—	(49,001)	—	—
Proceeds from issuance of long-term debt	—	1,520,000	3,705	475,000
Proceeds from issuance of common stock	—	—	337,934	417,934
Net contribution from Visant Holding Corp.	9,000	239,968	102,820	—
Distribution to shareholders	—	(175,648)	—	—
Proceeds from issuance of redeemable preferred stock	—	—	100,000	—
Proceeds from issuance of senior notes	—	—	62,850
Debt financing costs	(326)	(61,255)	(3,504)	(20,212)
Merger costs	—	—	—	(12,608)
Other financing activities, net	920	566	—	1,625

Net cash (used in) provided by financing activities	(190,826)	(39,328)	477,443	12,925

Effect of exchange rate changes on cash and cash equivalents	67	116	144	236

(Decrease) increase in cash and cash equivalents	(62,395)	38,538	27,813	(5,507)
Cash and cash equivalents, beginning of period	82,269	43,731	15,918	10,938

Cash and cash equivalents, end of period	$19,874	$82,269	$43,731	$5,431

Supplemental information:
Income taxes paid, net of refunds	$9,429	$2,162	$15,039	$1,895
Interest paid	$95,092	$144,234	$40,437	$32,162

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Common shares			Additional paid-in capital warrants			Accumulated other comprehensive income (loss)
Jostens, Inc. (Predecessor)			Additional paid-in capital		Officer notes receivable	Accumulated deficit
	Number	Amount						Total
	(In thousands)
Balance—December 28, 2002	8,956	$1,003	$—	$20,964	$(1,625)	$(592,005)	$(10,817)	$(582,480)
Net income						7,640		7,640
Cumulative translation adjustment							(278)	(278)
Fair value of interest rate swap agreement, net of $846 tax							1,293	1,293

Comprehensive income								8,655
Preferred stock dividends						(6,148)		(6,148)
Preferred stock accretion						(377)		(377)
Payment on officer notes receivable					1,625			1,625
Repurchase of common stock and warrants	(8,956)	(1,003)		(20,964)		(449,077)		(471,044)
Issuance of common stock	1	—	417,934					417,934
Effect of purchase accounting						1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$417,934	$—	$—	$—	$—	$417,934

(Successor)
Visant Corporation	1	$—	$317,934	$—	$—	$—	$—	$317,934
Von Hoffmann			78,680		(509)	(52,013)		26,158
Arcade			381			(103,791)	350	(103,060)

Balance—July 29, 2003	1	$—	$396,995	$—	$(509)	$(155,804)	$350	$241,032
Net loss						(50,297)		(50,297)
Cumulative translation adjustment							556	556

Comprehensive loss								(49,741)
Accrued interest on officer notes receivable					(19)			(19)
Contribution from Visant Holding Corp.			102,820					102,820
Contribution from shareholder			20,000					20,000

Balance—January 3, 2004	1	$—	$519,815	$—	$(528)	$(206,101)	$906	$314,092
Net loss						(90,408)		(90,408)
Cumulative translation adjustment							553	553

Comprehensive loss								(89,855)
Accrued interest on officer notes receivable					(38)			(38)
Payment on officer notes receivable					566			566
Contribution from Visant Holding Corp., net of equity raising costs of $18,587			239,968					239,968
Distribution to shareholders			(175,648)					(175,648)
Gain on redemption of preferred stock			74,691					74,691

Balance—January 1, 2005	1	$—	$658,826	$—	$—	$(296,509)	$1,459	$363,776
Net income						48,100	—	48,100
Cumulative translation adjustment							(859)	(859)

Comprehensive income								47,241
Contribution from Visant Holding Corp.			9,013					9,013
Tax benefit for equity raising costs			919					919

Balance—December 31, 2005	1	$—	$668,758	$—	$—	$(248,409)	$600	$420,949

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Description of Business

        The Company is a marketing and publishing services enterprise servicing school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. The Company was formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade. These subsidiaries integrated into five reportable segments: Jostens Scholastic, Jostens Yearbook, Jostens Photo, Marketing and Publishing Services and Educational Textbook.

Basis of Presentation

        The consolidated financial statements included herein are:

•
Visant Holding Corp. and its wholly-owned subsidiaries (Holdings) which include Visant Corporation (Visant); and

•
Visant and its wholly-owned subsidiaries.

        All significant intercompany balances and transactions are eliminated in consolidation.

        There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than Visant Holding Corp.'s 10 1/4 senior discount notes, which had an accreted value of $184.7 million and $167.2 million as of December 31, 2005 and January 1, 2005, respectively, including interest, thereon.

        As a result of the 2003 Jostens merger as discussed in Note 3, the Company applied purchase accounting and a new basis of accounting began after July 29, 2003. Fiscal 2003 includes a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months). The consolidated financial statements for the predecessor period are those of Jostens, Inc. and its wholly owned subsidiaries and have been prepared using the historical basis of accounting for Jostens, Inc. As a result of the Transactions as discussed in Note 2, the consolidated financial statements for the successor period include the consolidation of Jostens, Inc. ("Jostens"), Von Hoffmann Holdings, Inc. ("Von Hoffmann") and AHC I Acquisition Corp. ("Arcade"), entities under common control.

Reclassifications

        Certain reclassifications of previously reported amounts have been made to conform to the current year presentation and to conform to recent accounting pronouncements and guidance. As disclosed in Note 4, during 2004, the assets and liabilities pertaining to the Lehigh Direct division of The Lehigh Press, Inc. have been reclassified within their respective individual financial statement line items rather than as an asset held for sale as previously reported. Furthermore, within the statement of operations for the successor period in 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported. These reclassifications had no impact on net earnings as previously reported.

Fiscal Year

        The Company utilizes a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31. Fiscal years 2005, 2004 and the successor period in 2003 ended on December 31, 2005, January 1, 2005, and January 3, 2004, respectively. Fiscal years 2005 and 2004 each consisted of fifty-two weeks while the combined predecessor and successor periods in 2003 consisted of fifty-three weeks. This additional week did not have a significant effect on the variances between periods discussed herein.

Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Revenue Recognition

        The SEC's SAB No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

        Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

        Selling and administrative expenses primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

        The Company expenses advertising costs as incurred. Selling and administrative expenses include advertising expense of $6.1 million for 2005, $6.3 million for 2004, $1.7 million for the successor period in 2003 and $3.5 million for the predecessor period in 2003.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

        Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany. The Company believes this supplier is also a supplier to its major class ring competitors in the United States. Arcade's products utilize specific grades of paper that are produced exclusively for Arcade by one domestic supplier or specific component materials that are sourced from one qualified supplier.

Derivative Financial Instruments

        All derivatives are accounted for in accordance with SFAS 133, Accounting for Derivatives and Hedging Activities, as amended. SFAS 133 requires that the Company recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of a derivative's change in fair value is recognized in earnings in the current period.

Stock-Based Compensation

        The Company applies the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, since all options are granted at or above fair value, no compensation cost is typically reflected in net income (loss) for these plans. The following table illustrates the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation.

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands, except per-share data)
Net income (loss) available to common stockholders
As reported	$36,649	$(100,698)	$(51,115)	$1,115
Add stock-based employee compensation expense included in reported net income (loss) available to common stockholders, net of tax effects	—	—	—	7,608
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(1,121)	(276)	—	(2,184)

Pro forma net income (loss) available to common stockholders	$35,528	$(100,974)	$(51,115)	$6,539

Cash and Cash Equivalents

        All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Allowance for Doubtful Accounts

        The Company makes estimates of potentially uncollectible customer accounts receivable and evaluates the adequacy of the allowance periodically. The evaluation includes historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer's ability to pay, and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

        The Company makes estimates of potential future product returns related to current period product revenue. The Company evaluates the adequacy of the allowance periodically. This evaluation includes historical returns experience, changes in customer demand and acceptance of the Company's products and prevailing economic conditions. The Company makes adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

        The Company makes estimates of potentially uncollectible receivables arising from sales representative draws paid in advance of earned commissions. These estimates are based on historical commissions earned and length of service. The Company evaluates the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a sales representative's ability to repay and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold, certain other precious metals, and paper, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Property, Plant and Equipment

        Property, plant and equipment are stated at historical cost except where its property, plant and equipment were adjusted to fair value in accordance with applying purchase accounting in conjunction an acquisition or merger. Maintenance and repairs are charged to operations as incurred. Major renewals and improvements are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7

Capitalization of Internal-Use Software

        Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

        Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter and there were no indications of impairment.

Impairment of Long-Lived Assets

        Long-lived assets, including intangible assets with finite lives, are evaluated in compliance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in the evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate used to evaluate potential investments. There were no indicators of impairment during 2005.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Warranty Costs

        Provisions for warranty costs related to Jostens' scholastic products, particularly class rings, are recorded based on historical information and current trends in manufacturing costs due to their lifetime warranty. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. For fiscal years 2005 and 2004 and the successor and predecessor periods of 2003, the provision for the lifetime warranty on rings was less than $1.0 million. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs included in the consolidated balance sheets were approximately $1.0 million as of December 31, 2005 and January 1, 2005.

Accounting Change

SFAS 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

        At the beginning of the third quarter in 2003, the Company adopted SFAS 150, which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified, and requires that a financial instrument that is within its scope be classified as a liability (or an asset in some circumstances). In accordance with SFAS 150, Jostens reclassified its redeemable preferred stock to the liabilities section of the balance sheet and began reporting the preferred dividend as interest expense in its results of operations rather than as a reduction to retained earnings. Jostens also recognized a $4.6 million cumulative effect of a change in accounting principle. Jostens did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization were not tax deductible. Had SFAS 150 been effective since the beginning of 2003, net income (loss) available to common shareholders for the seven month predecessor period in 2003 would have decreased $3.6 million due to the pro forma effects of eliminating the $4.6 million cumulative effect change as well as $6.5 million of dividends and accretion deducted from net earnings and including $5.5 million of additional interest expense.

        The following table represents the effects of SFAS 150:

Jostens, Inc. (Predecessor)
Seven Months 2003
(In thousands, except per share data)
Net (loss) income available to common stockholders
As reported	$1,115
Dividends and accretion on redeemable preferred shares previously reported	6,525
Reverse cumulative effect of accounting change	(4,585)
Proforma interest expense	(5,528)

Proforma net (loss) income available to common stockholders	$(2,473)

        The assessment performed by Arcade of its redeemable senior preferred stock did not result in an adjustment and the redeemable senior preferred stock was appropriately reclassified to a liability.

Recent Accounting Pronouncements

SFAS 123R—Statement of Accounting Standards No. 123 (revised 2004) Share-Based Payment

        In December 2004, the FASB issued SFAS 123 (revised 2004), Share Based Payment (SFAS 123R), which requires the recognition of compensation expense using the fair value of stock options granted to employees and non-employee directors. This statement eliminates the alternative to use the intrinsic value method of accounting originally permitted by SFAS 123. SFAS 123R requires recognition of compensation expense related to all equity awards granted including awards modified, repurchased, or cancelled based on the fair values of the awards at the grant date. The originally issued SFAS 123 set the effective date as of the first interim or annual reporting period that commences after June 15, 2005. In April 2005, the Securities and Exchange Commission amended Rule 4-01(a) of Regulation S-X which defers compliance with SFAS 123 to the first interim or annual reporting period of the first fiscal year commencing after December 15, 2005. The Company has adopted SFAS 123R on January 1, 2006 to comply with such regulation on a prospective basis. The Company has assessed the effects of adoption and determined the impact of adopting this statement will not be material.

SFAS 154—Accounting Changes and Error Corrections—a replacement of APB Opinion No.20 and FASB Statement No. 3

        In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which requires retrospective application to prior periods' financial statements of voluntary changes in accounting principle. Prior to SFAS 154, APB Opinion 20 required the cumulative effect of the voluntary changes in accounting principle from prior period to be included in net income of the current period. Under SFAS 154, the voluntary change in accounting principle is required to be applied to prior periods as if that principle had always been used in previously issued financial statements of the reporting entity. Additionally, the retrospective application is limited to the direct effects of the voluntary change as well as requires the indirect effects of depreciation, amortization or depletion from the voluntary change to be accounted for as a change in accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005. As such, the Company adopted SFAS 154 on January 1, 2006 to comply with such regulation.

FSP 109-2—Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.

        In October 2004, the American Jobs Creation Act of 2004 (the "AJC Act") was signed into law. This legislation creates, among other things, a temporary incentive for U.S. multinational companies to repatriate accumulated income earned outside the United States at a favorable rate of tax. In December 2004, the FASB issued Staff Position ("FSP") 109-2, which provides accounting and disclosure guidance for the repatriation provision.

        During December 2005, Holdings repatriated eligible earnings from foreign subsidiaries in an amount of $12.6 million. The benefit of the repatriation in relation to the tax that would otherwise have been payable was approximately $2.7 million.

2.    Transactions

        On July 21, 2004, KKR and DLJMBP III announced a series of transactions (the "Transactions") which would combine under one parent organization the assets of each of Jostens, Von Hoffmann and Arcade to create Visant. Prior to the consummation of the Transactions, affiliates of DLJMBP II controlled Von Hoffmann and Arcade, and DLJMBP III owned approximately 82.5% of Holdings' outstanding equity, with the remainder held by other co-investors and certain members of management. In connection with the Transactions, Fusion, an entity controlled by investment funds affiliated with KKR, acquired an equity interest in Holdings, bringing Holdings under the common ownership of DLJMBP III and Fusion.

        The Transactions encompassed the acquisitions of each of Von Hoffmann and Arcade, the contribution of the stock of such entities to Visant Holding and the recapitalization of each of the companies and Visant.

        To bring the three companies under the common ownership of Visant, on July 21, 2004, Visant Holding entered into a contribution agreement with Fusion providing for the contribution by Fusion of all of the stock of Von Hoffmann and Arcade acquired by Fusion to Holdings in exchange for shares of common stock of Holdings.

        Immediately prior to the consummation of the Contribution on October 4, 2004, Fusion acquired all of the stock of Von Hoffmann and Arcade through two separate mergers. A wholly-owned subsidiary of Fusion merged with and into Von Hoffmann with Von Hoffmann surviving the merger. As a result of the merger, Von Hoffmann became a wholly-owned subsidiary of Fusion. At the effective time of the Von Hoffmann merger, holders of equity interests in Von Hoffmann, including holders of outstanding stock options, exchanged their interests in Von Hoffmann for the right to receive an aggregate amount of $650 million less the aggregate amount of Von Hoffmann's net debt and certain transaction advisory fees, subject to closing adjustments (including a working capital adjustment).

        Contemporaneous with the Von Hoffmann merger, a wholly-owned subsidiary of Fusion merged with and into Arcade with Arcade surviving the merger. As a result of the merger, Arcade became a wholly-owned subsidiary of Fusion. As of the effective time of the Arcade merger, Arcade's outstanding common stock and stock options were cancelled in exchange for no consideration. Holders of the Mandatorily Redeemable Preferred Stock of Arcade received an aggregate of $250 million less the aggregate amount of Arcade's net debt and certain transaction expenses, subject to closing adjustments (including a working capital adjustment).

        After the acquisition by Fusion of the outstanding equity interests of Von Hoffmann and Arcade and the subsequent Contribution, the Company contributed the equity interests of Von Hoffmann and Arcade to Visant Secondary Holdings Corp. and then to Visant Corp., which resulted in Von Hoffmann and Arcade becoming wholly-owned subsidiaries.

        Upon consummation of the Transactions, an affiliate of KKR was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of the Company, and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of March 1, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of the voting interests of the Company, while each continued to hold approximately 44.6% of economic interests. As of March 1, 2006, other co-investors held approximately 8.4% of the voting interests and approximately 9.1% of the economic interests of the Company, while members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests.

        In connection with the Transactions, Visant entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term C Loan Facility and a $250 million revolving credit facility and issued $500 million aggregate principal amount of notes. Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining preferred stock. Each of the companies concluded tender offers for their existing notes. In connection with these tender offers, each company received the requisite consents of the holders of these notes to amend the respective indentures governing these notes to eliminate substantially all of the restrictive covenants contained in these indentures. In accordance with the contribution agreement entered into in connection with the Transactions, the Company discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other notes not tendered in connection with the tender offers.

3.    2003 Jostens Merger

        On June 17, 2003, Holdings entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity organized by Holdings for the sole purpose of effecting its acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens surviving as an indirect subsidiary of Holdings (the "2003 Jostens merger").

        Holdings was capitalized in July 2003 through the issuance of common stock to DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds (collectively, the "DLJMB Funds") and members of management, and received proceeds of $322.9 million. Holdings established a wholly-owned subsidiary, Jostens IH Corp. (subsequently renamed Visant Corporation), and capitalized it through the purchase of common stock for $317.9 million. Visant used the $317.9 million, along with

$100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens. Jostens used the proceeds from the capital contribution, along with incremental borrowings under its senior secured credit facility, to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of its common stock and warrants representing a cash payment of $48.25 per share. In addition, Jostens paid approximately $41.2 million of fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $16.0 million of expensed costs consisting primarily of investment banking, legal and accounting fees. Jostens also recognized $2.6 million of transaction costs as a result of writing off certain prepaid management fees having no future value.

        The 2003 Jostens merger was accounted for as a purchase in accordance with the provisions of SFAS 141 Business Combinations. The price paid to holders of common stock and warrants of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the merger.

        The allocation of the purchase price, excluding certain transaction costs, was as follows:

(In thousands)
Current assets	$165,280
Property, plant and equipment	101,389
Intangible assets	660,399
Goodwill	709,724
Other assets	18,622
Current liabilities	(202,635)
Long-term debt	(594,494)
Redeemable preferred stock	(106,511)
Deferred income taxes	(252,209)
Other liabilities	(28,521)

Purchase price	$471,044

4.    Acquisition of The Lehigh Press, Inc.

        On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of The Lehigh Press, Inc. ("Lehigh Press") for approximately $108.3 million (the "Lehigh Press Acquisition"). Lehigh Press is a leading provider of book covers and other components and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions. The acquisition reinforced Von Hoffmann's market position within the elementary and high school case-bound education market, as well as its strategy to increase product offerings and capabilities to its customer base. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's existing credit agreement and cash on hand.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS 141 Business Combinations. The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the acquisition.

        The allocation of the purchase price was as follows:

(In thousands)
Current assets	$18,658
Property, plant and equipment	38,437
Intangible assets	45,300
Goodwill	49,790
Current liabilities	(13,153)
Deferred income taxes	(19,960)
Deferred compensation and pension	(10,760)

Purchase price	$108,312

        In connection with the purchase accounting related to the acquisition of The Lehigh Press, Inc. in October 2003, intangible assets and goodwill totaled approximately $95.1 million, which consisted of:

(In thousands)
Customer relationships	$19,500
Trade names	9,580
Non-competition agreements	16,220
Total intangible assets	45,300
Total goodwill	49,790

Intangible assets and goodwill	$95,090

        As shown above, $19.5 million of the purchase price was allocated to customer relationships. The Company continues to maintain strong relationships with the significant customers acquired in the acquisition of The Lehigh Press, Inc. Some of the more significant relationships (with major educational book publishers) have existed for approximately 50 years.

        The trade names amounts noted above include The Lehigh Press and Lehigh Direct names.

        The amounts ascribed to the non-competition agreements relate to agreements in place as of the October 2003 acquisition date.

        The consolidated financial statements include the results of operations of Lehigh Press from October 22, 2003, the date of acquisition.

        In November 2003, Von Hoffmann's Board of Directors authorized the sale of Lehigh Direct. As a result, retroactive to the date Von Hoffmann acquired Lehigh Press, it was originally determined that the Lehigh Direct division met the criteria for classification as an asset held for sale as outlined by SFAS 144 Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, as of the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on an internal analysis of similar current transactions.

        In conjunction with the Transactions, it was determined that the Lehigh Direct division would be an operating business and as a result, it no longer met the criteria for classification as an asset held for sale under SFAS 144. Accordingly, during the third quarter of 2004, the Lehigh Direct division was valued at the lower of its carrying amount adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as an asset held and used since its acquisition date, or the fair value at the date of the subsequent decision not to sell. The change in classification resulted in its assets and liabilities being included within their respective individual financial statement line items rather than aggregated within the "asset held for sale" line item in the consolidated balance sheet as previously reported. Furthermore, within the statement of operations for the successor period in 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported.

5.    Pro Forma Financial Results

        The following unaudited pro forma information presents results of operations as if the 2003 Jostens merger and the acquisition of Lehigh Press had occurred at the beginning of 2003. The unaudited pro forma information also consolidates the operations of Von Hoffmann and Arcade of 2003.

2003
(In thousands)
Holdings:
Revenues	$1,409,543
Net loss	(47,089)
Visant:
Revenues	$1,409,543
Net loss	(46,271)

6.    Restructuring Activity and Other Special Charges

        For the year ended December 31, 2005, the Company incurred $7.2 million of special charges, including restructuring charges of $2.9 million, $1.7 million and $0.5 million related to severance and benefit costs for Jostens Scholastic, Jostens Yearbook and Jostens Photo, respectively. Headcount reductions totaled 57, 23 and 7 employees for Jostens Scholastic, Jostens Yearbook and Jostens Photo, respectively. Marketing and Publishing Services incurred $1.3 million of severance and benefit costs related to a reduction in personnel of 77 employees, as well as $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. Educational Textbooks recorded severance and benefit costs of $0.5 million related to a reduction in personnel of 21 employees. As of December 31, 2005, the Company has paid $5.7 million related to restructuring initiatives begun in 2005 ("2005 initiatives"), which have affected 185 employees.

        Restructuring accruals of $3.3 million as of December 31, 2005 and $8.1 million as of January 1, 2005 are included in other accrued liabilities in the consolidated balance sheets. The accruals as of January 1, 2005 include amounts provided for severance related to reductions in corporate and administrative employees for all reportable segments, as well as the shutdown of one of the Marketing and Publishing Services segment's facilities.

        On a cumulative basis through December 31, 2005, the Company incurred $13.4 million of employee severance costs related to initiatives begun in 2004 ("2004 initiatives"), which affected 310 employees. To date, the Company has paid $11.4 million in cash related to these initiatives.

        Changes in the restructuring accruals during fiscal 2005 were as follows:

	2005 Initiatives		2004 Initiatives		Total
	Amount	No. of employees affected	Amount	No. of employees affected	Amount	No. of employees affected
	(In thousands)
Balance at January 1, 2005	$—	—	$8,121	162	$8,121	162
Restructuring charges	6,948	185	—	—	6,948	185
Severance paid	(5,691)	(181)	(6,094)	(162)	(11,785)	(343)

Balance at December 31, 2005	$1,257	4	$2,027	—	$3,284	4

        The Company expects the majority of the remaining severance related to the 2004 and 2005 Initiatives to be paid during the first quarter of 2006.

7.    Accumulated Comprehensive Income (Loss)

        The following amounts were included in accumulated other comprehensive income (loss) as of the dates indicated:

Jostens, Inc. (Predecessor)	Foreign currency translation	Minimum pension liability	Fair value of interest rate swap agreement	Accumulated other comprehensive income (loss)
	(In thousands)
Balance at December 28, 2002	$(6,166)	$(3,329)	$(1,322)	$(10,817)
Fiscal 2003 predecessor period change	(278)	—	1,293	1,015
Effect of purchase accounting	6,444	3,329	29	9,802

Balance at July 29, 2003	$—	$—	$—	$—

(Successor)
Balance at July 29, 2003	$—	$—	$—	$—
Fiscal 2003 successor period change	906	—	—	906

Balance at January 3, 2004	906	—	—	906
Fiscal 2004 period change	553	—	—	553

Balance at January 1, 2005	1,459	—	—	1,459
Fiscal 2005 period change	(859)	—	—	(859)

Balance at December 31, 2005	$600	$—	$—	$600

8.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	(Successor)
	2005	2004
	(In thousands)
Trade receivables	$174,683	$167,663
Allowance for doubtful accounts	(4,409)	(3,621)
Allowance for sales returns	(5,934)	(5,799)

Accounts receivable, net	$164,340	$158,243

        Net inventories were comprised of the following:

	(Successor)
	2005	2004
	(In thousands)
Raw materials and supplies	$53,263	$44,989
Work-in-process	50,540	47,695
Finished goods	28,881	38,938

	132,684	131,622
LIFO reserve	(1,902)	(2,172)

Inventories, net	$130,782	$129,450

        LIFO inventories represented 31.0% and 33.0% of gross inventory as of the end of 2005 and 2004, respectively, and approximated replacement cost in both years.

Precious Metals Consignment Arrangement

        The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to $30 million in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory nor the corresponding liability in the financial statements. The value of consigned inventory at December 31, 2005 and 2004 was $26.1 million and $22.6 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.6 million for 2005, $0.5 million for 2004 and $0.2 million for the successor period in 2003 and $0.2 million for the predecessor period in 2003. The obligations under the consignment agreement are guaranteed by Visant.

        In January 2006, the Company amended the arrangement to allow for the ability to obtain up to $32.5 million in consigned inventory.

9.    Property, Plant and Equipment

        Net property, plant and equipment consisted of:

	(Successor)
	2005	2004
	(In thousands)
Land	$16,386	$18,280
Buildings	76,265	79,579
Machinery and equipment	389,818	379,880
Capitalized software	20,353	16,979
Transportation equipment	1,778	1,686
Furniture and fixtures	15,071	12,639
Construction in progress	30,838	12,241

Total property, plant and equipment	550,509	521,284
Less accumulated depreciation and amortization	314,610	280,161

Property, plant and equipment, net	$235,899	$241,123

        Property, plant and equipment are stated at historical cost except for adjustments to fair value that were made in applying purchase accounting (See Note 3, 2003 Jostens Merger). Depreciation expense was $53.0 million for 2005, $69.2 million for 2004, $26.2 million for the successor period in 2003 and $12.6 million for the predecessor period in 2003. Amortization related to capitalized software is included in depreciation expense and totaled $5.0 million for 2005, $5.7 million for 2004, $2.6 million for the successor period in 2003 and $3.8 million for the predecessor period in 2003.

10.    Goodwill and Other Intangible Assets

Goodwill

        The net carrying amount of goodwill is as follows:

	(Successor)
	2005	2004
	(In thousands)
Balance at beginning of period	$1,108,445	$1,138,664
Goodwill acquired during the period	23	32
Purchase price adjustments	(113)	(30,341)
Currency translation	46	90

Balance at end of period	$1,108,401	$1,108,445

        As of December 31, 2005, goodwill has been allocated to reporting segments as follows:

(In thousands)
Jostens Scholastic	$296,356
Jostens Yearbook	395,662
Jostens Photo	25,270
Marketing and Publishing Services	278,729
Educational Textbook	112,384

Goodwill	$1,108,401

        Goodwill is primarily attributable to the effect of purchase accounting in connection with the 2003 Jostens merger as discussed in Note 3 and the Lehigh Press Acquisition as discussed in Note 4. During fiscal 2004, purchase price adjustments primarily relate to Jostens and consist of a reduction to the fair value of Jostens' redeemable preferred stock and property, plant and equipment in the amounts of $20.0 million and $0.6 million, respectively, establishment of a $2.9 million purchase accounting liability (as well as its deferred tax impact) related to the closure of the Red Wing, Minnesota facility and a reduction of the income tax payable reserve by $11.0 million in response to a favorable Internal Revenue Service settlement of a tax issue related to prior years.

Other Intangible Assets

        Information regarding other intangible assets as of the end of 2005 and 2004 is as follows:

		(Successor)
		2005			2004
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
	(In thousands)
School relationships	10 years	$330,000	$(80,288)	$249,712	$330,000	$(47,414)	$282,586
Order backlog	1.5 years	49,394	(49,394)	—	49,394	(49,394)	—
Internally developed software	2 to 5 years	12,200	(8,055)	4,145	12,200	(4,919)	7,281
Patented/unpatented technology	3 years	19,752	(12,201)	7,551	19,659	(7,755)	11,904
Customer relationships	4 to 40 years	35,455	(10,446)	25,009	35,455	(7,836)	27,619
Other	3 to 8 years	39,717	(13,975)	25,742	17,619	(5,394)	12,225

		486,518	(174,359)	312,159	464,327	(122,712)	341,615
Trademarks	Indefinite	264,580	—	264,580	264,580	—	264,580

Intangible assets		$751,098	$(174,359)	$576,739	$728,907	$(122,712)	$606,195

        Amortization expense was $51.6 million for 2005, $94.1 million for 2004, $21.3 million for the successor period in 2003 and $0.6 million for the predecessor period in 2003. Estimated amortization expense for each of the five succeeding fiscal years based on intangible assets as of the end of 2005 is as follows:

(In thousands)
2006	$49,760
2007	44,661
2008	41,621
2009	36,784
2010	36,179
Thereafter	103,154

$312,159

        Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter and there were no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of 2005 and 2004 totaled approximately $1.4 billion for both periods.

11.    Long-term Debt

        As of the end of 2005 and 2004, long-term debt consists of the following:

	(Successor)
	2005	2004
	(In thousands)
Holdings:
Senior discount notes, 10.25 percent fixed rate, net of discount of $62,454 at December 31, 2005 and $80,019 at January 1, 2005, with semi-annual interest accretion through December 1, 2008, thereafter semi-annual interest payments of $12.7 milion, accreted principal due and payable at maturity—December 2013	$184,746	$167,181
Visant:
Borrowings under senior secured credit facility:
Term Loan A, variable rate, 4.90 percent at January 1, 2005, paid in full December 2005	—	150,000
Term Loan C, variable rate, 6.78 percent at December 31, 2005 and 4.65 percent at January 1, 2005 with semi-annual principal and interest payments through October 2011	816,500	870,000
Senior subordinated notes, 7.625 percent fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	500,000

	1,501,246	1,687,181
Less current portion	—	19,950

	$1,501,246	$1,667,231

        Maturities of long-term debt, at face value, as of the end of 2005 are as follows:

(In thousands)
Holdings:
2010 and thereafter	$247,200
Visant:
2006	—
2007	—
2008	—
2009	—
2010	8,700
Thereafter	1,307,800

$1,563,700

        During 2005, the Company voluntarily prepaid $203.5 million of its term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its term loans A and C for 2005 through mid-2010. With these pre-payments, the outstanding balance under the Term Loan A was extinguished and the balance under the Term Loan C facility was reduced to $816.5 million. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of December 31, 2005, there was $11.9 million outstanding in the form of short-term borrowings, which relates to the Company's Canadian subsidiary, at a weighted average interest rate of 6.25%, and an additional $16.7 million outstanding in the form of letters of credit, leaving $221.4 million available under the $250 million revolving credit facility.

        In conjunction with the Transactions as described in Note 2, the Company repaid the existing indebtedness of Jostens, Von Hoffmann and Arcade in full.

        The indentures governing Visant's senior subordinated notes and Holdings' senior discount notes also contain numerous covenants including, among other things, restrictions on the Company's ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to the Company; engage in transactions with affiliates; and create liens.

        Visant's senior secured credit facilities and senior subordinated notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the Visant senior subordinated notes.

        As of the end of 2005, the fair value of debt, excluding the Holdings notes and the Visant notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the Holdings notes and the Visant notes as of the end of 2005 was $187.9 million and $500.0 million, respectively, and was estimated based on quoted market prices.

        Any failure to comply with the covenants under the senior secured credit facilities would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder. As of December 31, 2005, the Company was in compliance with all covenants under its material debt obligations.

Holdings Senior Discount Notes

        On December 2, 2003, the Company issued $247.2 million in principal amount of 10 1/4% senior discount notes (the "Holdings notes") due December 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States for gross proceeds of $150.0 million. On March 8, 2004, the Company completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act.

        The Holdings notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of the Company's subsidiaries, including its senior secured credit facilities and the Visant notes, and are not guaranteed. No cash interest will accrue on the Holdings notes prior to

December 1, 2008. Thereafter, cash interest on the Holdings notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2009, at a rate of 10 1/4%. The Holdings notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The accreted value of the Holdings notes will increase from the date of issuance until December 1, 2008 at a rate of 10 1/4% per annum such that on December 1, 2008, the accreted value will equal the stated principal amount at maturity. The Holdings notes will mature on December 1, 2013. The Holdings notes may be redeemed at the option of Holdings on or after December 1, 2008 at prices ranging from 105.125% of principal to 100% in 2011 and thereafter.

        The discount accretion is being amortized to interest expense through 2008 and during 2005 and 2004, the amount of interest expense related to the discount accretion was $18.0 million and $16.3 million, respectively. In addition, transaction fees and related costs of $5.7 million associated with the Holdings notes were capitalized and are being amortized as interest expense through December 1, 2013.

        The indenture governing the Holdings notes restricts Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings' or any of its restricted subsidiaries' equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings) subject to certain exceptions.

Senior Secured Credit Facility

        On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as Guarantor, the lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million consisting of $150 million of a Term Loan A facility, an $870 million Term B loan facility and a $250 million revolving credit facility. Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

        On December 21, 2004, Visant entered into the First Amendment (the "First Amendment") to the Credit Agreement, dated as of October 4, 2004 (as amended by the First Amendment, the "Credit Agreement"). The First Amendment provided for an $870 million Term C loan facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term B loan facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term B facility with a new Term C facility and did not incur any additional borrowings under the First Amendment.

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the parent of Visant, and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary

Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries. Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant's and its subsidiaries' ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of the Company's subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

        The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant's net income and the amount of any capital contributions received by Visant after October 4, 2004 and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

        The borrowings under the Credit Agreement bear a variable interest rate based upon either the London Interbank Offered Rate ("LIBOR") or an alternative base rate ("ABR") based upon the greater of the federal funds effective rate plus 0.5%, or the prime rate, plus a fixed margin. The interest rate per year on the Term A and Term C loan facilities is ABR or LIBOR plus a basis point spread. Both are subject to a step-down determined by reference to a performance test. The Term C loan facility will amortize on a semi-annual basis commencing on July 1, 2005 and mature on October 4, 2011 with amortization prior to the maturity date to be at nominal percentages. In addition, transaction fees and related costs of $38.1 million associated with the senior secured credit facilities were capitalized and are being amortized as interest expense over the lives of the facilities.

        The interest rate per year on the revolving credit facility is LIBOR plus 2.50% or ABR plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50%). The revolving credit facility contains a sub-facility that allows the Company's Canadian subsidiary to borrow funds not to exceed $20 million of the total $250 million facility. The revolving credit facility expires on October 4, 2009. At the end of 2005, there was $11.9 million outstanding in the form of short-term borrowings at the Canadian subsidiary at a weighted average interest rate of 6.25% and an additional $16.7 million outstanding in the form of letters of credit, leaving $221.4 million available under this facility. The Company is obligated to pay commitment fees of 0.50% on the unused portion of this facility. The interest rate on the revolving credit facility and the commitment fee rate are both subject to step-downs determined by reference to a performance test.

Visant Senior Subordinated Notes

        On October 4, 2004, in connection with the Transactions, Visant issued $500 million in principal amount of 7 5/8% senior subordinated notes (the "Visant notes") due October 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. On March 30, 2005, the Company completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act.

        The Visant notes are not collateralized, are subordinate in right of payment to all existing and future senior indebtedness of Visant and its subsidiaries and are guaranteed by all restricted subsidiaries that are domestic subsidiaries and guarantee the senior secured credit facilities. Cash interest on the Visant notes will accrue and be payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7 5/8%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% in 2010 and thereafter. In addition, transaction fees and related costs of $22.8 million associated with the Visant notes were capitalized and are being amortized as interest expense through October 1, 2012.

        The indenture governing the Visant notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant's or any restricted subsidiary's equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

12.    Redeemable Preferred Stock

        In connection with the 2003 Jostens merger, Visant issued 8% senior redeemable preferred stock (the "Visant preferred stock") to the DLJMBP Funds and received proceeds of $100.0 million. A portion of the net proceeds from the Holdings notes offering was used to purchase all of the outstanding Visant preferred stock for $102.8 million, which Holdings contributed to the capital of Visant.

        In conjunction with the Transactions as described in Note 2, all outstanding shares of redeemable preferred stock of Jostens and Arcade, together with accrued dividends, were redeemed in full.

13.    Derivative Financial Instruments and Hedging Activities

        The Company's involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. There were no open forward foreign currency exchange contracts at the end of 2005 and 2004.

        During 2003, the Company used an interest rate swap agreement to modify risk from interest rate risk fluctuations associated with a specific portion of its underlying debt. The interest rate swap was designated as a cash flow hedge and was reflected at fair value in the consolidated balance sheets. Differences paid or received under the swap contract were recognized over the life of the contract as adjustments to interest expense. As the critical terms of the interest rate swap and the hedged debt matched, there was an assumption of no ineffectiveness for this hedge. The contract matured in August of 2003 and was not renewed.

14.    Commitments and Contingencies

Leases

        Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense was $9.3 million for 2005, $9.0 million for 2004, $3.0 million for the successor period in 2003 and $2.4 million for the predecessor period in 2003. Future minimum lease payments under the leases are as follows:

(In thousands)
2006	$6,205
2007	4,226
2008	3,328
2009	2,386
2010	1,065
Thereafter	950

Total lease payments	$18,160

Forward Purchase Contracts

        The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The purchasecommitment at the end of 2005 was $5.6 million with delivery dates occurring throughout 2006. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133. The fair market value of the open precious metal forward contracts at the end of 2005 was $5.8 million and was calculated by valuing each contract at quoted futures prices.

Environmental

        The Company's operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Costs incurred to comply with such laws and regulations have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, the Company may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of the Company's current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of the environmental management program, the Company is currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of December 31, 2005, Jostens had made payments totaling $7.8 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports, the Company estimates that the cost required to finish addressing environmental conditions is not material. This amount is included in the consolidated balance sheet as of December 31, 2005. Additionally, Jostens has ongoing monitoring obligations following the completion of remediation. The Company does not expect the cost of such ongoing monitoring to be material. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Legal Proceedings

        On February 11, 2004, plaintiff Christian Pocino filed a complaint against Jostens in the Superior Court of California for the County of Los Angeles for alleged breach of express warranty (Cal. Comm. Code Section 2313), and for alleged violation of California's false advertising and unfair competition laws (Cal. Bus. & Prof. Code Sections 17500 and 17200). Plaintiff alleged that Jostens violated these laws by purportedly violating Federal Trade Commission "guides" with regard to the marketing and sale of jewelry. Specifically, plaintiff contended that: (1) Jostens failed to comply with the FTC guide that every use of the word "stone" be immediately preceded by the word "imitation", "synthetic" or a similar term; and (2) Jostens failed to comply with a separate FTC guide relating to use of the word silver in connection with Jostens' SilverElite® with platinum alloy. Plaintiff sought equitable relief and unspecified monetary damages on behalf of himself and a purported class of similarly-situated consumers.

        Jostens brought a demurrer and motion to strike the plaintiff's complaint on June 25, 2004, challenging the legal sufficiency of plaintiff's allegations on the basis, inter alia, that the FTC guides are nonbinding and that plaintiff's allegations generally failed to state a claim on which relief could be granted. On August 13, 2004, the Superior Court sustained Jostens' demurrer with leave to amend.

        On August 25, 2004, the plaintiff filed an amended complaint which contained substantially the same allegations regarding "stones" while dropping the claims regarding SilverElite® with platinum. On September 29, 2004, Jostens filed another demurrer/motion to strike, challenging the legal sufficiency of plaintiff's amended complaint. On November 24, 2004, the Superior Court again sustained Jostens' demurrer with leave to amend. The plaintiff filed a second amended complaint dated December 16, 2004. The court dismissed the action on January 26, 2005. The plaintiff has appealed the court's decision. Jostens filed its appellate brief in late October 2005, and oral arguments were heard on March 15, 2006. A decision is expected before the end of June, 2006.

        In communications with U.S. Customs and Border Protection ("Customs"), the Company learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these alleged tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on imports dating back five years. Additionally, Customs may impose interest on the loss of revenue, if any is determined. Presently, no formal notice of, or demand for, any alleged loss of revenue has been issued by Customs. A review of Jostens' import practices has revealed that during the relevant five-year period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens has addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. Jostens is in the early stages of administrative review of this matter, and it is not clear what Customs' position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for those imports made prior to 2004. Jostens intends to vigorously defend its position and has recorded no accrual for any potential liability. However, there can be no assurance that Jostens will be successful in its defense or that the disposition of this matter will not have a material effect on the business, financial condition and results of operations of the Company.

        The Company is also a party to other litigation arising in the normal course of business. The Company regularly analyzes current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. The Company believes the effect on the business, financial condition and results of operations, if any, for the disposition of these matters will not be material, however, there can be no assurance in this regard.

15.    Income Taxes

        Holdings filed its first consolidated federal tax return for 2004, which included the taxable income (loss) for its acquired companies for the post Transaction three-month period ended January 1, 2005. Holdings and its subsidiaries file state tax returns on a consolidated or separate basis as required in the applicable jurisdictions.

Holdings

        The U.S. and foreign components of income (loss) from operations before income taxes and the provision for (benefit from) income taxes from operations of Holdings consists of:

	(Successor)			Jostens, ]Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Domestic	$51,999	$(160,494)	$(76,212)	$10,648
Foreign	10,346	7,025	5,861	1,102

Income (loss) before income taxes	$62,345	$(153,469)	$(70,351)	$11,750

Federal	$15,134	$9,155	$(277)	$7,977
State	5,650	1,060	(46)	1,609
Foreign	3,601	3,056	2,344	609

Total current income taxes	24,385	13,271	2,021	10,195
Deferred	1,311	(66,042)	(21,257)	(1,500)

Provision for (benefit from) income taxes	$25,696	$(52,771)	$(19,236)	$8,695

        A reconciliation between the provision for (benefit from) income taxes computed at the U.S. Federal statutory rate and income taxes from operations for financial reporting purposes is as follows:

	(Successor)						Jostens, Inc. (Predecessor)
	2005		2004		Five Months 2003		Seven Months 2003

	(In thousands)
Federal tax (benefit) at statutory rate	$21,821	35.0%	$(53,714)	35.0%	$(24,623)	35.0%	$4,113	35.0%
State tax (benefit), net of federal tax benefit	2,542	4.1%	(3,454)	2.3%	(2,495)	3.5%	873	7.4%
Foreign tax credits (generated) used, net	(1,049)	(1.7)%	(233)	0.2%	2,033	(2.9)%	—	—
Foreign earnings repatriation, net	716	1.1%	—	—	933	(1.3)%	—	—
Domestic manufacturing deduction	(378)	(0.6)%	—	—	—	—	—	—
Nondeductible interest expense	—	—	14,092	(9.2)%	5,763	(8.2)%	295	2.5%
Nondeductible transaction costs	—	—	2,316	(1.5)%	—	—	3,095	26.3%
Increase (decrease) in deferred tax valuation allowance	850	1.4%	(12,278)	8.0%	(890)	1.3%	—	—
Other differences, net	1,194	1.9%	500	(0.3)%	43	(0.1)%	319	2.7%
Provision for (benefit from) income taxes	$25,696	41.2%	$(52,771)	34.4%	$(19,236)	27.3%	$8,695	74.0%

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities are:

	(Successor)
	2005	2004
	(In thousands)
Tax depreciation in excess of book	$(23,432)	$(28,251)
Basis difference on property, plant and equipment	(9,246)	(11,720)
Capitalized software development costs	(1,894)	(1,895)
Tax on undistributed non-U.S. earnings	—	(1,060)
Pension benefits	(22,968)	(22,439)
Basis difference on intangible assets	(216,407)	(234,231)
Other	(9,856)	(5,518)

Deferred tax liabilities	(283,803)	(305,114)
Reserves for accounts receivable and salespersons overdrafts	8,318	7,511
Reserves for employee benefits	18,898	20,346
Other reserves not recognized for tax purposes	9,537	7,841
Foreign tax credit carryforwards	15,475	14,625
Capital loss carryforwards	2,228	2,228
Net operating loss carryovers	—	41,585
Basis difference on pension liabilities	21,442	20,759
Basis difference on long-term debt	—	—
Amortization of original issue discount	12,855	6,355
Other	5,965	7,195

Deferred tax assets	94,718	128,445
Valuation allowance	(17,703)	(16,853)

Deferred tax assets, net	77,015	111,592

Net deferred tax liability	$(206,788)	$(193,522)

Visant

        The U.S. and foreign components of income (loss) from operations before income taxes and the provision for (benefit from) income taxes from operations of Visant consists of:

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Domestic	$70,175	$(144,161)	$(74,913)	$10,648
Foreign	10,346	7,025	5,861	1,102

Income (loss) before income taxes	$80,521	$(137,136)	$(69,052)	$11,750

Federal	$15,341	$9,304	$(271)	$7,977
State	5,668	1,073	(45)	1,609
Foreign	3,601	3,056	2,344	609

Total current income taxes	24,610	13,433	2,028	10,195
Deferred	7,811	(60,161)	(20,783)	(1,500)

Provision for (benefit from) income taxes	$32,421	$(46,728)	$(18,755)	$8,695

        A reconciliation between the provision for (benefit from) income taxes computed at the U.S. Federal statutory rate and income taxes from operations for financial reporting purposes is as follows:

	(Successor)						Jostens, Inc. (Predecessor)
	2005		2004		Five Months 2003		Seven Months 2003

	(In thousands)
Federal tax (benefit) at statutory rate	$28,182	35.0%	$(47,997)	35.0%	$(24,168)	35.0%	$4,113	35.0%
State tax (benefit), net of federal tax benefit	2,906	3.6%	(3,128)	2.3%	(2,469)	3.6%	873	7.4%
Foreign tax credits (generated) used, net	(1,049)	(1.3)%	(233)	0.2%	2,033	(2.9)%	—	—
Foreign earnings repatriation, net	716	0.9%	—	—	933	(1.4)%	—	—
Domestic manufacturing deduction	(378)	(0.5)%	—	—	—	—	—	—
Nondeductible interest expense	—	—	14,092	(10.3)%	5,763	(8.3)%	295	2.5%
Nondeductible transaction costs	—	—	2,316	(1.7)%	—	—	3,095	26.3%
Increase (decrease) in deferred tax valuation allowance	850	1.1%	(12,278)	9.0%	(890)	1.3%	—	—
Other differences, net	1,194	1.5%	500	(0.4)%	43	(0.1)%	319	2.7%

Provision for (benefit from) income taxes	$32,421	40.3%	$(46,728)	34.1%	$(18,755)	27.2%	$8,695	74.0%

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities are:

	(Successor)
	2005	2004
	(In thousands)
Tax depreciation in excess of book	$(23,432)	$(28,251)
Basis difference on property, plant and equipment	(9,246)	(11,720)
Capitalized software development costs	(1,894)	(1,895)
Tax on undistributed non-U.S. earnings	—	(1,060)
Pension benefits	(22,968)	(22,439)
Basis difference on intangible assets	(216,407)	(234,231)
Other	(9,856)	(5,518)

Deferred tax liabilities	(283,803)	(305,114)

Reserves for accounts receivable and salespersons overdrafts	8,318	7,511
Reserves for employee benefits	18,898	20,346
Other reserves not recognized for tax purposes	9,537	7,841
Foreign tax credit carryforwards	15,475	14,625
Capital loss carryforwards	2,228	2,228
Net operating loss carryovers	—	41,585
Basis difference on pension liabilities	21,442	20,759
Other	5,965	7,195

Deferred tax assets	81,863	122,090
Valuation allowance	(17,703)	(16,853)

Deferred tax assets, net	77,015	111,592

Net deferred tax liability	$(219,634)	$(199,877)

        During 2005, the Company received refunds totaling $12.9 million in connection with net operating loss carryback claims filed for Von Hoffmann and Arcade. Also, during 2005, the Company determined the tax benefit attributable to costs charged to equity in 2004 in connection with the Transactions. A net tax benefit of $0.9 million was credited to additional paid in capital and is also included in other deferred tax assets and liabilities in connection with the Transaction. The net tax benefit includes the effect of start-up expenditures and permanent basis differences on deferred financing costs.

        During 2005, two foreign subsidiaries of Holdings repatriated a total of $12.6 million of earnings that were eligible for the favorable rate of tax provided under the American Jobs Creation Act of 2004. The benefit of the repatriation in relation to the tax that would otherwise have been payable was approximately $2.7 million. In connection with the repatriation, the Company concluded that approximately $6.0 million of undistributed foreign earnings are indefinitely invested in its foreign businesses. Consistent with the provisions of Accounting Principles Board Opinion No. 23, Accounting for Income Taxes—Special Areas, the Company has reduced income tax expense by $1.1 million to reverse deferred income taxes that had been accrued at December 2004. The overall tax effect of the repatriation in December 2005, including the effect of reducing accrued deferred income taxes, was to increase income tax expense by approximately $0.5 million. At the end of 2005, the Company has foreign tax credit carryforwards totaling $15.5 million of which approximately $13.5 million expire in 2012, $1.1 million expire in 2013 and $0.9 million expire in 2015. The Company has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized.

        During 2003, Jostens repatriated $3.0 million of earnings from its Canadian subsidiary. During 2003, the Company also reduced its deferred tax asset balance and related valuation allowance by $2.4 million to reflect foreign tax credit carryforwards as reported on the Jostens 2002 income tax return. During 2004 and 2003, the Company provided deferred income taxes of $0.2 million and $0.1 million on approximately $3.3 million and $0.5 million, respectively, of undistributed Canadian earnings that were not considered indefinitely invested at that time.

        During 2004, in connection with the Transactions, as further described in Note 2, the Company acquired the stock of Von Hoffmann and Arcade and refinanced its credit facilities. As part of the refinancing, two applicable high yield debt obligations were refinanced resulting in approximately $56.0 million of interest deductions. The effect of these deductions, along with certain other refinancing costs, contributed to a consolidated net operating loss for income tax purposes for 2004 of approximately $113.0 million for each of Holdings and Visant. For taxable periods prior to the Transaction date, Von Hoffmann and Arcade filed separate federal and state tax returns reflecting the taxable results of their consolidated separate operations. The effect of Von Hoffmann's and Arcade's taxable results of operations for periods prior to the Transaction date are included in the amounts reported above for the U.S. and foreign components of income (loss) from operations, the income tax rate reconciliation with the U.S. Federal statutory rate and the tax effect of temporary differences which give rise to deferred tax assets and liabilities.

        In connection with the repayment of one of the high yield debt obligations, the Company reduced a deferred tax asset valuation allowance by $12.5 million. Prior to the transaction, the allowance had been established because it was more likely than not that the related tax benefit would not be realized.

        During 2003, the Company recognized $258.2 million of net deferred tax liabilities in connection with the 2003 Jostens merger, as further described in Note 3. This amount represents the tax effect for temporary differences between the carrying amount of assets and liabilities resulting from the purchase price allocation and the related tax bases. During 2004, the Company recognized $1.4 million of additional deferred tax assets in connection with a purchase accounting liability related to a plant closure. At the end of 2005 and 2004, the net deferred tax liability related to temporary differences arising from the 2003 Jostens merger accounting was $193.8 million and $211.9 million, respectively.

        During 2002, the Company agreed to certain adjustments proposed by the Internal Revenue Service (IRS) in connection with its audit of the Jostens federal income tax returns filed for years 1996 through 1998. As a result of the audit, the Company agreed to pay additional federal taxes of $11.3 million. Combined with additional state taxes and interest charges, the liability related to these adjustments, which had previously been accrued, was approximately $17.0 million. During 2003, the Company filed an appeal with the IRS concerning a further proposed adjustment of approximately $8.0 million. On February 1, 2005, the IRS notified the Company that agreement had been reached wherein no further deficiency or overassessment remained for the years 1996 through 1998. Based on the IRS notification, the Company recorded an adjustment in 2004 reducing tax reserves and goodwill by $11.0 million for the tax and related interest attributable to the contested liability.

        In connection with the aforementioned audit, the IRS recharacterized as a capital loss approximately $27.0 million of notes that were written off in 1998. The notes were received in connection with the 1995 sale of a subsidiary. During 2004, the carryforward period attributable to these notes expired. At the end of 2005, the Company had capital loss carryforwards totaling $5.6 million of which $4.0 million expire in 2006 and $1.6 million expire in 2007. Since capital losses may only be used to offset future capital gains, the Company has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to capital losses may not be realized.

        As described in Note 11, during December 2003, Holdings issued $150 million of senior discount notes due 2013. The notes have significant original issue discount ("OID") and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal rate in effect for the month the notes were issued and five percentage points. As a result, Holdings will not be allowed a deduction for interest (including OID) accrued on the notes until such time as it actually pays such interest (including OID) in cash or other property. Holdings has provided deferred income taxes of approximately $12.9 million on $34.7 million of OID accrued through December 2005.

16.    Benefit Plans

Pension and Other Postretirement Benefits

  Pension and Other Postretirement Benefits

        Jostens has noncontributory defined-benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. The benefits for Jostens' qualified pension plans have been funded through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans.

        Effective January 1, 2006, the qualified pension plans were closed to newly-hired nonunion employees. Pension benefits for current salaried nonunion employees under one of the Jostens pension plans were modified to provide a percentage of career average earnings, rather than final average earnings, for service after January 1, 2006, provided that employees who were at least age 45 with 15 or more years of service, were grandfathered under the old formula.

        Jostens also provides certain medical and life insurance benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees. Effective January 1, 2006, the retiree medical plan was closed to active employees who were not yet age 50 with at least 10 years of service as of such date. Prescription drug coverage for Medicare eligible retirees was also eliminated from the program as of January 1, 2006.

        Eligible employees from The Lehigh Press, Inc. participate in a noncontributory defined benefit qualified pension plan, which was merged with a Jostens plan effective December 31, 2004. In addition, Lehigh maintains an unfunded supplemental retirement plan (SRP) for certain key executives. The SRP no longer has any active participants accruing benefits under the SRP. The plans provide benefits based on years of service and final average compensation. Certain of our operations also contribute to multi-employer pension plans covered by terms of certain collective bargaining agreements. Contribution amounts are determined by contract and therefore the Company does not administer or control the funds in any way.

        The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2005 and 2004 as well as the funded status and amounts both recognized and not recognized in the balance sheets as of December 31, 2005 and January 1, 2005, for all defined benefit plans combined. The information presented for all the plans is based on a measurement date of September 30. Furthermore, the Jostens plans represent 86% of the aggregate benefit obligation and 90% of the aggregate plan assets as of the end of 2005.

	Pension benefits		Postretirement benefits
	2005	2004	2005	2004
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of period	$255,501	$240,953	$5,556	$6,553
Service cost	8,016	7,680	40	41
Interest cost	14,901	14,218	311	348
Plan amendments	(4,110)	486	(3,420)	—
Actuarial loss (gain)	4,083	4,616	1,840	(579)
Administrative expenses	(660)	(2,311)	—	—
Special termination benefits	—	598	—	—
Benefits paid	(11,202)	(10,739)	(720)	(807)

Benefit obligation, end of period	$266,529	$255,501	$3,607	$5,556

Change in plan assets
Fair value of plan assets, beginning of period	$233,519	$214,692	$—	$—
Actual return on plan assets	30,524	27,376	—	—
Company contributions	3,711	4,501	720	807
Administrative expenses	(660)	(2,311)	—	—
Benefits paid	(11,202)	(10,739)	(720)	(807)

Fair value of plan assets, end of period	$255,892	$233,519	$—	$—

Funded status
Funded status, end of period	$15,474	$13,835	$—	$—
Unfunded status, end of period	(26,111)	(35,817)	(3,607)	(5,556)

Net unfunded status, end of period	(10,637)	(21,982)	(3,607)	(5,556)
Unrecognized cost:
Net actuarial loss	(5,296)	344	1,573	(267)
Prior service cost	(3,725)	438	(3,420)	—

Net amount recognized	$(19,658)	$(21,200)	$(5,454)	$(5,823)

Amounts recognized in the balance sheets:
Prepaid benefit cost	$6,807	$13,741	$—	$—
Accrued benefit cost	(26,465)	(34,941)	(5,454)	(5,823)

Net amount recognized	$(19,658)	$(21,200)	$(5,454)	$(5,823)

        During 2005, Jostens changed the discount rate assumption from 6.00% to 5.75% for the pension and postretirement plans which resulted in an increase in liability during 2005. This was offset by asset returns which were larger than expected and actual salary increases which were lower than expected, resulting in an actuarial gain in 2005.

        The accumulated benefit obligation (ABO) for all defined benefit pension plans was $255.1 million and $238.5 million at the end of 2005 and 2004, respectively. The ABO differs from the projected benefit obligation shown in the table in that it includes no assumption about future compensation levels.

        Non-qualified pension plans, included in the tables above, with obligations in excess of plan assets were as follows:

	(Successor)
	2005	2004
	(In thousands)
Projected benefit obligation	$26,111	$25,492
Accumulated benefit obligation	25,324	24,383
Fair value of plan assets	—	—

        All of the qualified pension plans' assets have fair market values in excess of the projected benefit obligation and accumulated benefit obligation as of December 31, 2005.

        Net periodic benefit expense (income) of the pension and other postretirement benefit plans included the following components:

	Pension benefits
	2005	2004
	(In thousands)
Service cost	$8,016	$7,680
Interest cost	14,901	14,217
Expected return on plan assets	(21,255)	(19,654)
Amortization of prior year service cost	53	48
Amortization of net actuarial loss	1	—

Net periodic benefit expense	$1,716	$2,291

	Postretirement benefits
	2005	2004
	(In thousands)
Service cost	$40	$41
Interest cost	311	348

Net periodic benefit expense	$351	$389

Assumptions

        Weighted-average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2005	2004	2005	2004
Discount rate:
Jostens	5.75%	6.00%	5.75%	6.00%
Von Hoffmann	5.75%	5.75%	N/A	N/A
Rate of compensation increase:
Jostens	6.30%	6.30%	N/A	N/A
Von Hoffmann	3.00%	3.00%	N/A	N/A

        Weighted-average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2005	2004	2005	2004
Discount rate:
Jostens	6.00%	6.00%	6.00%	6.00%
Von Hoffmann	5.75%	6.25%	N/A	N/A
Expected long-term rate of return on plan assets:
Jostens	9.50%	9.50%	N/A	N/A
Von Hoffmann	9.50%	7.50%	N/A	N/A
Rate of compensation increase:
Jostens	6.30%	6.30%	N/A	N/A
Von Hoffmann	3.00%	3.00%	N/A	N/A

        The Company employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established with a proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

        Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2005	2004
Health care cost trend rate assumed for next year	8.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2008	2007

        Assumed health care cost trend rates have some effect on the amounts reported for health care plans. For 2005, a one percentage point change in the assumed health care cost trend rates would have the following effects:

	Impact of 1% Increase	Impact of 1% Decrease
	(In thousands)
Effect on total of service and interest cost components	$19	$(17)
Effect on postretirement benefit obligation	$195	$(178)

Plan Assets

        The weighted-average asset allocations for the pension plans as of the measurement dates of 2005 and 2004, by asset category, are as follows:

Asset Category	2005	2004	Target
Equity securities	79.4%	77.1%	80.0%
Debt securities	19.8%	22.5%	20.0%
Real estate	—	—	—
Other	0.8%	0.4%	—

Total	100.0%	100.0%	100.0%

        The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner, however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

Contributions

        Due to the funded status of the qualified plan, there are no projected contributions for 2006. During 2005, the total contributions include $2.0 million to the nonqualified pension plans and $0.5 million to the postretirement benefit plans. The actual amount of contributions is dependent upon the actual return on plan assets and actual disbursements from the postretirement benefit and nonqualified pension plans.

Benefit Payments

        Estimated benefit payments under the pension and postretirement benefit plans are as follows:

	Pension benefits	Postretirement benefits
	(In thousands)
2006	$11,721	$445
2007	12,193	450
2008	12,842	448
2009	13,536	436
2010	14,365	417
2011 through 2015	86,285	1,746

Total estimated payments	$150,942	$3,942

401(k) Plans

        The Company has 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans' eligibility requirements. The Company provides a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. In some instances, the Company provides profit sharing contributions. The aggregate matching and other contributions were $9.5 million for 2005, $10.0 million for 2004, $3.7 million for the successor period in 2003 and $2.7 million for the predecessor period in 2003.

17.    Stock Plans

Stock Options

        In connection with the 2003 Jostens merger, all options to purchase Jostens common stock that were outstanding immediately prior to the merger were cancelled and extinguished. Consideration paid in respect of the Jostens options was an amount equal to the difference between the per share 2003 Jostens merger consideration and the exercise price, resulting in an aggregate payment of $12.6 million included in "transaction costs" for the predecessor period of 2003.

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares.

Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003 by and among the Company and certain holders of the capital stock of the Company.

        In connection with the Transactions, all options to purchase Von Hoffmann and Arcade common stock that were outstanding immediately prior to the Transactions were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share Transaction consideration and the exercise price, resulting in an aggregate payment of approximately $5.4 million included in "transaction costs" for 2004. No consideration was paid in respect of the Arcade options. All outstanding options to purchase Holdings common stock continued following the closing of the Transactions.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries, provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. Under his employment agreement, the Company's Chief Executive Officer received awards of stock options and restricted stock under the plan. Additional members of management are eligible to received equity-based awards. Option grants consist of "time options", which vest and become exercisable in annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and sale participation agreement.

        The weighted average fair value of Holdings options granted in 2005 and 2004 was $32.12 and $25.91 per option, respectively. We did not grant any stock options in 2003. We estimated the average fair value using the Black-Scholes option-pricing model, modified for dividends and using the following assumptions:

	2005	2004
Risk-free rate	4.1%	3.3%
Dividend yield	—	—
Volatility factor of the expected market price of Holdings common stock	1.0%	1.0%
Expected life of the award	10 years	10 years

        The following table summarizes stock option activity for Holdings:

	Shares	Weighted- average exercise price
	(Shares in thousands)
Outstanding at January 3, 2004	$—	—
Granted	379	$90.14
Cancelled	(53)	$87.12

Outstanding at January 1, 2005	326	$90.64

Granted	236	$96.10
Cancelled	(174)	$94.47

Outstanding at December 31, 2005	388	$94.81

Exercisable at December 31, 2005	132

        The weighted average remaining contractual life of outstanding options at the end of 2005 was approximately 9.1 years.

18.    Business Segments

        During the fourth quarter of 2005, the Company further disaggregated its reportable segments, to reflect better operations following the integration of the companies as a result of the Transactions and the manner in which the chief operating decision-maker regularly assesses the information for decision-making purposes. As a result, our reportable segments consist of:

  •
  Jostens Scholastic—provides services related to the marketing, sale and production of class rings and graduation products;

  •
  Jostens Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks;

  •
  Jostens Photo—provides school photography services;

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector. The group also produces testing and supplemental materials and related components for educational publishers; and

  •
  Educational Textbook—produces four-color case-bound educational textbooks.

Jostens

        Jostens provides school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in three segments: a) Jostens Scholastic, b) Jostens Yearbook and c) Jostens Photo.

        Jostens Scholastic.    Jostens provides services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. Jostens Scholastic serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling scholastic products to students and administrators through independent sales representatives. Jostens provides customer service in the marketing and sale of class rings and certain other graduation products, which often involves customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Jostens Yearbook.    Jostens provides services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

        Jostens Photo.    Through a network of sales representatives and independent dealers, Jostens Photo provides photography services for special events and class and individual school pictures of elementary, middle and high school students. Jostens Photo provides school photography in Canada and also serves in the United States elementary, middle and high school markets. Jostens Photo also provides high school senior portraits and photography for proms and other special events.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative, highly personalized products primarily targeted to the direct marketing sector. The Marketing and Publishing Services segment is also a producer of testing and supplemental materials and related components such as decorative covers for educational publishers, as well as creative and book design services. The Marketing and Publishing Services segment also offers a portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. The specialization of in-line finished products can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. The personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Educational Textbook

        The Educational Textbook segment, which does business under the Von Hoffmann name, is a producer of four-color case-bound educational textbooks. Von Hoffmann's Jefferson City, Missouri facility focuses primarily on the manufacture of four-color case-bound products including textbooks for the elementary through high school ("ELHI") and college markets, employing a range of versioning and binding styles and capabilities to meet the demanding service, quality and delivery requirements of these markets.

        The following table presents information of Holdings by business segment:

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
		(In thousands)
Net sales
Jostens Scholastic	$424,984	$406,081	$145,791	$255,071
Jostens Yearbook	348,512	333,623	93,051	228,447
Jostens Photo	66,893	67,535	45,329	20,540
Marketing and Publishing Services	479,269	466,975	155,481	—
Educational Textbook	186,968	194,722	65,490	—
Inter-segment eliminations	(8,376)	(6,775)	(2,478)	—

	$1,498,250	$1,462,161	$502,664	$504,058

Operating income (loss)
Jostens Scholastic	$33,064	$32,301	$(6,485)	$18,757
Jostens Yearbook	67,682	3,910	(22,127)	47,250
Jostens Photo	3,006	496	6,056	(7,933)
Marketing and Publishing Services	65,032	20,815	13,708	—
Educational Textbook	18,705	24,045	6,990	—

	$187,489	$81,567	$(1,858)	$58,074

Interest, net
Jostens Scholastic	$33,740	$35,816	$15,136	$16,419
Jostens Yearbook	27,657	29,219	10,383	14,705
Jostens Photo	5,630	6,535	5,086	1,322
Marketing and Publishing Services	43,237	69,203	29,963	—
Educational Textbook	14,880	19,506	7,422	—

	$125,144	$160,279	$67,990	$32,446

Depreciation and amortization
Jostens Scholastic	$30,856	$30,257	$13,682	$6,536
Jostens Yearbook	38,548	85,213	18,991	6,747
Jostens Photo	3,308	3,734	1,848	1,305
Marketing and Publishing Services	25,239	37,291	9,935	—
Educational Textbook	7,474	7,688	3,354	—

	$105,425	$164,183	$47,810	$14,588

Capital expenditures
Jostens Scholastic	$3,966	$9,122	$3,513	$3,134
Jostens Yearbook	15,449	12,670	12,277	2,240
Jostens Photo	887	2,390	1,251	755
Marketing and Publishing Services	14,876	17,505	2,810	—
Educational Textbook	13,987	7,587	849	—

	$49,165	$49,274	$20,700	$6,129

	2005	2004
	(In thousands)
Goodwill
Jostens Scholastic	$296,356	$296,356
Jostens Yearbook	395,662	395,662
Jostens Photo	25,270	25,201
Marketing and Publishing Services	278,729	278,842
Educational Textbook	112,384	112,384

	$1,108,401	$1,108,445

Intangible assets
Jostens Scholastic	$249,017	$257,876
Jostens Yearbook	261,874	276,306
Jostens Photo	21,828	22,571
Marketing and Publishing Services	44,020	49,442
Educational Textbook	—	—

	$576,739	$606,195

Assets
Jostens Scholastic	$712,507	$751,885
Jostens Yearbook	803,308	847,629
Jostens Photo	81,088	89,486
Marketing and Publishing Services	639,192	697,961
Educational Textbook	129,224	124,436

	$2,365,319	$2,511,397

        Net sales are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in 2005, 2004 and the successor and predecessor periods in 2003.

        The following table presents net sales by class of similar products and certain geographic information:

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net sales by classes of similar products
Jostens Scholastic	$424,984	$406,081	$145,791	$255,071
Jostens Yearbook	348,512	333,623	93,051	228,447
Jostens Photo	66,893	67,535	45,329	20,540
Marketing and Publishing Services	479,269	466,975	155,481	—
Educational Textbook	186,968	194,722	65,490	—
Inter-segment eliminations	(8,376)	(6,775)	(2,478)	—

	$1,498,250	$1,462,161	$502,664	$504,058

Net sales by geographic area
United States	$1,401,632	$1,357,175	$465,433	$484,460
France	7,270	19,177	9,818	—
Other, primarily Canada	89,348	85,809	27,413	19,598

	$1,498,250	$1,462,161	$502,664	$504,058

Net property, plant and equipment and intangible assets by geographic area
United States	$1,854,579	$1,889,714	$2,044,768
Other, primarily Canada	66,460	66,049	66,141

	$1,921,039	$1,955,763	$2,110,909

19.    Discontinued Operations

        In December 2001, the Board of Directors of Jostens approved a plan to exit its former Recognition business in order to focus its resources on its core school-related affinity products business. During 2002, Jostens reversed $2.3 million of the original $16.3 million of charges based on revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying the anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs and lower receivable write-offs than originally anticipated. In addition, Jostens reversed $0.4 million in other liabilities for a total pre-tax gain on discontinued operations of $2.7 million ($1.6 million net of tax).

        As of the end of 2005, accrued disposal costs, consisting of $1.7 million of transition benefits, are included in "current liabilities of discontinued operations" in the consolidated balance sheet. Transition benefits will continue to be paid through the period of the statutory obligations.

20.    Common Stock

        Holdings' common stock, $0.01 par value per share, consists of Class A and Class C common stock. Holdings' charter also authorizes the issuance of non-voting Class B common stock, but currently no such shares are outstanding. Holders of Class A common stock are entitled to one vote for each share held for any matter coming before the stockholders of Holdings. The holder of the share of Class C common stock is entitled to a number of votes for any matter coming before the stockholders of Holdings equal to:

  (i)
  initially, the excess of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings, over (y) the percentage ofall votes entitled to be cast by the initial holder of the share of Class C common stock together with any permitted transferees of the initial holder, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock acquired by the initial holder pursuant to the Contribution Agreement, dated July 21, 2004, between Holdings and the initial holder, such excess determined based on the shares of common stock issued and outstanding immediately prior to October 4, 2004, giving effect to any shares of common stock acquired by the initial holder pursuant to the Contribution Agreement at the closing thereunder; and

  (ii)
  thereafter, the number of votes will be permanently reduced to an amount equal to the excess, if any, of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings (as reduced by any shares of Class A common stock of Holdings issued on the date of the closing under the Contribution Agreement or thereafter to any person other than the initial holder), over (y) the percentage of all votes entitled to be cast by the initial holder, together with its transferees, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock then held by the initial holder, together with its transferees, not to exceed the percentage voting interest attributed to such share pursuant to clause (i) above; and

  (iii)
  if the share of Class C common stock is transferred by the initial holder (or its permitted transferee) to any person other than a permitted transferee of the initial holder, the share of Class C Common Stock will entitle the holder to the same voting rights as the share of Class C common stock entitled the holder immediately prior to the transfer.

        The share of Class C common stock will at all times entitle the holder to at least one vote on any matter coming before the stockholders of Holdings. In addition, the share of Class C common stock will automatically convert into one fully-paid and non-assessable share of Class A common stock (1) upon the consummation of an initial public offering or (2) upon the first occurrence that the share of Class C common stock is entitled to only one vote for any matter coming before the stockholders of Holdings, as more fully provided by the certificate of incorporation.

21.    Related Party Transactions

Transactions with Sponsors

Stockholders Agreement

        In connection with the Transactions, the Company entered into a stockholders agreement with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to the Company's board of directors for so long as they hold a certain amount of common stock. Of the eight members of the Company's board of directors, KKR and DLJMBP III each has the right to designate four directors (and each initially designated three directors) with the Company's Chief Executive Officer and President, Marc Reisch, as chairman;

  •
  certain limitations on transfer of common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if the Company has not completed an initial public offering, any Investor Entity wishing to sell any common stock held by it must first offer to sell such stock to the Company and the other Investor Entities, provided that, if an initial public offering is completed during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by the Company; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with the Company, subject to certain exceptions.

        Pursuant to the Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, the Company entered into a management services agreement with the Sponsors pursuant to which the Sponsors will provide certain structuring, consulting and management advisory services. The Sponsors will receive an annual advisory fee of $3.0 million that is payable quarterly and which increases by 3% per year. The Company will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, the Company entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of common stock held by them.

Other

        The Company retained Capstone Consulting in 2004 to provide consulting services to certain segments primarily to identify and advise on potential opportunities to improve operating efficiencies. Capstone Consulting received $2.1 million during 2005 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in the Company's Class A Common Stock and has been granted 13,527 options to purchase Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) Class A Voting Common Stock, (2) Class B Non-Voting Common Stock (which have since been converted into shares of Class A Voting Common Stock) and (3) Visant's 8% Senior Redeemable Preferred Stock, which has since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and currently provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their grant of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefore. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries, provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. Under his employment agreement, as described below, our Chief Executive Officer received awards of stock options and restricted stock under the plan. Additional members of management are eligible to receive equity-based awards. Option grants consist of "time options", which vest and become exercisable in annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon theachievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. The option exercise period is determined at the time of grant but may not extend beyond the end of the calendar year that is ten years after the date of the option is granted.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and a sale participation agreement, which together generally provide for the following:

  •
  transfer restrictions until the fifth anniversary of the closing of the Transactions, subject to certain exceptions;

  •
  a right of first refusal of Jostens at any time after the fifth anniversary of purchase but prior to a registered public offering of Jostens stock meeting certain specified criteria;

  •
  in the event of an employee shareholder's termination, call rights held by Jostens and put rights, held by the employee shareholder, with respect to Holdings stock and outstanding and exercisable options;

  •
  "piggyback" registration rights held by the employee shareholder;

  •
  "tag-along" rights held by the employee shareholder in connection with transfers of Holdings' stock by Fusion on behalf of the employee shareholders and "drag-along" rights held by Fusion and DLJMBP III with respect to Holdings' stock owned by employee shareholders; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following any termination of employment.

22.    Condensed Consolidating Guarantor Information

        As discussed in Note 11, Visant's obligations under the senior secured credit facilities and the 7 5/8% senior subordinated notes are guaranteed by certain of its wholly-owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,436,313	$88,845	$(26,908)	$1,498,250
Cost of products sold	(18,359)	874,359	41,211	(26,854)	870,357

Gross profit	18,359	561,954	47,634	(54)	627,893
Selling and administrative expenses	17,154	380,819	36,435	—	434,408
Gain on sale of assets	—	(2,753)	(10)	—	(2,763)
Transaction costs	539	785	—	—	1,324
Special charges	—	6,973	235	—	7,208

Operating (loss) income	666	176,130	10,974	(54)	187,716
Net interest expense	94,420	113,237	828	(101,290)	107,195
Equity (earnings) loss in subsidiary, net of tax	(43,399)	(6,348)	—	49,747	—

Income (loss) before income taxes	(50,355)	69,241	10,146	51,489	80,521
Provision for (benefit from) income taxes	2,802	25,842	3,798	(21)	32,421

Net (loss) income	$(53,157)	$43,399	$6,348	$51,510	$48,100

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2004

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,399,083	$75,110	$(12,032)	$1,462,161
Cost of products sold	—	895,822	31,164	(12,022)	914,964

Gross profit	—	503,261	43,946	(10)	547,197
Selling and administrative expenses	(299)	398,998	35,498	—	434,197
Transaction costs	678	15,221	—	—	15,899
Special charges	—	15,663	—	—	15,663

Operating (loss) income	(379)	73,379	8,448	(10)	81,438
Loss on redemption of debt	—	75,040	809	—	75,849
Other income	—	(1,092)	—	—	(1,092)
Net interest expense	24,587	143,065	1,099	(24,934)	143,817
Equity loss (earnings) in subsidiary, net of tax	93,435	(3,965)	—	(89,470)	—

(Loss) income before income taxes	(118,401)	(139,669)	6,540	114,394	(137,136)
(Benefit from) provision for income taxes	(8,506)	(46,234)	2,575	5,437	(46,728)

Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Five Months 2003

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$469,337	$45,858	$(12,531)	$502,664
Cost of products sold	—	326,756	21,709	(12,639)	335,826

Gross profit	—	142,581	24,149	108	166,838
Selling and administrative expenses	—	150,514	17,956	—	168,470
Transaction costs	—	226	—	—	226

Operating (loss) income	—	(8,159)	6,193	108	(1,858)
Loss on redemption of debt	—	503	—	—	503
Net interest expense	2,820	63,385	486	—	66,691
Equity loss (earnings) in subsidiary, net of tax	51,087	(3,047)	—	(48,040)	—

(Loss) income before income taxes	(53,907)	(69,000)	5,707	48,148	(69,052)
(Benefit from) provision for income taxes	(766)	(17,913)	2,660	(2,736)	(18,755)

Net (loss) income	$(53,141)	$(51,087)	$3,047	$50,884	$(50,297)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Seven Months 2003

	Visant	Non- Guarantors	Eliminations	Total
Net sales	$485,482	$24,205	$(5,629)	$504,058
Cost of products sold	213,742	10,481	(5,629)	218,594

Gross profit	271,740	13,724	—	285,464
Selling and administrative expenses	184,283	12,147	—	196,430
Transaction costs	30,960	—	—	30,960

Operating income	56,497	1,577	—	58,074
Loss on redemption of debt	13,878	—	—	13,878
Net interest expense	31,977	469	—	32,446
Equity earnings in subsidiary, net of tax	913	—	(913)	—

Income from continuing operations before income taxes	11,555	1,108	(913)	11,750
Provision for income taxes	8,500	195	—	8,695

Income from continuing operations	3,055	913	(913)	3,055
Cumulative effect of accounting change	4,585	—	—	4,585

Net income	$7,640	$913	$(913)	$7,640

CONDENSED CONSOLIDATING BALANCE SHEET
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$13,029	$(1,454)	$8,299	$—	$19,874
Accounts receivable, net	2,231	151,532	10,577	—	164,340
Inventories, net	—	128,080	2,785	(83)	130,782
Salespersons overdrafts, net	—	27,957	8,706	—	36,663
Prepaid expenses and other current assets	3,361	12,876	701	—	16,938
Intercompany (payable) receivable	2,076	416	130	(2,587)	35
Deferred income taxes	(1,207)	13,508	75	—	12,376

Total current assets	19,490	332,915	31,273	(2,670)	381,008
Property, plant, and equipment, net	517	231,676	3,706	—	235,899
Goodwill	—	1,088,441	19,960	—	1,108,401
Intangibles, net	—	542,207	34,532	—	576,739
Deferred financing costs, net	45,430	—	—	—	45,430
Intercompany (payable) receivable	1,357,771	38,392	—	(1,396,163)	—
Other assets	40	11,805	230	—	12,075
Investment in subsidiaries	417,555	70,095	—	(487,650)	—

Total assets	$1,840,803	$2,315,531	$89,701	$(1,886,483)	$2,359,552

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$11,868	$—	$11,868
Accounts payable	5,098	45,589	5,923	1	56,611
Accrued employee compensation	6,226	33,393	1,975	—	41,594
Commissions payable	—	18,400	2,555	—	20,955
Customer deposits	—	160,791	5,530	—	166,321
Income taxes payable	2,186	3,957	4,612	(32)	10,723
Interest payable	9,790	196	—	—	9,986
Current portion of long-term debt	—	—	—	—	—
Intercompany (receivable) payable	2,679	(26)	—	(2,588)	65
Other accrued liabilities	—	23,890	2,896	—	26,786
Current liabilities of discontinued operations	—	1,725	—	—	1,725

Total current liabilities	25,979	287,915	35,359	(2,619)	346,634
Long-term debt, less current maturities	1,316,500	—	—	—	1,316,500
Intercompany (receivable) payable	195,355	1,340,028	(22,801)	(1,512,582)	—
Deferred income taxes	(1,612)	226,935	6,696	—	232,019
Pension liabilities, net	—	25,112	—	—	25,112
Other noncurrent liabilities	—	17,986	352	—	18,338

Total liabilities	1,536,222	1,897,976	19,606	(1,515,201)	1,938,603
Stockholder's equity	304,581	417,555	70,095	(371,282)	420,949

Total liabilities and stockholder's equity	$1,840,803	$2,315,531	$89,701	$(1,886,483)	$2,359,552

CONDENSED CONSOLIDATING BALANCE SHEET
2004

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$80,933	$(2,241)	$3,577	$—	$82,269
Accounts receivable, net	—	147,262	10,981	—	158,243
Inventories, net	—	127,036	2,443	(29)	129,450
Salespersons overdrafts, net	—	27,541	7,874	—	35,415
Prepaid expenses and other current assets	530	12,648	461	—	13,639
Intercompany (payable) receivable	(85,221)	85,221	—	—	—
Deferred income taxes	—	58,817	75	—	58,892

Total current assets	(3,758)	456,284	25,411	(29)	477,908
Property, plant, and equipment, net	62	236,714	4,347	—	241,123
Goodwill	—	1,066,320	42,125	—	1,108,445
Intangibles, net	—	585,285	20,910	—	606,195
Deferred financing costs, net	58,679	—	—	—	58,679
Intercompany (payable) receivable	(58,679)	58,114	565	—	—
Other assets	—	10,425	2,191	(1,712)	10,904
Investment in subsidiaries	375,015	63,747	—	(438,762)	—

Total assets	$371,319	$2,476,889	$95,549	$(440,503)	$2,503,254

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$8,300	$—	$8,300
Accounts payable	2,508	49,278	1,719	—	53,505
Accrued employee compensation	308	44,487	2,065	—	46,860
Commissions payable	—	14,173	2,521	—	16,694
Customer deposits	151,103	5,408	—	156,511
Income taxes payable	(11)	7,558	924	(11)	8,460
Interest payable	9,606	209	—	—	9,815
Current portion of long-term debt	19,950	—	—	—	19,950
Intercompany (receivable) payable	(9,707)	26,073	475	(16,841)	—
Other accrued liabilities	—	24,001	1,687	—	25,688
Current liabilities of discontinued operations	—	1,744	—	—	1,744

Total current liabilities	22,654	318,626	23,099	(16,852)	347,527
Long-term debt, less current maturities	1,500,050	—	—	—	1,500,050
Intercompany (receivable) payable	(1,500,050)	1,500,050	—	—	—
Deferred income taxes	—	250,066	8,703	—	258,769
Pension liabilities, net	—	27,489	—	—	27,489
Other noncurrent liabilities	—	5,643	—	—	5,643

Total liabilities	22,654	2,101,874	31,802	(16,852)	2,139,478
Stockholder's equity	348,665	375,015	63,747	(423,651)	363,776

Total liabilities and stockholder's equity	$371,319	$2,476,889	$95,549	$(440,503)	$2,503,254

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income (loss)	$4,734	$37,051	$6,348	$(33)	$48,100
Other cash provided by operating activities	29,812	78,372	11,149	32	119,365

Net cash provided by (used in) operating activities	34,546	115,423	17,497	(1)	167,465
Purchases of property, plant, and equipment	(502)	(47,872)	(791)	—	(49,165)
Proceeds from sale of property and equipment	—	10,169	10		10,179
Other investing activities, net	—	(93)	(22)	—	(115)

Net cash used in investing activities	(502)	(37,796)	(803)	—	(39,101)
Net short-term borrowings	—	—	3,080	—	3,080
Principal payments on long-term debt	(203,500)	—	—	—	(203,500)
Intercompany payable (receivable)	91,619	(91,620)	—	1	—
Net contribution from Visant Holding Corp	9,000	—	—	—	9,000
Other financing activities, net	933	14,780	(15,119)	—	594

Net cash (used in) provided by financing activities	(101,948)	(76,840)	(12,039)	1	(190,826)
Effect of exchange rate changes on cash and cash equivalents	—	—	67	—	67

(Decrease) increase in cash and cash equivalents	(67,904)	787	4,722	—	(62,395)
Cash and cash equivalents, beginning of period	80,933	(2,241)	3,577	—	82,269

Cash and cash equivalents, end of period	$13,029	$(1,454)	$8,299	$—	$19,874

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2004

	Visant	Non- Guarantors	Guarantors	Eliminations	Total
Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)
Other cash provided by operating activities	97,975	216,505	664	(108,957)	206,187

Net cash (used in) provided by operating activities	(11,920)	123,070	4,629	—	115,779
Purchases of property, plant, and equipment	(62)	(43,129)	(1,167)	—	(44,358)
Proceeds from sale of property and equipment	—	6,512	—		6,512
Other investing activities, net		(152)	(31)	—	(183)

Net cash used in investing activities	(62)	(36,769)	(1,198)	—	(38,029)
Net short-term (repayments) borrowings	—	(29,238)	(6,006)	—	(35,244)
Redemption of preferred stock	—	(188,849)	—	—	(188,849)
Principal payments on long-term debt	—	(460,955)	—	—	(460,955)
Redemption of senior subordinated notes	—	(336,437)	—	—	(336,437)
Redemption of senior notes	—	(411,436)	—	—	(411,436)
Redemption of PIK notes to stockholders	—	(81,037)	—	—	(81,037)
Redemption of subordinated exchange debentures	—	(49,001)	—	—	(49,001)
Proceeds from issuance of long-term debt	1,520,000	—	—	—	1,520,000
Net contribution from parent	239,968	256,055	—	(256,055)	239,968
Distribution to shareholders	(175,648)	(175,648)	—	175,648	(175,648)
Debt financing costs	(61,255)	—	—	—	(61,255)
Intercompany (receivable) payable	(1,430,150)	1,350,338	(595)	80,407	—
Other financing activities, net	—	566	—	—	566

Net cash provided by (used in) financing activities	92,915	(125,642)	(6,601)	—	(39,328)
Effect of exchange rate changes on cash and cash equivalents	—	—	116	—	116

Increase (decrease) in cash and cash equivalents	80,933	(39,341)	(3,054)	—	38,538
Cash and cash equivalents, beginning of period	—	37,100	6,631	—	43,731

Cash and cash equivalents, end of period	$80,933	$(2,241)	$3,577	$—	$82,269

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Five Months 2003

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(53,141)	$(51,087)	$3,047	$50,884	$(50,297)
Other cash provided by (used in) operating activities	53,141	144,595	5,997	(50,884)	152,849

Net cash provided by operating activities	—	93,508	9,044	—	102,552
Acquisition of businesses, net of cash acquired	(412,503)	(116,840)	(2,409)	—	(531,752)
Purchases of property, plant, and equipment	—	(19,922)	(778)	—	(20,700)
Other investing activities, net	—	146	(20)	—	126

Net cash used in investing activities	(412,503)	(136,616)	(3,207)	—	(552,326)
Net short-term borrowings	—	11,038	620	—	11,658
Redemption of preferred stock	(102,820)	—	—	—	(102,820)
Principal payments on long-term debt	—	(25,875)	—	—	(25,875)
Redemption of senior subordinated notes	—	(9,325)	—	—	(9,325)
Proceeds from issuance of long-term debt	—	3,705	—	—	3,705
Proceeds from issuance of senior notes	—	62,850	—	—	62,850
Proceeds from issuance of common stock	317,934	20,000	—	—	337,934
Proceeds from issuance of preferred stock	100,000	—	—	—	100,000
Contribution from parent	102,820	—	—	—	102,820
Intercompany (receivable) payable	(5,431)	5,431	—	—	—
Debt financing costs	—	(3,504)	—	—	(3,504)
Other financing activities, net	—	3,096	(3,096)	—	—

Net cash provided by (used in) financing activities	412,503	67,416	(2,476)	—	477,443
Effect of exchange rate changes on cash and cash equivalents	—	—	144	—	144

Increase in cash and cash equivalents	—	24,308	3,505	—	27,813
Cash and cash equivalents, beginning of period	—	12,792	3,126	—	15,918

Cash and cash equivalents, end of period	$—	$37,100	$6,631	$—	$43,731

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Seven Months 2003

	Visant	Non- Guarantors	Eliminations	Total
Net income	$7,640	$913	$(913)	$7,640
Other cash used in operating activities	(12,461)	(2,885)	913	(14,433)

Net cash used in operating activities	(4,821)	(1,972)	—	(6,793)
Acquisition of businesses, net of cash acquired	(4,942)	(66)	—	(5,008)
Purchases of property, plant, and equipment	(5,721)	(408)	—	(6,129)
Other investing activities, net	(738)	—	—	(738)

Net cash used in investing activities	(11,401)	(474)	—	(11,875)
Net short-term borrowings	—	1,500	—	1,500
Repurchase of common stock and warrants	(471,044)	—	—	(471,044)
Principal payments on long-term debt	(379,270)	—	—	(379,270)
Proceeds from issuance of long-term debt	475,000	—	—	475,000
Proceeds from issuance of common stock	417,934	—	—	417,934
Debt financing costs	(20,212)	—	—	(20,212)
Merger costs	(12,608)	—	—	(12,608)
Other financing activities, net	1,909	(284)	—	1,625

Net cash provided by financing activities	11,709	1,216	—	12,925
Effect of exchange rate changes on cash and cash equivalents	—	236	—	236

Decrease in cash and cash equivalents	(4,513)	(994)	—	(5,507)
Cash and cash equivalents, beginning of period	7,552	3,386	—	10,938

Cash and cash equivalents, end of period	$3,039	$2,392	$—	$5,431

23.   Subsequent Events

        Holdings intends to offer commencing March 30, 2006, subject to market and other conditions, up to $350 million aggregate principal amount of senior notes in a private offering. Holdings intends to use the net proceeds from this offering to fund a dividend to its stockholders in an amount to be determined by its Board of Directors, and to pay fees and expenses, and the remaining net proceeds, if any, will be used for general corporate purposes.

VISANT HOLDING CORP.

Offer to Exchange
$350,000,000 principal amount of its 8 3/4%
Senior Notes due 2013, which have been
registered under the Securities Act,
for any and all outstanding 8 3/4%
Senior Notes due 2013

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrant's directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by Visant Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Visant Holding Corp. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

        The amended and restated certificate of incorporation of Visant Holding Corp. provides that indemnification may be provided to any person who was or is a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Visant Holding Corp. shall indemnify its directors for all liabilities arising from a breach of fiduciary duty except (i) for any breach of the director's duty of loyalty to Visant Holding Corp. or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

Item 21. Exhibits

(a)
Exhibits

        A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21(a) by reference.

(b)
Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries

	Allowance for uncollectible accounts(2)	Allowance for sales returns(3)	Salesperson overdraft reserve(2)
	(In thousands)
Jostens, Inc. (Predecessor)
Balance, December 29, 2002	$2,557	$5,597	$8,034
Charged to expense	491	13,276	1,285
Net cash outflows	479	9,288	690

Balance, July 29, 2003	2,569	9,585	8,629
(Successor)
Charged to expense	14	7,950	2,204
Net cash outflows	399	11,744	(120)
Additions(1)	1,354	—	—

Balance, January 3, 2004	3,538	5,791	10,953
Charged to expense	973	21,165	4,250
Net cash outflows	890	21,157	2,481

Balance, January 1, 2005	3,621	5,799	12,722
Charged to expense	2,581	22,247	5,175
Net cash outflows	1,793	22,112	3,238

Balance, December 31, 2005	$4,409	$5,934	$14,659

(1)
As a result of the consolidation of entities under common control

(2)
Uncollectible accounts written off, net of recoveries

(3)
Returns processed against reserve

Item 22. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (A)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (B)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (C)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (5)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (6)   That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

        (7)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (8)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (a)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (d)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Visant Holding Corp. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 23rd day of June, 2006.

VISANT HOLDING CORP.
By:	/s/ MARC L. REISCH Marc L. Reisch Chairman, President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

        Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or either of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 23rd day of June, 2006.

SIGNATURE	CAPACITY	DATE

/s/ MARC L. REISCH Marc L. Reisch	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 23, 2006
/s/ PAUL B. CAROUSSO Paul B. Carousso	Vice President—Finance (Principal Financial and Accounting Officer)	June 23, 2006
/s/ DAVID F. BURGSTAHLER David F. Burgstahler	Director	June 23, 2006
Thompson Dean	Director

/s/ GEORGE M.C. FISHER George M.C. Fisher	Director	June 23, 2006
/s/ ALEXANDER NAVAB Alexander Navab	Director	June 23, 2006
/s/ TAGAR C. OLSON Tagar C. Olson	Director	June 23, 2006
/s/ CHARLES P. PIEPER Charles P. Pieper	Director	June 23, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1
Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc. Incorporated by reference to Exhibit 10.21 contained in Von Hoffmann Holdings Inc.'s Form 10-Q/A, filed on August 12, 2004.
2.2
Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp. Incorporated by reference to Exhibit 2.1 contained in AKI, Inc.'s Form 10-K, filed on September 1, 2004.
2.3
Contribution Agreement, dated as of July 21, 2004, between Visant Holding Corp. and Fusion Acquisition LLC. Incorporated by reference to Exhibit 2.1 contained in Visant Holding Corp.'s Form 10-Q, filed on August 17, 2004.
2.4
Amendment No. 1 to Contribution Agreement, dated as of September 30, 2004, between Visant Holding Corp. and Fusion Acquisition LLC. Incorporated by reference to Exhibit 2.4 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
3.1
Second Amended and Restated Certificate of Incorporation of Visant Holding Corp. Incorporated by reference to Exhibit 3.1 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
3.2
Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Visant Holding Corp. Incorporated by reference to Exhibit 3.2 contained in Visant Holding Corp. and Visant Corporation's Form 10-K, filed on April 1, 2005.
3.3	By-Laws of Visant Holding Corp. Incorporated by reference to Exhibit 3.2 contained in Visant Holding Corp.'s Form S-4/A (333-112055), filed on February 2, 2004.
4.1
Indenture, dated December 2, 2003, between Visant Holding Corp. and BNY Midwest Trust Company, as trustee. Incorporated by reference to Exhibit 4.1 contained in Visant Holding Corp.'s Form S-4 (file no. 333-112055), filed on January 21, 2004.
4.2
Registration Rights Agreement, dated November 25, 2003, among Visant Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. Incorporated by reference to Exhibit 4.2 contained in Visant Holding Corp.'s Form S-4 (file no. 333-112055), filed on January 21, 2004.
4.3
Indenture, dated October 4, 2004 among Visant Corporation, the guarantors parties thereto and The Bank of New York, as trustee. Incorporated by reference to Exhibit 4.1 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
4.4
Exchange and Registration Rights Agreement, dated October 4, 2004, among Visant Corporation, the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. Incorporated by reference to Exhibit 4.2 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
4.5
Registration Rights Agreement, dated as of October 4, 2004, between Visant Holding Corp. and the stockholders named therein. Incorporated by reference to Exhibit 4.5 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
4.6
Registration Rights Agreement, dated April 4, 2006, among Visant Holding Corp., Lehman Brothers Inc. and Banc of America Securities LLC. Incorporated by reference to Exhibit 99.2 contained in Visant Holding Corp.'s Form 8-K (file no. 333-112055), filed on April 6, 2006.

4.7
Indenture, dated as of April 4, 2006, between Visant Holding Corp. and U.S. Bank National Association, as trustee. Incorporated by reference to Exhibit 99.3 contained in Visant Holding Corp.'s Form 8-K (file no. 333-112055), filed on April 6, 2006.
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities offered hereby.*
10.1
Credit Agreement, dated as of October 4, 2004, among Visant Corporation, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto. Incorporated by reference to Exhibit 10.1 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.2
U.S. Guarantee, dated as of October 4, 2004, among Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation, listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.2 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.3
Canadian Guarantee, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.3 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.4
Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, each of the subsidiaries of Visant Corporation listed on Annex A thereto, and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.4 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.5
Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.5 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.6
Pledge Agreement, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.6 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.7
Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.7 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.

10.8
Trademark Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.8 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.9
Patent Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.9 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.10
Copyright Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.10 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.11
Stockholders' Agreement, dated as of July 29, 2003, among Visant Holding Corp. and the stockholders party thereto. Incorporated by reference to Exhibit 10.2 contained in Jostens, Inc.'s Form 10-Q, filed on November 12, 2003.
10.12
Stock Purchase and Stockholders' Agreement, dated as of September 3, 2003, among Visant Holding Corp., Visant Corporation and the stockholders party thereto. Incorporated by reference to Exhibit 10.3 contained in Visant Holding Corp.'s Report on Form 10-K, filed on April 28, 2004.
10.13
Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003. Incorporated by reference to Exhibit 2.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
10.14	Jostens, Inc. Executive Severance Pay Plan—2003 Revision, effective February 26, 2003. Incorporated by reference to Exhibit 10.9 contained in Jostens' Form 10-K filed on April 1, 2004.
10.15	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000. Incorporated by reference to Exhibit 10.24 contained in Jostens, Inc.'s Form S-4, filed September 1, 2000.
10.16	Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Jostens, Inc.'s Form 8, dated May 2, 1991.
10.17
Employment Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.17 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.18
Management Stockholder's Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.19 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.19
Restricted Stock Award Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.20 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.20
Sale Participation Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.21 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.21
Stock Option Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.22 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.22
Employment Agreement, dated as of January 31, 2002, between Von Hoffmann Corporation and Robert Mathews. Incorporated by reference to Exhibit 10.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), dated June 21, 2002.
10.23
Separation Agreement, dated as of July 14, 2004, among Visant Holding Corp., Jostens, Inc. and Robert C. Buhrmaster. Incorporated by reference to Exhibit 10.1 contained in Visant Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.24
Separation Agreement, dated as of September 17, 2004, among Visant Holding Corp., Jostens, Inc. and Steven A. Tighe. Incorporated by reference to Exhibit 10.2 contained in Visant Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.25
Separation Agreement, dated September 30, 2004, among AHC I Acquisition Corp., AKI Holding Corp., AKI, Inc. and William J. Fox. Incorporated by reference to Exhibit 10.25 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.26
Amendment No. 1 and Agreement, dated as of December 21, 2004, to the Credit Agreement dated as of October 4, 2004, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp, the lending institutions from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent. Incorporated by reference to Exhibit 10.26 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.27
Stockholders Agreement, dated as of October 4, 2004, among Visant Holding Corp. and the stockholders named therein. Incorporated by reference to Exhibit 10.25 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on February 14, 2005.
10.28
Amendment No. 1 to Executive Employment Agreement, dated as of December 30, 2004, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert S. Mathews. Incorporated by reference to Exhibit 10.28 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.29
Transaction and Monitoring Agreement, dated as of October 4, 2004, between Visant Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc. Incorporated by reference to Exhibit 10.24 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.30
Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of March 14, 2005. Incorporated by reference to Exhibit 10.30 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.31	Form of Management Stockholders Agreement. Incorporated by reference to Exhibit 10.31 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.32	Form of Sale Participation Agreement. Incorporated by reference to Exhibit 10.32 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.

10.33	Form of Jostens, Inc. Stock Option Agreement. Incorporated by reference to Exhibit 10.34 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.34
Form of Von Hoffmann Holdings, Inc. Stock Option Agreement. Incorporated by reference to Exhibit 10.35 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.35
Employment Agreement dated as of September 5, 2003, between Von Hoffmann Corporation and John R. DePaul. Incorporated by reference to Von Hoffmann Holdings, Inc.'s Form 10-Q, filed on November 10, 2003.
10.36
Amendment No. 1 to Executive Employment Agreement, dated as of April 1, 2005, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and John R. DePaul. Incorporated by reference to Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on March 30, 2006.
10.37
Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries dated March 22, 2006. Incorporated by reference to Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on March 30, 2006.
10.38
Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on March 30, 2006.
10.39	Jostens Holding Corp. 2003 Stock Incentive Plan, effective October 30, 2003. Incorporated by reference to Jostens, Inc.'s Form 10-K, filed on April 1, 2004.
12.1	Computation of Ratio of Earnings to Fixed Charges.*
21.1	Subsidiaries of Visant Holding Corp.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto).*
24.1	Powers of Attorney (included in signature page of this Registration Statement).
25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.3	Form of Letter to Clients.*
99.4	Form of Notice of Guaranteed Delivery.*

*
Filed herewith

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Our Company
The Transactions
Ownership and Corporate Structure
Recent Developments
Ratings
Summary of the Terms of the Exchange Offer
Summary of Terms of the Registered Notes
Risk Factors
Information About Us
Summary Historical and As Adjusted Consolidated Financial Data
RISK FACTORS
Risks Relating to the Exchange Offer
Risks Relating to Our Indebtedness and the Registered Notes
Risks Relating to Our Business
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
VISANT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
VISANT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
VISANT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
VISANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED) Three months ended April 1, 2006
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED) Three months ended April 2, 2005
CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED) April 1, 2006
CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED) April 2, 2005
CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED) Three months ended April 1, 2006
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED) Three months ended April 2, 2005
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
Report of Independent Registered Public Accounting Firm
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
VISANT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2005
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2004
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Five Months 2003
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Seven Months 2003
CONDENSED CONSOLIDATING BALANCE SHEET 2005
CONDENSED CONSOLIDATING BALANCE SHEET 2004
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2004
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Five Months 2003
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Seven Months 2003
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES AND POWERS OF ATTORNEY
EXHIBIT INDEX